UNITED STATES
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International Paper

Building on Our Vision

Notice of 2023 Annual Meeting & Proxy Statement

internationalpaper.com

March 28, 2023

Dear Shareowner:

* Adjusted EBITDA and return on invested capital are non-GAAP financial measures. For a definition of these non-GAAP financial measures and reconciliation to the most directly comparable GAAP measures, see Appendix A included in this Proxy Statement.

We invite you to join us for our 2023 Annual Meeting of Shareowners on May 8, 2023, which we plan to hold in person in Memphis, Tennessee. Whether or not you plan to attend, please review the enclosed materials and vote your shares. This Proxy Statement includes a summary that highlights policy updates and provides an overview of key performance metrics.

Also enclosed is a copy of the International Paper 2022 Annual Report, which highlights our key accomplishments.

Last year, International Paper achieved significant year-over-year improvement in sales revenue, adjusted EBITDA and return on invested capital.* These achievements were generated despite a difficult economic backdrop, including $1 billion in inflationary costs, labor challenges, ongoing supply chain disruptions and softening demand in the fourth quarter. I’m exceptionally proud of our IP team who rallied to use the full scale and breadth of our manufacturing and converting system and our supply chain to take care of customers and optimize processes and spending.

Building on our advantaged position in sustainable packaging and renewable fiber to drive profitable growth is the cornerstone of our strategy. In 2022, we substantially improved our Global Cellulose Fibers business, including the achievement of cost-of-capital returns, and we generated $250 million of earnings improvement through our Building a Better IP initiatives. We also invested in capacity and capabilities throughout our packaging business to support the evolving needs of our customers. These are strong indications of the commercial, operational and financial improvements underway throughout the company.

Our strong balance sheet continues to ensure financial sustainability and optionality for investing in our businesses and returning cash to our shareowners. In 2022, we returned $1.9 billion to our shareowners through dividends and opportunistic share repurchases, bringing our five-year total to $7.1 billion and reinforcing our commitment to a competitive and sustainable dividend.

Throughout the past 125 years, IP has demonstrated resiliency and strength evolving to leverage opportunities and meet new challenges. Anticipating and acting on what’s next for all our stakeholders will continue to drive our strategy and results.

I’m incredibly proud of our IP team and of our company’s essential role in the circular economy. Our focused, renewable fiber-based portfolio and financial strength will further enable us to drive sustainable, profitable growth and accelerate value creation in the short-, mid- and long-term.

On behalf of International Paper’s board of directors and our more than 39,000 employees, thank you for your continued support and ownership.

Sincerely,

Mark S. Sutton

Chairman of the Board and Chief Executive Officer

“Throughout the past 125 years, IP has demonstrated resiliency and strength evolving to leverage opportunities and meet new challenges. Anticipating and acting on what’s next for all our stakeholders will continue to drive our strategy and results.”

Notice of Annual

Meeting of Shareowners

To the Owners of Common Stock of International Paper Company:

Date and Time Monday, May 8, 2023, at 11:00 a.m. CDT Place International Paper Company Headquarters Tower IV 1740 International Drive Memphis, Tennessee 38197

Your vote is important

Vote on the Internet

To vote via the Internet, follow the instructions for accessing the website on the Notice of Internet Availability or proxy card provided to you. You will need the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by telephone

To vote by telephone, you may do so toll-free by following the instructions on the Notice of Internet Availability or proxy card provided to you. You will need the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by mail

To vote by mail, simply mark, sign and date your proxy card and return it in the postage- paid envelope that was included with the proxy card.

Items of Business	Board Recommendation

ITEM 1	Election of 11 Directors	FOR

ITEM 2	Ratify Deloitte & Touche LLP as our independent auditor for 2023	FOR

ITEM 3	Non-binding resolution to approve the compensation of our named executive officers	FOR

ITEM 4	Non-binding vote on the frequency with which shareowners will vote to approve the compensation of our named executive officers	ANNUAL

ITEM 5	Shareowner proposal concerning an independent Board chair, if properly presented at the meeting	AGAINST

ITEM 6	Shareowner proposal concerning a report on operations in China, if properly presented at the meeting	AGAINST

Consider any other business properly brought before the meeting

Record Date

March 9, 2023. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date, are entitled to vote at the meeting.

By order of the Board of Directors,

Joseph R. Saab

Senior Vice President, General Counsel and Corporate Secretary

March 28, 2023

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 8, 2023:

The following materials are available for viewing and printing at materials.proxyvote.com/460146:

•	The Notice of Annual Meeting of Shareowners to be held on May 8, 2023;

•	International Paper’s 2023 Proxy Statement; and

•	International Paper’s 2022 Annual Report.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are first being sent to shareowners on or about March 28, 2023.

2 \	International Paper 2023 Proxy Statement

Forward-Looking Statements. Certain statements in this proxy statement that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Moreover, any targets or goals with respect to climate change or other ESG matters discussed herein or in our sustainability reports as noted below are forward-looking statements and may be aspirational. These targets or goals are not guarantees of future results, and involve assumptions and known and unknown risks and uncertainties, some of which are beyond our control. Such risks and other factors that may impact forward-looking statements are discussed in our filings with the SEC, including in Item 1A under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2022, filed on February 17, 2023, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time. The information contained herein speaks as of the date hereof, and we do not have or undertake any obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

No Incorporation by Reference. Information that is in our 2021 Sustainability Report, any information that will be in our 2022 Sustainability Report to be published later in 2023, and any other information on our website that we may refer to in this proxy statement is not incorporated by reference into, and does not form any part of, this proxy statement.

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This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting.

Meeting Agenda and Voting Recommendations

Items	Board Recommendation

ITEM 1 Election of 11 Directors	FOR
See pages 12–21

ITEM 2 Ratify Deloitte & Touche LLP as the Company’s Independent Auditor for 2023	FOR
See pages 40–43

ITEM 3 Non-Binding Resolution to Approve the Compensation of Our Named Executive Officers	FOR
See page 44

ITEM 4 Non-binding Vote on the Frequency with which Shareowners will Vote to Approve the Compensation of Our Named Executive Officers	ANNUAL
See page 93

ITEM 5 Shareowner Proposal Concerning an Independent Board Chair	AGAINST
See pages 98–103

ITEM 6 Shareowner Proposal Concerning a Report on Operations in China	AGAINST
See pages 104–106

Consider any other business properly brought before the meeting.

4 \	International Paper 2023 Proxy Statement

Proxy Summary / 2022 Financial Performance Highlights

2022 Financial Performance Highlights

Strong Cash Generation Generated $2.2 billion of net cash provided by operations (GAAP) and $1.2 billion of free cash flow [1]

Returned $1.93 Billion of Cash to Shareowners Maintained our dividend and returned over $1.26 billion through share repurchases

Solid Earnings 32% adjusted operating earnings per share[1] growth over 2021

Strong Balance Sheet Maintained a strong balance sheet with limited medium-term debt maturities

1.

We grew revenue and earnings driven by solid commercial and operational execution in the face of significant inflation and lower demand.

2.

We delivered $250 million of earnings benefits from our Build a Better IP initiatives.

3.

We invested $931 million in our businesses including cost reduction projects and strategic projects to build capabilities and capacity in our box system.

1.

Free cash flow and adjusted operating earnings per share are non-GAAP financial measures. See Appendix A for information regarding how free cash flow and adjusted operating earnings per share are calculated and a reconciliation of free cash flow and adjusted operating earnings per share are to the most directly comparable GAAP measure, as well as for information regarding why we believe that free cash flow and adjusted operating earnings per share are presents useful information to investors.

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Proxy Summary / Our Commitment to Environmental, Social and Governance Matters (ESG)

Our Commitment to Environmental, Social and Governance Matters (ESG)

At International Paper, our goal is to build a better future for people, the planet and our Company. Our strategic framework, The IP Way Forward, ensures that our business strategy is aligned with sustainable outcomes for all our stakeholders—employees, customers, suppliers, communities, governmental and non-governmental organizations and shareowners—for generations to come.

Our approach to sustainability considers our entire value chain, from sourcing raw materials responsibly and working safely, to making renewable, recyclable products and providing a market for recovered products. To help focus our sustainability strategy and determine what areas to prioritize, we developed Vision 2030, a set of four enterprise-wide goals designed to ensure we remain the supplier of choice for customers, the company of choice for employees and the investment of choice for shareholders.

In 2022, we continued our focus on our Vision 2030 goals:

•	Healthy and abundant forests

•	Thriving people and communities

•	Sustainable operations

•	Renewable solutions

Vision 2030 will accelerate our progress toward achieving our vision of being among the most successful, sustainable and responsible companies in the world.

We believe we can achieve these goals by doing things through The IP Way – by doing the right things, in the right ways for the right reasons. We are proud to have been included in FORTUNE Magazine’s World’s Most Admired Companies for 20 years and Ethisphere Institute’s World’s Most Ethical Companies for 17 consecutive years.

Our Approach to Climate

The Company recognizes the impacts of climate change on people and our planet. To manage climate-related risks and opportunities, we are taking actions throughout our value chain to help advance a low-carbon circular economy.

We transform renewable resources into recyclable products that people depend on every day. This cycle begins with sourcing renewable fiber from responsibly managed forests. At the end of use, our low-carbon products are recycled into new products at a higher rate than any other base material.

We also use carbon-neutral biomass and manufacturing residuals (rather than fossil fuels) to generate most of the manufacturing energy at our mills. We believe our efforts to advance sustainable forest management and restore forest landscapes are an important lever for mitigating climate change through carbon storage in forests. Through improvements in operations, equipment, energy efficiency and fuel diversity, we have achieved significant company-wide reductions in Scope 1 and Scope 2 emissions. For example, we reduced our greenhouse gas (GHG) emissions by approximately 20% from 2010 to 2022. Our Vision 2030 goals include a target to reduce in our Scope 1, 2, and 3 GHG emissions by 35% in comparison to 2019 levels. The Science Based Targets initiative (SBTi) approved this target as consistent with levels required to meet the goals of the Paris Agreement. We will continue to evaluate our progress and implement improvements as we pursue our Vision 2030 GHG goal.

One way we are demonstrating our commitment to ESG is by increased transparency. In 2022, we reported in accordance with the standards of the Global Reporting Initiative (GRI) and the Sustainability Accounting Standards Board (SASB). In addition, in the 2022 reporting cycle, we aligned our annual sustainability reporting with the Task Force on

6 \	International Paper 2023 Proxy Statement

Proxy Summary / Our Commitment to Environmental, Social and Governance Matters (ESG)

Climate-Related Financial Disclosures (TCFD). We recognize the importance of understanding and communicating our climate risks to our stakeholders.

Additional information regarding climate change and our Company is available in our 2021 Sustainability Report and will be available in our upcoming 2022 Sustainability Report which we intend to publish later in 2023, both of which are, or will be, available on our corporate website at www.internationalpaper.com/sustainability.

Thriving People and Communities

Safety

Our top priority is the safety of our employees. Our stated Vision 2030 Goal is to achieve zero serious injuries for employees and contractors. In 2022, 93% of our sites operated without a serious injury, which we define as a life-altering specific injury, to our employees.

Diversity and Inclusion

We believe in an inclusive workforce where diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. To foster a more diverse and inclusive workplace, we are focused on promoting a culture of diversity and inclusion that leverages the talents of all employees, and implementing practices that attract, recruit and retain diverse top talent. Our Vision 2030 goal is to achieve 30% overall representation of women and 50% women in salaried positions and to implement regional diversity plans by 2030, including 30% racial and ethnic minority representation in U.S. salaried positions.

Citizenship

We encourage our employees to support the communities in which they live and in which the Company operates. Our citizenship efforts extend across the globe and support social and educational needs. To that end, in 2022 we invested more than $19 million to address critical needs in our local communities. Our Vision 2030 goal is to strengthen the resilience of our communities and improve the lives of 100 million people, including through supporting education, reducing hunger, promoting health and wellness and supporting disaster relief.

ESG Oversight

We believe being a good global citizen is a key element of our corporate governance, promoted by our Board of Directors, CEO and Senior Leadership Team.

To reach our Vision 2030 goals, we have implemented a top-down approach, with a governance structure that integrates ESG considerations into the business.

The Company has an integrated Board and executive-level governance structure to oversee climate-related and other ESG initiatives. The Public Policy and Environment Committee of our Board of Directors has overall responsibility for overseeing and assessing environmental and sustainability (including climate change), public policy, legal, and health and safety issues and risks that could affect the Company. Our Board’s Governance Committee also has oversight responsibility for certain public policy and sustainability matters, including oversight on our progress towards our Vision 2030 goals.

At the operational level, our Stewardship Council—a cross-functional leadership team with representatives from businesses and functional teams—guides and supports our ESG strategy and tactics. Within this framework, our Vice President and Chief Sustainability Officer leads our ESG strategy and initiatives day-to-day (including with respect to climate change and community engagement), while our Senior Vice President, Human Resources and Corporate Affairs leads our efforts with respect to human capital strategies and programs. Finally, our Board receives regular updates regarding ESG issues and risks, including updates regarding our ESG strategies and programs, from relevant Board committees, our Chief Sustainability Officer and members of management.

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Proxy Summary / Board Nominees

Board Nominees

All nominees are currently directors of International Paper. The following table lists the names, primary occupations, and ages of the nominees as of the date of the Annual Meeting, the year each first became a director of International Paper, and the Board committees on which they serve.

All Directors are independent except Mark S. Sutton.

				Board Committees

Name	Primary Occupation	Age	Director Since	A&F	GOV	MDCC	PP&E
Christopher M. Connor Lead Director	Retired Chairman and Chief Executive Officer, The Sherwin-Williams Company	67	2017
Ahmet C. Dorduncu	Retired Chief Executive Officer, Akkök Group	69	2011
Ilene S. Gordon	Retired Chairman, President and Chief Executive Officer, Ingredion Incorporated	69	2012
Anders Gustafsson	Executive Chairman, Zebra Technologies Corporation	62	2019
Jacqueline C. Hinman	Retired Chairman, President and Chief Executive Officer, CH2M HILL Companies, Ltd.	61	2017
Clinton A. Lewis, Jr.	Chief Executive Officer, AgroFresh Solutions, Inc.	56	2017
DG Macpherson	Chairman of the Board and Chief Executive Officer, W.W. Grainger, Inc.	55	2021
Kathryn D. Sullivan	Senior Fellow Potomac Institute for Policy Studies; Ambassador-at- Large, Smithsonian National Air & Space Museum	71	2017
Mark S. Sutton	Chairman and Chief Executive Officer, International Paper Company	61	2014
Anton V. Vincent	President, Mars Wrigley North America	58	2021
Ray G. Young	Retired Vice Chairman and Chief Financial Officer, Archer-Daniels-Midland Company	61	2014

A&F: Audit and Finance GOV: Governance	MDCC: Management Development and Compensation PP&E: Public Policy and Environment	Member	Committee Chair

8 \	International Paper 2023 Proxy Statement

Proxy Summary / Board Nominees

Board Snapshot

Tenure

Background

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Proxy Summary / Governance Highlights

Governance Highlights

We believe sound corporate governance is critical to achieving business success and serves the best interests of our shareowners. Highlights of our commitment to sound governance practices include:

Shareholder Rights

  Annual elections and majority voting for directors, with a director resignation policy

  Shareholder right to call special meetings

  Shareholder right to act by written consent

  Shareholder right to proxy access

Board Independence

  10 of 11 director nominees are independent

  Robust independent Lead Director role

  Executive sessions without management present at every Board meeting

  Focus on board composition and refreshment, with mandatory retirement policy

Other Governance Practices

  Robust engagement with our shareowners

  Strong anti-hedging and anti-pledging stock trading provisions

  Annual board, committee and individual director self-evaluations

  Strong stock ownership and retention requirements

  Gender and ethnically diverse Board

  Robust oversight of environmental, social and governance (ESG) considerations

2022 Executive Compensation Overview

Our executive compensation program is designed around two guiding principles:

1. Pay for Performance

We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.

2022 Outcomes

Payouts under our Long-Term Incentive (“LTI”) plan based solely on three-year Company Performance—no individual performance modifier is applied.

CEO’s performance achievement in Short-Term Incentive (“STI”) plan based solely on Company performance.

Performance against our STI plan metrics resulted in awards of 31.7% of target.

2020-2022 awards under LTI plan vested at 69.75% of target.

Our 2022 CEO to Median Employee Pay Ratio was 161:1.

10 \	International Paper 2023 Proxy Statement

Proxy Summary / Governance Highlights

2. Pay at Risk

We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance. For 2022, 90% of our CEO’s target compensation and, on average, 79% of our other Named Executive Officers’ (NEOs’) target compensation, were based on performance and were therefore at risk, as shown below.

Key Highlights for 2022

We are committed to being a leader in environmental, social and governance (ESG) performance. Our ESG performance impacts our executive compensation as:

  A factor in measuring individual performance for modifying STI payouts and

  A driver of long-term shareowner value which is measured by TSR performance in our LTI plan.

Robust governance practices for compensation, informed by ongoing shareowner engagement.	Our CEO’s LTI target was increased by $500,000 in 2022. Prior to this adjustment, our CEO’s target direct compensation (base salary, STI and LTI) had remained unchanged since 2019.	Our 2022 CEO to Median Employee Pay Ratio was 161:1.

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The Board of Directors currently consists of 11 members, each of whom has been nominated by the Board for reelection by shareowners at the annual meeting. For information about each of these individuals, see “Board Nominees” below.

All nominees, if elected, will hold office until our 2024 annual meeting or until a qualified successor has been elected, absent an earlier death, resignation or retirement. We know of no reason why any nominee would be unable to, or for good cause would not, serve if elected. If, prior to the election, a nominee becomes unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, or the Board may choose to reduce its size.

If a director does not receive a majority of votes cast “for” his or her election, he or she must submit a letter of resignation, and the Board, through its Governance Committee (excluding the nominee in question), will decide whether to accept the resignation at its next regularly scheduled meeting. If the resignation is not accepted, the Board will disclose the explanation of its decision via a Form 8-K.

There are no other nominees competing for seats on the Board. Under our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws, directors in non-contested elections must receive an affirmative majority of votes cast. You may vote FOR or AGAINST a nominee, or you may abstain from voting with respect to a nominee. Abstentions and “broker non-votes” will have no effect on the results.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to Item 1.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:	FOR

Christopher M. Connor

Ahmet C. Dorduncu

Ilene S. Gordon

Anders Gustafsson

Jacqueline C. Hinman

Clinton A. Lewis, Jr.

DG Macpherson

Kathryn D. Sullivan

Mark S. Sutton

Anton V. Vincent

Ray G. Young

12 \	International Paper 2023 Proxy Statement

Item 1: Election of Directors / How We Build the Right Board for Our Company

How We Build the Right Board for Our Company

Director Qualification Criteria

We seek director candidates with ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values.

Our Board has adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for reelection at each annual meeting, as well as new director candidates. The Governance Committee of our Board is responsible for recommending, screening and evaluating qualified director nominees for election to the Board.

The Governance Committee considers whether a candidate demonstrates the following:

•	Commitment to the Company’s mission and purpose, and loyalty to the interests of the Company and its shareowners;

•	Ability to exercise objectivity and independence in making informed business decisions;

•	Willingness and commitment to devote the extensive time necessary to fulfill his/her duties;

•	Ability to communicate effectively and collegially with other Board members and contribute to the diversity of perspectives that enhances Board and Committee deliberations and decision making; and

•	Skills, knowledge and expertise relevant to the Company’s business.

The Governance Committee and the Board, through ongoing consideration of directors and nominees and through the Board’s annual self-evaluation process, ensure that all directors are qualified and that other criteria and objectives are implemented and satisfied.

Shareowner Recommendations for Director Candidates

Shareowners may submit recommendations for director candidates to the Governance Committee by writing to the Corporate Secretary in accordance with our By-Laws. The candidates should meet the director qualifications criteria described above. The Governance Committee applies the same criteria in evaluating candidates recommended by shareowners as those from other sources. If a shareowner would like to nominate a director candidate, the shareowner must follow the procedures set forth in our By-Laws, including making such nominations within the applicable time periods set forth in our By-Laws. See “Information About the Annual Meeting” beginning on page 107 below for additional information.

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Item 1: Election of Directors / How We Build the Right Board for Our Company

Diversity of Our Directors

Our Board and the Governance Committee have assembled a Board comprised of experienced directors who are currently, or have recently been, leaders of major companies and institutions, are independent thinkers, and bring to the boardroom a diverse range of backgrounds, tenures and skills. The Board believes that such diversity enhances the quality of its deliberations and decisions.

Diversity of Background

The Governance Committee Charter specifically directs the Committee to seek qualified candidates with diverse backgrounds including, but not limited to, such factors as race, gender, and ethnicity. The Governance Committee actively considers diversity in the recruitment and nomination of directors. In this regard, when the Company engages third-party search firms to identify potential candidates, the Governance Committee emphasizes to such firms the importance of diversity and requests the inclusion of diverse candidates for consideration.

The current composition of our Board reflects those efforts and the importance of diversity to our Board:

Diversity of Tenure

The Board seeks to have a mix of tenures among its members so it can benefit from a blend of institutional knowledge and fresh perspectives. Its recent refreshment efforts have resulted in an average tenure for our current directors of 6.3 years, and have brought more women and African-Americans to our Board.

3 new directors added in past five years with key areas of expertise and fresh perspectives

6.1 years average tenure for director nominees range of tenures: from 2 year to 12 years

Diversity of Skills and Experience

Our Board believes that its membership should include individuals with a diverse background in the broadest sense, and is particularly interested in maintaining a mix of skills and experience that includes the following:

Current or Former CEO	Manufacturing

Diversity	Marketing

Environment, Sustainability, Public Policy	Strategic Planning

Finance, Accounting	Supply Chain

International Operations	Technology

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Item 1: Election of Directors / How We Build the Right Board for Our Company

Summary of Director Nominees’ Core Competencies

The following chart summarizes the core competencies that the Board considers valuable to effective governance and successful oversight of our corporate strategy and illustrates how the current Board members individually and collectively represent these key competencies. The lack of an indicator for a particular item does not mean the director does not possess that qualification, skill or experience, rather, the indicator represents that the item is a core competency of that director.

Skills and Experience
CEO Leadership Experience CEO public company leadership that contributes to the understanding and oversight of large complex organizations	•	•	•	•	•	•	•
Environmental, Social & Governance Strengthens the Board’s oversight of climate risks and our environmental, safety and sustainability initiatives		•	•		•			•	•	•
Financial Expert Meets the Securities and Exchange Commission’s (SEC) criteria as an independent “audit committee financial expert”	•		•	•	•	•	•			•
International Operations Contributes to the understanding of operations and business strategy abroad		•	•	•	•	•			•	•
Manufacturing Contributes to the understanding of the challenges of complex manufacturing	•	•	•			•	•		•
Marketing Brings expertise in marketing and sales at a global scale	•	•	•	•	•	•	•		•
Strategic Planning Brings expertise in the process of setting goals and creating a blueprint for the Company’s future	•	•	•	•	•	•	•	•	•	•
Supply Chain Brings expertise in supply chain management	•			•	•	•	•		•	•
Technology/Cybersecurity Contributes to the understanding and oversight of cybersecurity threats and digital transformation				•			•	•	•	•

Other Board Demographics

Caucasian/White	•	•	•	•	•		•	•

African American/Black						•			•

Other Ethnic Diversity										•
Gender (Male/Female)	M	M	F	M	F	M	M	F	M	M
Age	67	69	69	62	61	56	55	71	58	61
Tenure (Rounded years)	5	12	10	4	5	5	2	6	2	8

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Item 1: Election of Directors / Our Nominees

Our Nominees

The following 11 individuals are nominated for election at the 2023 annual meeting. Each of these nominees is standing for election to serve a term that will expire in 2024. In addition to biographical information and committee memberships as of the date of the annual meeting for each director nominee, we describe the specific experience, qualifications, attributes or skills that led our Board to conclude such person should serve as a director in light of the Company’s business.

Christopher M. Connor

Retired as executive chairman of The Sherwin-Williams Company, a global manufacturer of paint, architectural coatings, industrial finishes and associated supplies, in December 2016. Mr. Connor joined The Sherwin-Williams Company in 1983 and served as its chairman and chief executive officer from 2000 to December 2015.

Board Qualifications

Having served as CEO and executive chairman of The Sherwin-Williams Company, Mr. Connor brings significant senior management experience and strong financial expertise to the Board. He understands the various issues facing a large, global manufacturing company, including operational, financial and strategic issues. His technical background and long tenure with The Sherwin-Williams Company bring industrial expertise, which further strengthens our Board.

Other Service

Mr. Connor serves on the board of directors of the Rock & Roll Hall of Fame in Cleveland, Ohio and the board of directors of Yum! Brands, Inc., a publicly traded fast food company.

Key Skills & Experience

Ahmet C. Dorduncu

Retired as chief executive officer of Akkök Group, a financial and industrial conglomerate located in Turkey, in December 2022, a position he held from January 2013. Prior to that, Mr. Dorduncu served as chief executive officer of Sabanci Holding, another financial and industrial conglomerate located in Turkey, from 2005 to 2010. He also served from 2006 to 2010 as chairman of the board of Olmuksa, then an industrial packaging business joint venture between Sabanci Holding and International Paper. Sabanci Holding is the parent company of the Sabanci Group, a leading Turkish financial and industrial company.

Board Qualifications

As the retired CEO of Akkök Group and retired chairman and CEO of Sabanci Holding, two leading financial and industrial conglomerates, Mr. Dorduncu brings vast experience in international manufacturing operations and specific experience in industrial packaging. His knowledge of regions of key importance to the Company brings even greater perspective to our Board.

Other Service

Mr. Dorduncu is the Chair of the Turkish Network of the United Nations Global Compact.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Ilene S. Gordon

Retired as executive chairman of Ingredion Incorporated (formerly Corn Products International, Inc.), a publicly traded global ingredient solutions company, in July 2018, a position she held from January 2018. Ms. Gordon served as chairman, president and chief executive officer of Ingredion from May 2009 through December 2017. Ms. Gordon served as president and chief executive officer of Rio Tinto’s Alcan Packaging, a multinational company engaged in the production of flexible and specialty packaging, from 2007 until 2009, and in various senior executive roles at Alcan Packaging and its affiliate and predecessor companies from 1999 until 2007. Prior to 1999, Ms. Gordon was employed for 17 years with Tenneco Inc., a conglomerate, in a variety of management positions, including vice president and general manager, leading its folding carton business.

Board Qualifications

As the former chairman, CEO and president of Ingredion Incorporated, Ms. Gordon brings senior management expertise and leadership capabilities, as well as broad understanding of the operational, financial and strategic issues facing public companies. Her previous experience at Rio Tinto’s Alcan Packaging includes manufacturing, supply chain and marketing. She has experience with operations overseas, including South America, Asia Pacific and Europe. Ms. Gordon also brings strong financial expertise to our Board.

Other Service

Ms. Gordon serves on the board of directors of Lockheed Martin Corporation, a publicly traded global security and aerospace company. She formerly served on the board of directors of International Flavors & Fragrances, a publicly traded global food and fragrance ingredients company until February 2023. She also served on the board of trustees of The Conference Board from 2010 to 2021, previously served on the board of trustees of MIT (known as the Corporation), and is an emeritus member of the board of directors of the Economic Club of Chicago.

Key Skills & Experience

Anders Gustafsson

Executive chairman of Zebra Technologies Corporation, a global leader in innovating at the edge of the enterprise, designing and marketing specialty printers, mobile computing, data capture, radio frequency identification products and real-time locating systems, since March 2023. From 2007 to 2023 Mr. Gustafsson served as chief executive officer of Zebra Technologies Corporation. Prior to that, Mr. Gustafsson served as chief executive officer of Spirent Communications plc, a publicly traded telecommunications company, from 2004 to 2007. Prior to Spirent, Mr. Gustafsson was a senior executive vice president, global business operations for Tellabs, Inc.

Board Qualifications

As executive chairman and former CEO of Zebra Technologies Corporation and Spirent Communications, Mr. Gustafsson brings significant international business experience and strong financial expertise to the Board. He provides a unique and valuable technology perspective, and his current and prior service on other public company boards further broadens his range of knowledge and allows him to draw on various perspectives and viewpoints.

Other Service

Mr. Gustafsson serves on the board of directors of Zebra Technologies, a publicly traded company, and previously served on the board of directors of Dycom Industries, a leading provider of specialty contracting services throughout the U.S. and Canada. He also serves as a trustee of the Shedd Aquarium.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Jacqueline C. Hinman

Served as chairman, president and chief executive officer of CH2M HILL Companies, Ltd., a Fortune 500 engineering and consulting firm focused on delivering infrastructure, energy, environmental and industrial solutions for clients and communities around the world, until December 2017, when the firm was acquired by Jacobs Engineering. Prior to becoming chairman in September 2014 and president and chief executive officer in January 2014, Ms. Hinman served as president of CH2M’s International Division from 2011 until 2014, and she served on CH2M’s board of directors from 2008 through 2017.

Board Qualifications

Having served as chairman, president, and chief executive officer of CH2M HILL Companies, Ms. Hinman brings senior management and leadership capabilities to the Board, as well as particular understanding of global manufacturing companies. Because of her experience in a global engineering consulting business, she has unique knowledge of environmental and sustainability issues globally. Ms. Hinman, in her previous roles at CH2M HILL, also brings international operations and strategic planning expertise to our Board.

Other Service

Ms. Hinman also serves on the board of directors of Dow Chemical Company, a publicly traded multinational chemical corporation. She previously served on the board of AECOM, a premier infrastructure firm, and on the board of directors of Catalyst, a leading nonprofit organization accelerating progress for women through workplace inclusion. In addition, she previously served on the Executive Committee of the Business Roundtable, chairing its Infrastructure Committee, and was a member of the Business Council.

Key Skills & Experience

Clinton A. Lewis, Jr.

Chief executive officer of AgroFresh Solutions, Inc., a global leader in produce freshness solutions, since April 2021. From May 2015 until February 2020, he served as executive vice president and group president of international operations, commercial development, lifecycle innovations, global genetics and PHARMAQ at Zoetis Inc., a NYSE-listed global leader in the discovery, development, manufacture and commercialization of animal health medicines and vaccines that was spun off by Pfizer in 2013. Prior to that role, Mr. Lewis served as president of U.S. operations at Zoetis from 2013 to 2015 and president of international operations at Zoetis from 2015 to 2018. He joined Pfizer in 1988 in the human health pharmaceutical segment and held positions of increasing responsibility in various commercial operations and general management roles.

Board Qualifications

As the CEO of AgroFresh Solutions and the former executive vice president and president of international operations, commercial development, global genetics and PHARMAQ at Zoetis, Mr. Lewis brings critical business insight to a large, diversified company with global operations. He brings experience in international operations for a U.S. multinational company manufacturing globally. Mr. Lewis’s knowledge and strategic planning expertise, as well as knowledge of regions of key importance to the Company, bring even greater perspective to our Board.

Other Service

Mr. Lewis serves on the board of directors of Covis Pharma, a privately held human health specialty pharmaceutical company, and United Veterinary Care, a private veterinary hospital company. He formerly served as chairman of the board for the Animal Health Institute (AHI), an industry trade association in the U.S., and as treasurer for the International Federation for Animal Health (IFAH), the industry trade association in Europe.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

DG Macpherson

Chairman of the board and chief executive officer of W.W. Grainger, Inc., North America’s leading broad line supplier of maintenance, repair and operating products, with operations primarily in North America, Japan and Europe. Mr. Macpherson assumed the position of chairman in October 2017 and the position of chief executive officer in October 2016, at which time he became a member of Grainger’s board of directors. He served as chief operating officer for Grainger from August 2015 through September 2016. He has served Grainger in many capacities over his many years with the company, including developing company strategy, overseeing the launch of Grainger’s U.S. endless assortment business, Zoro Tools, Inc., building the company’s supply chain capabilities globally and realigning the U.S. business to create greater value for customers of all sizes. He joined Grainger in 2008 after working closely with Grainger for six years as a partner and managing director at The Boston Consulting Group, a global management consulting firm, where he was a member of the Industrial Goods Leadership Team.

Board Qualifications

As the Chairman and CEO of Grainger, a large, publicly traded company, and with his previous experience as a strategy consultant, Mr. Macpherson brings extensive experience in strategic planning, development and execution and strong financial expertise to the Board. He also brings to our Board broad supply chain, manufacturing and operational experience gained over his long tenure at Grainger.

Key Skills & Experience

Kathryn D. Sullivan

Ambassador-at-Large at the Smithsonian National Air and Space Museum, where she served as The Charles A. Lindbergh Fellow of Aerospace History from March 2017 through August 2017. Dr. Sullivan is also a Senior Fellow at the Potomac Institute for Policy Studies. Dr. Sullivan served in several roles in the U.S. Department of Commerce and the National Oceanic and Atmospheric Administration (NOAA) between May 2011 and January 2017, including as Under Secretary of Commerce for Oceans & Atmosphere and NOAA Administrator from March 2014 until January 2017. She served as a Director for Ohio State University’s Battelle Center for Mathematics and Science Education Policy from 2006 through 2011. Between 1996 and 2005, Dr. Sullivan served as President and CEO of the Center of Science and Industry (COSI). Between 1978 and 1993, Dr. Sullivan was a Mission Specialist for NASA. She is a veteran of three Shuttle missions with over 500 hours in space and she is the first American woman to walk in space.

Board Qualifications

Dr. Sullivan’s service at NOAA brings a valuable perspective on current issues in sustainability, which is a critical issue to the Company. As a former NASA space shuttle astronaut, she also brings a strong technical background, leadership capabilities, and strategic planning experience. Dr. Sullivan’s service on other public company boards gives her experience and oversight of natural resource conservation and production as well as a broad range of strategic and tactical business matters. She also brings finance and budgeting experience having served as president and chief executive officer of COSI, as well as her service on a public company’s audit and finance committee.

Other Service

Dr. Sullivan serves on the board of directors of Accenture Federal Services and the advisory board of Terra Alpha Investments, LLC, and served on the boards of directors of several public companies between 1997 and 2011. She is a member of the National Academy of Engineering, the American Academy of Arts and Sciences and National Academy of Public Administration.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Mark S. Sutton

Chairman (since January 1, 2015) and Chief Executive Officer (since November 1, 2014). Mr. Sutton previously served as President & Chief Operating Officer from June 1, 2014 to October 31, 2014, Senior Vice President – Industrial Packaging from November 2011 to May 31, 2014, Senior Vice President – Printing and Communications Papers of the Americas from 2010 until 2011, Senior Vice President – Supply Chain from 2008 to 2009, Vice President – Supply Chain from 2007 until 2008, and Vice President – Strategic Planning from 2005 until 2007. Mr. Sutton joined International Paper in 1984.

Board Qualifications

Mr. Sutton has been with International Paper his entire 30 plus-year career and served in various senior leadership roles, including President and Chief Operating Officer and Senior Vice President – Industrial Packaging, the Company’s largest business. He has also served as the senior leader of Printing and Communications Papers, supply chain, corporate strategic planning, as well as leading packaging operations in Europe, Middle East and Africa. As a result, he brings deep experience and institutional knowledge to the Board and management in his roles as Chairman and CEO.

Other Service

Mr. Sutton serves on the board of directors for The Kroger Company, a publicly traded retail grocery company. He is a member of The Business Council and the Business Roundtable, and serves on the American Forest & Paper Association board of directors. He also serves on the board of directors of Memphis Tomorrow and the LSU Foundation.

Anton V. Vincent

President of Mars Wrigley North America, part of Mars, Incorporated, a global family-owned business with $50 billion in annual revenue and a diverse and expanding portfolio of category leading snacking, food and petcare products and services. Prior to joining Mars Wrigley in May 2019, Mr. Vincent served as chief executive officer at Greencore USA, a leading global manufacturer of convenience foods, from June through December 2018. Prior to Greencore, he spent much of his career with General Mills, holding various leadership roles including President of the Baking Division (from 2010 to 2012), President of the Frozen Frontier Division (2012 to 2014), and President of the U.S. Snacks Division (from 2014 to 2016).

Board Qualifications

As North America president for a large global company, and over 20 years of senior leadership experience, Mr. Vincent brings a wealth of consumer insight, branding, manufacturing perspectives and transformation to the Board. He brings to our Board deep enterprise leadership, marketing and strategic planning expertise.

Key Skills & Experience

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Item 1: Election of Directors / Our Nominees

Ray G. Young

Retired Vice Chairman of Archer-Daniels-Midland Company (“ADM”). ADM is a publicly traded company and a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Mr. Young served as chief financial officer of ADM from December 2010 to April 2022. Prior to joining ADM, he lived and worked on four continents at General Motors Company (“GM”), a publicly traded company and producer of vehicles throughout the world, from 1986 to 2010. At GM and its affiliates, he served in various senior executive roles, including as its president of the Mercosur Region of South America from 2004 to 2007, its chief financial officer from 2008 to 2009 and as vice president, International Operations, based in China, in 2010.

Board Qualifications

As retired vice chairman and chief financial officer of ADM, Mr. Young brings strong financial expertise and strategic acumen to the Board. In addition to his experience at ADM, he also served in various executive roles at General Motors for over 20 years, and as a result, has a deep knowledge of global operations.

Other Service

Mr. Young is a member of the Board of Hormel Foods Corporation, a publicly traded global branded food company. Mr. Young also serves on the board of the American Cancer Society Illinois Division.

Key Skills & Experience

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How the Board Operates

Board Leadership Structure

Our Board believes that the Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareholder landscape. We currently combine the role of Chairman and CEO and believe this is the most effective leadership structure for the Company at this time. When Mr. Sutton was appointed as CEO in 2014, and every year as part of its succession planning process, the Board considers whether continuing to combine the role of Chairman and CEO is in the best interests of the Company and the shareowners. The Board has concluded that maintaining the combined position of Chairman and CEO is appropriate to further strengthen the Company’s governance structure by promoting unified leadership and direction for the Company, fostering accountability, and allowing for a single, clear focus for management to execute the Company’s strategy and business plans.

As a counterbalance, we have an independent Lead Director, Christopher M. Connor, whose role and responsibilities provide strong independent leadership in the boardroom. The authority and duties of our independent Lead Director are set forth in our Corporate Governance Guidelines and summarized below.

Role of the Lead Director

The Lead Director is elected each year by the independent directors for a term of not less than one year. Effective February 6, 2023, the independent directors elected Christopher M. Connor as Lead Director and he has held that position since that date. The Lead Director has authority to call meetings of independent directors. He may consult and directly communicate with certain shareowners if requested. The other duties of the Lead Director include:

•	Determining a schedule and agenda for regular executive sessions in which independent directors meet without management present, and presiding over these sessions;

•	Suggesting agenda items for Board meetings;

•	Presiding over meetings of the Board when the Chairman is not present;

•	Serving as liaison between the Chairman and independent directors;

•	Approving agendas of the Board and meeting schedules to ensure ample discussion time;

•	Approving information sent to the Board;

•	Organizing the process for evaluating the performance of the Chairman and CEO not less than annually, in consultation with the Management Development and Compensation Committee;

•	Assuring that a succession plan is in place for the Lead Director role;

•	Acting as a resource for, and counsel to, the Chairman and CEO;

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Corporate Governance / How the Board Operates

•	Being available for consultation and direct communication if requested by major shareholders.

•	Retaining independent legal advisors or other independent consultants and advisors who report directly to the Board on Board-related issues; and

•	Collaborating and consulting with Committee chairs concerning schedules, agendas and written materials.

The Board considers its own leadership structure as part of the Company’s succession planning process. The Board will continue to evaluate this structure going forward in light of factors and considerations prevailing at the time to determine whether a combined Chairman and CEO role is in the best interests of the Company and its shareowners.

Board Policies and Practices

Annual Board, Committee and Individual Director Self-Assessment

•	The Board is committed to a robust and constructive evaluation process designed to promote continuous improvement and overall Board effectiveness.

•	Our Board conducts an annual self-assessment of its own and its committees’ performances, in accordance with a procedure established by the Governance Committee.

•	Pursuant to that procedure, the General Counsel conducts interviews with each of the directors based on a questionnaire. Topics covered include, among others:

–	Effectiveness of Board and committee leadership structure;

–	Board and committee skills, composition, diversity, and succession planning;

–	Effectiveness of each individual director’s performance and contributions to the functioning of the Board;

–	Board culture and dynamics, including the effectiveness of discussion and debate at meetings; and

–	Board and management dynamics, including the quality of management presentations and information provided to the Board.

•

Separately, an assessment of individual Board members is conducted by the Governance Committee and the Chairman of the Board prior to their nomination for election by shareowners, in accordance with the Director Qualification Criteria and Independence Standards discussed above.

Board, Committee and Annual Meeting Attendance

•   The Board met eight times during 2022, with an average aggregate attendance rate of 100%.

•   Each director attended at least 97% of the aggregate number of meetings of the Board and committees on which he or she served during 2022.

•   As expected by our Corporate Governance Guidelines, all those who were directors at the time of the 2022 annual meeting were in attendance at that meeting.

Executive Sessions of Non-Management and Independent Directors

•

After each regularly scheduled meeting, non-management and independent directors of our Board meet in executive session, without management present, chaired by the Lead Director or the respective Committee chair.

•	If any non-management directors are not independent, the Lead Director will also chair an executive session of independent directors at least once annually.

•	In 2022, executive sessions were held at every regularly scheduled Board meeting.

•	Independent directors may engage, at the Company’s expense, independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management’s approval.

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Corporate Governance / How the Board Operates

Orientation and Continuing Education

•

Our new directors participate in a director orientation that includes written materials and presentations by Company employees who are subject-matter experts, as well as meetings with senior management, our independent auditor and both the Company’s and the Management Development and Compensation Committee’s compensation consultants.

•	New directors visit several of our facilities and meet with employees.

•	Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts.

•	Directors are also offered the opportunity to attend director education programs provided by third parties.

•	From time to time, directors attend meetings of Company officers, and, at each Board meeting, they meet informally and formally with senior leaders of the Company.

Mandatory Retirement Policies

•

Our Board has a mandatory retirement policy for non-employee directors, included in our Corporate Governance Guidelines, under which a non-employee director is required to retire from our Board effective December 31 of the year in which he or she turns 75.

•	In addition, our mandatory retirement policy requires the CEO to retire effective on the first day after the month in which he or she turns 65.

Resignation Policies

•

If a director’s principal occupation changes substantially, he or she must tender a resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether to accept the resignation using the Company’s Director Qualification Criteria and Independence Standards.

•

Under our By-Laws, any director nominee in a non-contested election who fails to receive the requisite majority of votes cast “for” his or her election must tender a resignation, and the Board, through its Governance Committee (excluding the nominee in question), will determine whether to accept the resignation at its next regularly scheduled meeting. In case the resignation is not accepted, the Board will disclose the explanation of its decision via a Form 8-K.

Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. The Board has four standing committees: Audit and Finance; Governance; Management Development and Compensation; and Public Policy and Environment. The Board also has an Executive Committee, which meets only if Board action is required and a quorum of the full Board cannot be convened on a timely basis.

Each committee has a charter, which is reviewed annually to ensure compliance with applicable law and sound governance practices. Each committee reviews its own charters, except that the Governance Committee assesses the Executive Committee’s charter. Committee charters are available at www.internationalpaper.com under the “Investors” tab at the top of the page followed by the “Governance” link and then under the “Board Committees” link. A paper copy is available at no cost by written request to the Corporate Secretary.

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Corporate Governance / How the Board Operates

Committee Assignments

Independent Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the entire Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee
4	Meetings in 2022	100%	Attendance Rate

Current Members Ilene S. Gordon (Chair) Christopher M. Connor Jaqueline C. Hinman Clinton A. Lewis, Jr. DG Macpherson All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities

•   Assuring the Company abides by sound corporate governance principles, including compliance with the Company’s Certificate of Incorporation, By-Laws, and Corporate Governance Guidelines, and reviewing conflicts of interest, including related person transactions under our Related Person Transactions Policy and Procedures.

•   In its capacity as the Board’s nominating committee, identifying and recommending individuals qualified to become Board members and for evaluating directors being considered for re-election.

•   Assuring that shareowner communications, including shareowner proposals, are addressed appropriately by the Board or Company management.

•   Recommending non-employee director compensation and assisting the Board in its annual self-assessment.

Audit and Finance Committee
6	Meetings in 2022	97%	Attendance Rate

Current Members Ray G. Young (Chair) Ahmet C. Dorduncu Anders Gustafsson Kathryn D. Sullivan Anton V. Vincent All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior management, who regularly attend the meetings. At each meeting, the committee also holds executive sessions without members of management, and it also meets privately with representatives from our independent auditor, and separately with the Chief Financial Officer, General Counsel, chief audit executive, and Corporate Controller.

Responsibilities

•   Assisting our Board in monitoring the integrity of our financial statements and financial reporting procedures.

•   Reviewing the independent auditor’s qualifications and independence, as well as overseeing the performance of our internal audit function and the independent auditor.

•   Coordinating our compliance with legal and regulatory requirements relating to the use and development of our financial resources, as well as ensuring that controls are in place to prevent, deter and detect financial fraud by management and monitoring the risk of such fraud.

In overseeing the performance of our internal audit function and independent auditor, the committee discusses the scope, significant risks and plans for the independent audit as well as the annual internal audit workplan. Throughout the year, at committee meetings and in private sessions, the committee discusses issues encountered or any changes in planned audit scopes. These meetings may include key members of the audit teams, subject matter experts, and key members of the management team.

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Corporate Governance / How the Board Operates

Public Policy and Environment Committee
3	Meetings in 2022	100%	Attendance Rate

Current Members Kathryn D. Sullivan (Chair) Ahmet C. Dorduncu Anders Gustafsson Anton V. Vincent Ray G. Young All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings.

Responsibilities

•   Reviewing environmental and sustainability issues and risks (including climate change) and health and safety issues and risks potentially impacting the Company; contemporary and emerging public policy issues; and pertinent technology issues.

•   Reviewing the Company’s health and safety policies, as well as environmental policies, to ensure continuous improvement and compliance.

•   Reviewing the Company’s policies and procedures for complying with certain of its legal and regulatory obligations, including our Code of Conduct, and reviewing our charitable and political contributions.

Executive Committee
0	Meetings in 2022	NA	Attendance Rate

Current Members Mark S. Sutton (Chair) Christopher M. Connor Ilene S. Gordon Jacqueline C. Hinman Kathryn D. Sullivan Ray G. Young

•   The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically.

•   The Chairman of our Board, the independent Lead Director, and the chair of each Board committee are members of the Executive Committee.

Management Development and Compensation Committee
6	Meetings in 2022	100%	Attendance Rate

Current Members Jacqueline C. Hinman (Chair) Christopher M. Connor Ilene S. Gordon Clinton A. Lewis, Jr. DG Macpherson All Members are INDEPENDENT

Meetings

Meeting agendas are developed by the Chair in consultation with committee members and senior leaders, who regularly attend the meetings. An executive session without management present is held at each meeting. The committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (FW Cook), regularly attends meetings.

Responsibilities

•   Overseeing our overall compensation program and approving the compensation of our senior management (other than the CEO; conducting performance evaluations of the Chairman and CEO at least annually, in accordance with the process organized by the Lead Director; and recommending compensation of the CEO to the independent directors based on such evaluations and other considerations.

•   Discussing with Company management the required disclosure under Item 407(e)(5) of Regulation S-K, including the Compensation Discussion & Analysis (“CD&A”) that is prepared as part of this proxy statement, and recommending that the CD&A be included in the proxy statement.

•   Ensuring we have in place policies and programs for the development of senior leaders and succession planning.

•   Overseeing our retirement and benefit plans for senior officers and approving any significant changes to our retirement and benefit plans for our employees (the committee may delegate its authority for day-to-day administration and interpretation of these plans, except as it may impact our senior leaders, including the CEO).

•   Overseeing our succession planning and talent management strategies and programs, including with respect to diversity, equity and inclusion.

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Corporate Governance / How the Board Operates

Role of Independent Consultant. The Management Development and Compensation Committee engaged FW Cook, commencing in 2011, to serve as its independent, external compensation consultant. The committee has sole authority for retaining or terminating FW Cook, as well as approving the terms of engagement, including fees. FW Cook works exclusively for the committee and provides no services to the Company, other than services provided in the firm’s capacity as the committee’s consultant. FW Cook is expected to achieve the following objectives:

•	Attend meetings of the Management Development and Compensation Committee as requested;

•	Acquire knowledge and understanding of our compensation philosophy and incentive programs;

•	Provide advice on the direction and design of our executive compensation programs;

•	Provide insight into the general direction of executive compensation within Fortune 500 companies; and

•	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring both parties are aware and knowledgeable of ongoing issues.

Compensation Committee Interlocks and Insider Participation

During 2022, the members of the committee were Mr. Connor, Chair, Ms. Gordon, Ms. Hinman, Mr. Lewis and Mr. Young. As of February 6, 2023, Ms. Hinman became the chair of the MDCC, Mr. Young left the MDCC and Mr. Macpherson joined the MDCC. None of these individuals was, during 2022, an employee or a current or former officer of the Company. See “Transactions with Related Persons” below for certain required disclosure relating to members of the committee.

In addition, during 2022 no executive officer of the Company served as either a director or a member of the compensation committee (or its equivalent) of any entity that had one of its executive officers serving on our Management Development and Compensation Committee or our Board.

Commitment to Sound Corporate Governance and Ethical Conduct

We believe good corporate governance is critical to achieving business success and serves the best interests of our shareowners. We value the perspectives of our shareowners and other stakeholders, including our employees and the communities in which we operate, and take steps to address their concerns where warranted.

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Corporate Governance / Commitment to Sound Corporate Governance and Ethical Conduct

Our Corporate Governance Guidelines. Our Board has adopted our Corporate Governance Guidelines that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board reviews its Corporate Governance Guidelines and committee charters at least annually and makes changes from time to time to reflect developments in the law and corporate governance practices. Our Amended and Restated Certificate of Incorporation permits the size of our Board to range from nine to 18 members. Currently, the size of our Board is 11 members. Our Board maintains four standing committees, as well as an Executive Committee, which is comprised of the CEO, the Lead Director and the chairs of each of the standing committees.

Our Code of Conduct. Our Board has adopted a Code of Conduct (the “Code”) that applies to our directors, officers and all employees to ensure we conduct business in a legal and ethical manner.

Our Global Ethics and Compliance office is located at our global headquarters in Memphis, Tennessee. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact the Global Ethics and Compliance office in person, via e-mail or telephone. The Code describes multiple channels by which employees may report a concern, such as through their managers, a human resources professional, legal counsel or our internal audit department.

Our HelpLine is also available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, whether anonymous or otherwise.

Our HelpLine contact information can be found at www.internationalpaper.com, under the “Company” tab at the top of the page, then under “Ethics & Compliance”.

Employee Engagement Policy. We seek to foster employee well-being and performance through a people development process that includes engagement, health and wellness programs, training and business/region-specific people councils. We know that a highly engaged culture leads to better safety and business success. Our employee engagement survey allows us to measure important factors that affect engagement — how employees feel about their work environment, the people they work with and the Company’s vision.

Our Corporate Governance Guidelines, Code of Conduct and Board committee charters are available at www.internationalpaper.com under the “Investors” tab. Paper copies are also available by written request to the Corporate Secretary at the address on page 113 of this proxy statement.

Shareowner Engagement

We believe that thoughtful shareowner engagement is important, and we have a long history of such engagement. We have an active shareowner engagement program, including through regular calls and meetings, which allows us to better understand our shareowners’ priorities, perspectives and concerns, and enables the company to effectively address issues that matter most to our shareowners.

2022 Shareowner Engagement Highlights

24 investors	In 2022, we met with 24 institutional investors, representing 42 million shares or 13% of institutional shares.	Topics we engaged on included: Strategy and Portfolio Capital Allocation Build a Better IP Value Drivers Performance

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Corporate Governance / Commitment to Sound Corporate Governance and Ethical Conduct

Proxy Access

In 2016, our Board of Directors adopted a proxy access By-Law that permits stockholders owning 3 percent or more of our common stock for at least three years to nominate the greater of two directors or up to 20 percent of the Board, and include these nominees in our proxy materials. The number of shareowners who may aggregate their shares to meet the ownership threshold is limited to 20. Nominations are subject to the eligibility, procedural and disclosure requirements set forth in the By-Laws.

Our By-Laws are available at www.internationalpaper.com, under the “Investors” tab at the top of the page followed by the “Governance” link and then under the “Governance Documents” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Governance Practices

Our Board believes that a shareowner-focused governance model is the right fit for the Company. The below table highlights our sound corporate governance practices:

Shareholder Rights

  Annual elections and majority voting for directors, with a director resignation policy

  Shareholder right to call special meetings

  Shareholder right to act by written consent

  Shareholder right to proxy access

Board Independence

  10 of 11 director nominees are independent

  Robust independent Lead Director role

  Executive sessions without management present at every Board meeting

  Focus on Board composition and refreshment, with mandatory retirement policy

Other Governance Practices

  Robust engagement with our shareowners

  Strong anti-hedging and anti-pledging stock trading provisions

  Annual Board, committee and individual director self-evaluations

  Strong stock ownership and retention requirements

  Gender and ethnically/racially diverse Board

  Robust oversight of environmental, social and governance (ESG) considerations

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

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Corporate Governance / Board Oversight of the Company

Board Oversight of the Company

The Board is responsible for assuring appropriate alignment of its leadership structure and oversight of management with the interests of shareowners and the communities in which the Company operates. The Company’s Corporate Governance Guidelines provide the foundation upon which the Board oversees a working system of principled goal-setting and effective decision-making. The goal is to establish a vital, agile, and ethical corporate entity that provides value to the shareowners who invest in the Company, the communities in which we operate, and all of our stakeholders.

Succession Planning and Talent Management

Our Board is actively engaged and involved in succession planning and talent management. Our Board oversees and annually reviews leadership development and assessment initiatives, as well as short- and long-term succession plans for our senior management. In addition, our Board regularly reviews our talent strategy to ensure that it supports our business strategy. In addition, the Board considers its own leadership structure as part of the succession planning process.

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Corporate Governance / Board Oversight of the Company

Risk Oversight

Pursuant to delegated authority as permitted by the Company’s By-Laws, Corporate Governance Guidelines, and committee charters, the Board’s four standing committees oversee certain risks.

Full Board

The Board exercises oversight of the Company’s enterprise risk management (ERM) program, which includes strategic, operational and finance matters, as well as compliance, legal and IT/cyber risks. Our Board and its committees receive regular reports from senior managers on areas of material risk, and how those risks are managed. The Board’s four standing committees also oversee certain risks, as shown below.

Management/ERM Council

The ERM Council is comprised of certain members of the Company’s Senior Leadership Team. The ERM Council regularly report to the Board on areas of risk and risk management. The Chief Information Security Officer (CISO) presents to the Audit & Finance Committee and to the full Board of Directors, as part of the Board’s risk oversight responsibility. For example, the CISO provides reports to the Board and the Audit and Finance Committee on the analysis of emerging IT risks as well as plans and strategies to mitigate those risks to senior management on a regular basis. These risks are also aggregated into the Company’s ERM program.

Audit and Finance Committee

The Committee coordinates the risk oversight role exercised by various committees and management, and it receives updates on the risk management processes twice per year.

•  Oversees the integrity of the Company’s financial statements and other disclosures, the effectiveness of the internal control environment, the internal audit function and the external auditors and compliance with legal and regulatory requirements to mitigate risk.

•  Oversees risks related to information security and cybersecurity.

•  Monitors the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud.

Governance Committee Oversees risks related to: • Governance • Director Compensation	Management Development and Compensation Committee Oversees risks related to: • Organizational and Resource Allocation • Talent Management • Succession Planning • Executive Compensation

Public Policy and Environment Committee

Oversees risks related to:

•  Litigation

•  Government Regulation

•  Governmental Enforcement

•  Environment, Health and Safety

•  Sustainability, including climate change

Review of Helpline Reports. All HelpLine reports are immediately forwarded to the Global Ethics and Compliance office for further action and for a response to the person reporting, unless he or she has chosen to remain anonymous. A report made through any of our other reporting channels that involves an impropriety relating to our accounting, internal controls or other financial or audit matters is also forwarded immediately to the Global Ethics and Compliance office. That office has responsibility for investigating all such matters, and will report certain of those matters, unfiltered, to the chair of our Audit and Finance Committee in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

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Corporate Governance / Board Oversight of the Company

Assessment and Management of Compensation-Related Risk. The Management Development and Compensation Committee is committed to completing an annual risk assessment to evaluate the Company’s compensation plans and practices. In 2022, at the committee’s request, FW Cook conducted a risk assessment with the objective of identifying any compensation plans and practices that may encourage employees to take unnecessary or excessive risks that could threaten the Company. No such plans or practices were identified. The results of this 2022 evaluation indicated, and the committee thus concluded, that there are no significant compensation-related risk areas at the Company and that our compensation plans and practices do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company. Also, based on this evaluation, the committee concluded that the Company’s executive compensation program appropriately aligns compensation with long-term shareowner value creation and avoids short-term rewards for decisions that could pose long-term risks to the Company. These conclusions were based on the following factors:

•	Our compensation mix is appropriately balanced and incentive compensation is not overly weighted toward short-term performance at the expense of long-term value creation;

•	Our short-term incentive compensation award pool is appropriately capped, thereby limiting payout potential;

•

Our long-term incentive compensation is also capped and is based entirely on performance shares, which are less leveraged than stock options and, unlike time-based restricted stock awards, reward both Company performance and stock price;

•	Our performance is measured against absolute and relative metrics to ensure quality and sustainability of Company performance;

•

We have adopted several programs that serve to mitigate potential risk, including officer stock ownership requirements, clawback policies in our incentive compensation programs, and non-compete and non-solicitation agreements to deter behavior that could be harmful to the Company either during or after employment; and

•	The committee maintains strict controls over the Company’s equity granting practices, and our incentive compensation plan prohibits option re-pricing without shareowner approval.

Information Security

The Company places the utmost importance on information security and privacy in light of the value we place on maintaining the trust and confidence of our customers, employees and other stakeholders.

The Board and Audit and Finance Committee have primary oversight responsibility regarding the Company’s information security programs, including cybersecurity and procedures, data privacy and network security. The Board and Audit and Finance Committee receive updates from management and outside experts covering the Company’s programs for managing information security risks, including data privacy and data protection risks. The Company has adopted the NIST CSF framework to assess the maturity of its cybersecurity programs and guide continual improvement. Other aspects of the Company’s comprehensive information security program include:

•	information security and privacy modules included in our mandatory onboarding and annual compliance;

•	utilizing outside data security consultants to assess the Company’s practices related to, and provide expertise and assistance with, various aspects of information security;

•	regular testing, both by internal and external resources, of the Company’s information security defenses;

•	regular phishing drills with all personnel;

•	regular recovery and continuity exercises to ensure company readiness to manage a cyber event;

•	global security and privacy policies; and

•	table-top exercise with senior management covering ransomware and other third-party data security threats.

Our management regularly monitors best practices in this area and seeks to implement changes to the Company’s security programs as needed to ensure that the Company maintains a robust data and privacy program. In addition, the Company maintains an information security risk insurance policy that provides coverage for data security breaches.

32 \	International Paper 2023 Proxy Statement

Corporate Governance / Independence of Directors

Independence of Directors

Director Independence Standards

It is the policy of our Board that, in accordance with the rules of the New York Stock Exchange, a majority of its members be independent from the Company, its management and its independent auditor. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors (Christopher M. Connor; Ahmet C. Dorduncu; Ilene S. Gordon; Anders Gustafsson; Jacqueline C. Hinman; Clinton A. Lewis, Jr.; DG Macpherson; Kathryn D. Sullivan; Anton V. Vincent; and Ray G. Young) are independent. We have one employee-director, our Chairman, Mark S. Sutton, who is not independent. Each standing committee of the Board is comprised entirely of independent directors.

Further, the Governance Committee has concluded and recommended to our Board, and our Board has determined, that each of our non-employee directors meets the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee and the Governance Committee.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and the Company’s General Counsel. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listed Company Manual’s independence standards and the Company’s Director Qualification Criteria and Independence Standards, which are consistent with, but more rigorous than, the NYSE standards, as well as independence standards applicable to service on particular committees of the Board under SEC rules and the NYSE Listed Company Manual.

Under SEC rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed as a related party transaction in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the relationships described below. Based on its analysis of these relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired the independence of any non-employee director, including:

•	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

•

Service by several of our directors as an executive officer at a company with which we may do business. The Governance Committee determined that the commercial relationships involving routine, arms-length purchases and sales transactions between International Paper and these companies were not material under our independence standards. These standards provide that payments that the Company makes to, or receives from, a company at which a member of our Board serves as an executive officer, are not considered a material relationship that would impair the director’s independence if they are for property or services valued at less than the greater of $750,000 or 1.75 percent of such other company’s consolidated gross revenue. We provide additional details about these relationships in the following table.

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Corporate Governance / Independence of Directors

Transactions Considered in Analysis of Director Independence

Director	Name of Employer	Business Relationship (including affiliated companies)	Dollar Amount of Routine Sales Transactions (approximate)	Does amount exceed greater of $750,000 or 1.75% of other company’s gross revenue?
DG Macpherson	W.W. Grainger, Inc.	Routine sales to Grainger	$3.3 million in total, representing less than 0.02% of International Paper’s gross revenue in 2022	No
		Routine purchases from Grainger	$33.8 million in total, representing less than 0.2% of Grainger’s gross revenue in 2022	No
Anton V. Vincent	Mars, Inc.	Routine sales to Mars	$15.7 million in total, representing less than 0.07% of International Paper’s gross revenue in 2022	No
		Routine purchases from Mars	$26.5 million in total, representing less than 0.06% of Mars’s gross revenue in 2022	No
Ray G. Young	Archer-Daniels- Midland Company (thru Dec 2022)	Routine sales to ADM	$4 million in total, representing less than 0.02% of International Paper’s gross revenue in 2022	No
		Routine purchases from ADM	$66.1 million in total, representing less than 0.6% of ADM’s gross revenue in 2022	No

34 \	International Paper 2023 Proxy Statement

Corporate Governance / Transactions with Related Persons

Transactions with Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors, director nominees and executive officers and their immediate family members, or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction in which (i) the amount involved exceeded $120,000, and (ii) a related person had or will have a direct or indirect material interest. The policy also sets forth certain clarifications and exceptions with respect to the policy’s application to certain types of transactions.

Transaction Review Procedures. Related person transactions must be approved in advance by the Governance Committee. We disclose in our proxy statement any transactions that are required to be disclosed in accordance with Item 404(a) of Regulation S-K.

Prior to entering into a related person transaction (as defined in our policy), a related person must provide the details of the transaction to the General Counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The General Counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, the General Counsel submits the facts of the transaction to the Governance Committee for review. The Governance Committee may then make a determination to approve a related person transaction based on the guidelines set forth in our related person transactions policy if the Committee determines that the transaction is not inconsistent with the interests of the Company and its shareowners and does not violate the Company’s Conflicts of Interest Policy.

Related Person Transactions. Since January 1, 2022, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, in which any related person had or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.

Our Related Person Transaction Policy are available at www.internationalpaper.com under the “Investors” tab at the top of the page followed by the “Governance” link and then under the “Governance Documents” link. A paper copy is available at no cost by written request to the Corporate Secretary.

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Compensation Philosophy

Our compensation program for non-employee directors is guided by certain principles. We believe our director compensation program should:

•

Provide total compensation comprising both cash and equity elements that targets the median level of compensation paid by our Compensation Comparator Group (“CCG”), which is described in the Compensation Discussion & Analysis section of this proxy statement;

•	Align the interests of our directors with the interests of our shareowners;

•	Attract and retain top director talent; and

•	Be flexible enough to meet the needs of a diverse group of directors.

Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board. Mr. Sutton does not receive compensation for his service as a director.

On at least a biennial basis, we evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our CCG. We target our total director compensation at the median of our CCG.

We believe our director compensation program appropriately compensates our directors for their time and commitment to the Company, and is consistent with our compensation philosophy, as shown in the following table.

Our Director Pay Principles	Our 2022 Director Pay Policies and Practices
Target compensation at median of CCG	• Maintained mix of cash and equity in line with cross-section of similar companies (CCG), which total compensation was at the median level of companies included in our CCG
Align the interests of our directors with the interests of our shareowners	• Paid 58% of regular board fees in the form of equity to ensure that directors, like shareowners, have a personal stake in the Company’s financial performance
Attract and retain top director talent	• Compensated directors competitively, based on a cross-section of similar companies (CCG)
Maintain flexibility to meet the needs of a diverse group of directors	• Continued to allow directors to elect to take equity in place of cash and to elect to defer their fees until retirement

36 \	International Paper 2023 Proxy Statement

Director Compensation / Stock Ownership Requirements

Stock Ownership Requirements

Our director stock ownership policy requires our directors to hold equity of the Company valued at two times the total annual Board retainer, which, through April 30, 2023, is equivalent to 4.7 times the annual cash retainer (and requires ownership of Company stock equivalent to $566,000). We believe this helps align the interests of our directors with the interests of our shareowners. New directors have four years from the date of their election to meet the ownership requirement. As of December 31, 2022, all directors who were required to meet the ownership levels held the requisite amount of equity.

Elements of our Director Compensation Program

For the May 2022 to April 2023 service year, compensation for our non-employee directors consists of:

•	An annual retainer fee that is a mix of cash and equity;

•	Committee chair fees, a Lead Director fee, and an Audit and Finance Committee member fee, as applicable; and

•	Life insurance, business travel accident insurance, and liability insurance.

Annual Retainer

The annual retainer fee is $283,000, of which $120,000 (42 percent) is payable in cash in monthly installments and $163,000 (58 percent) is payable in equity. A director may elect to convert all or 50 percent of his or her cash retainer fee (plus any committee fees and Lead Director fees, as discussed below) into shares of restricted stock. To encourage director stock ownership, a director who makes this election receives a 20 percent premium of this converted cash award in additional shares of restricted stock. Eight of the 10 current non-employee directors have elected to receive stock in lieu of all or 50 percent of the cash award and are receiving the applicable premium. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations.

Directors may also elect to defer receipt of their equity retainer fee. Directors who make this election receive restricted stock units (“RSUs”) in lieu of restricted stock. In the event this election is made, these RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability. Four of the 10 current non-employee directors have elected to defer payment of all or a portion of their equity compensation until retirement, death or disability. Elections with regard to form of payment and deferrals are made in December preceding each service year.

We use the closing market price of the Company’s common stock on the day preceding our annual meeting in May to calculate the equivalent number of shares for the $163,000 equity retainer and restricted stock elected by our directors in lieu of their cash retainer fee. RSUs are settled in cash based on the closing price of the Company’s common stock as of December 31 of the year of the director’s retirement.

Directors earn dividends on their shares of stock and RSUs, which they may elect to receive either as cash or in the form of additional shares of restricted stock or RSUs. Dividends are paid to the director at the time the underlying award is vested or settled.

Fees for Committee Service

In addition, as referenced above, each committee chair receives a fee for his or her service in such role. For 2022, Messrs. Connor and Young and Mses. Gordon and Sullivan each received a committee chair fee. Members of our Audit and Finance Committee also receive an additional fee for their services on this committee. For 2022, Messrs. Connor, Dorduncu, Gustafsson and Young and Ms. Hinman each received an Audit and Finance Committee member fee. As Presiding Director, Ms. Gordon also received a Presiding Director fee for 2022.

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Director Compensation / Elements of our Director Compensation Program

The fees payable to our non-employee directors during the May 2022 through April 2023 service year are shown below. There were no changes made to the fees payable to our non-employee directors for the May 2022 to April 2023 service year in comparison to the prior service year.

Type of Fee	2022-2023 Fee Amount ($)
Board Fees
Cash Retainer	120,000
Equity Retainer	163,000
Committee Fees
Audit and Finance Committee Chair	25,000
Audit and Finance Committee Non-Chair Member	10,000
Management Development and Compensation Committee Chair	20,000
Governance Committee Chair	20,000
Public Policy and Environment Chair	20,000
Lead Director	27,500

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 to each of our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on Company business.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $3 million. The primary underwriters of coverage, which was renewed in 2022 and extends to April 1, 2024, are XL Specialty Insurance Company and ACE American Insurance Company.

Our By-Laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

38 \	International Paper 2023 Proxy Statement

Director Compensation / Non-employee Director Compensation Table

Non-employee Director Compensation Table

The following table provides information on 2022 compensation for non-employee directors. It shows fiscal year 2022 compensation based on the SEC’s compensation disclosure requirements, though we pay our directors on a May to April service year. Amounts in the table show differences among directors because (i) each director makes an individual election to receive his or her fees in cash and/or equity; (ii) certain directors receive committee chair fees, a Lead Director fee, and/or Audit and Finance Committee member fees; and (iii) directors may join our Board on different dates, so their compensation is prorated for the year.

Name of Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Christopher M. Connor		337,024	337,024
Ahmet C. Dorduncu	134,458	163,022	297,480
Ilene S. Gordon		354,506	354,506
Anders Gustafsson		317,037	317,037
Jacqueline C. Hinman		317,037	317,037
Clinton A. Lewis, Jr.		307,020	307,020
DG Macpherson		307,020	307,020
Kathryn D. Sullivan	70,000	245,038	315,038
Anton V. Vincent		307,020	307,020
Ray G. Young		332,015	332,015

(1)	As described above, certain directors elected to receive shares of restricted stock in lieu of cash and therefore had no cash compensation during 2022.

(2)

The value of stock awards shown in the “Stock Awards” column is based on grant date fair value calculated under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on the last business day immediately preceding the date of grant, which was May 9, 2022. Directors who elect to defer their equity retainer fee receive RSUs rather than restricted stock. Restrictions on shares awarded to our directors under our current compensation plan lapse one year from the date of grant, and then the shares are freely transferable, subject to our director stock ownership requirement and securities regulations. RSUs are not transferable until a director’s retirement from the Board, death or disability. The cash value of RSUs is paid in January following retirement, death or disability.

The following table shows the aggregate number of unvested shares of restricted stock and RSUs outstanding as of December 31, 2022, for each non-employee director who served as of that date.

Name of Director	Aggregate Number of Shares Outstanding That Have Not Vested and RSUs (#)
Christopher M. Connor	45,879
Ahmet C. Dorduncu	3,385
Ilene S. Gordon	7,361
Anders Gustafsson	6,583
Jacqueline C. Hinman	6,583
Clinton A. Lewis, Jr.	41,814
DG Macpherson	10,501
Kathryn D. Sullivan	5,088
Anton V. Vincent	13,896
Ray G. Young	71,359
Total	212,449

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Our Audit and Finance Committee has selected Deloitte & Touche to serve as the Company’s independent auditor for 2023. Although shareowner ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Deloitte & Touche to our shareowners because we value your views on the Company’s independent auditor. Our Audit and Finance Committee will consider, but is not bound by, the outcome of this vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and our shareowners.

To ratify the selection of our independent auditor, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote FOR or AGAINST the ratification of the selection of our independent auditor, or you may abstain from voting. Abstentions will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

We do not expect there to be any “broker non-votes” associated with this proposal, as the ratification of our independent auditor is a routine matter. As a result, if your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares may be voted by the broker in its discretion.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as the Company’s independent auditor for 2023.	FOR

40 \	International Paper 2023 Proxy Statement

Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2023 / Background on our Independent Auditor

Background on our Independent Auditor

The Audit and Finance Committee is responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. The committee has evaluated the qualifications, performance and independence of Deloitte & Touche, including discussions regarding Public Company Accounting Oversight Board (“PCAOB”) inspection results, peer reviews and any other internal inspection results and trends in their internal system of quality controls, and appointed Deloitte & Touche as the Company’s independent external auditor for the fiscal year 2023.

Deloitte & Touche has served as International Paper’s independent external auditor continuously since 2002. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be a rotation of the independent external audit firm. The members of the Audit and Finance Committee and the Board believe the continued retention of Deloitte & Touche to serve as the Company’s independent external auditor is in the best interests of International Paper and its shareowners. In making this determination, the Audit and Finance Committee and Board have taken into account Deloitte & Touche’s significant institutional knowledge of our business, operations, accounting policies and financial systems, and internal controls framework, as well as Deloitte’s global capabilities, technical expertise, depth of resources, quality, efficiency of services, quality of communications with the Audit and Finance Committee and management, and independence. In addition, in accordance with applicable rules on partner rotation, Deloitte & Touche rotates its lead audit engagement partner not less than every five years. The Audit and Finance Committee is involved in considering the selection of Deloitte & Touche’s primary engagement partner when there is a rotation.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2022, which were included in the Company’s 2022 Annual Report on Form 10-K, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Representatives of Deloitte & Touche will be present at the 2023 annual meeting to answer questions, and they also will have the opportunity to make a statement if they desire to do so.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2021, and December 31, 2022. The total fees and expenses paid to Deloitte & Touche are as follows:

	2021	2022
	($, in thousands)	($, in thousands)
Audit Fees	13,345	11,752
Audit-Related Fees	4,987	470
Tax Fees	3,391	1,865
All Other Fees	49	286
Total Fees	21,772	14,373

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Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2023 / Services Provided by the Independent Auditor

Services Provided by the Independent Auditor

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations and are pre-approved by the Audit and Finance Committee. For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” please write to the Corporate Secretary, or visit us on our website, www.internationalpaper.com, under “Contact Us.”

Pursuant to rules adopted by the SEC, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.

Audit Fees – Fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements, the review of our financial statements included in our quarterly Form 10-Q reports, and those services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements for the fiscal year, such as comfort letters, consents and other services related to SEC matters. Audit fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.

Audit-Related Fees – Fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audits, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.

Tax Fees – Fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.

All Other Fees – Fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. These services relate to various consultations that are permissible under applicable laws and regulations, which are primarily related to engagements to provide advice, observations, and recommendations regarding operations, infrastructure and distribution to be considered by the Company.

42 \	International Paper 2023 Proxy Statement

Item 2: Ratify Deloitte & Touche as Our Independent Auditor for 2023 / Services Provided by the Independent Auditor

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2022.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s website at www.internationalpaper.com under the “Investors” tab and then under the “Governance” link and the “Board Committees” section. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Mr. Joseph R. Saab, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited consolidated financial statements for the 2022 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm, including discussions related to significant accounting policies and critical accounting estimates and their related disclosures. In addition, the Audit and Finance Committee has reviewed, and discussed with management and Deloitte & Touche, management’s assessment of the effectiveness of the Company’s internal control over financial reporting, and the evaluation by Deloitte & Touche of the Company’s internal control over financial reporting. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (United States) and the Securities and Exchange Commission. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the firm’s independence.

The Board has determined that the following members of the Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Christopher M. Connor, Anders Gustafsson, Jacqueline C. Hinman and Ray G. Young. The Board has determined that each member of the Audit and Finance Committee meets the independence and financial literacy requirements for audit committee members set forth under the listing standards of the NYSE and our independence standards, as well as applicable independence requirements under SEC rules.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

The Audit and Finance Committee has approved and selected, and the Board of Directors has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2023.

Audit and Finance Committee

Ray G. Young, Chair	Christopher M. Connor	Ahmet C. Dorduncu

Anders Gustafsson	Jacqueline C. Hinman

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Our Board of Directors seeks your approval of the compensation of our Named Executive Officers (“NEOs”), who are listed in the Summary Compensation Table of this proxy statement. Information describing the compensation of our NEOs is disclosed in the Compensation Discussion & Analysis section, the accompanying tables and narrative contained in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act. This vote is being provided as required pursuant to Section 14A of the Exchange Act and is non-binding.

Shareowners are asked to approve the following non-binding advisory resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Exchange Act, including in the Compensation Discussion & Analysis, the related compensation tables and narrative disclosure, is hereby approved.”

To approve this proposal, commonly referred to as a “Say on Pay” proposal, the affirmative vote of a majority of a quorum at the annual meeting is required. You may vote FOR or AGAINST this non-binding proposal, or you may abstain from voting. Abstentions will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to Item 3. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K under the Exchange Act.

FOR

44 \	International Paper 2023 Proxy Statement

Introduction

This CD&A describes our compensation program that applies to all of our executive officers, including our CEO and Senior Vice Presidents, whom we refer to as our Senior Leadership Team (“SLT”). It is designed to provide shareowners with an understanding of our compensation philosophy, core design principles and decision-making process. This narrative also explains how our Management Development and Compensation Committee (“MDCC”) oversees and designs the compensation program and explains the 2022 compensation of our Named Executive Officers (“NEOs”).

2022 Named Executive Officers (NEOs)

Mark S. Sutton	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
Timothy S. Nicholls	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Gregory T. Wanta	Senior Vice President
Thomas J. Plath	Senior Vice President, Human Resources and Corporate Affairs
W. Thomas Hamic	Senior Vice President, North American Container and Chief Commercial Officer
Sharon R. Ryan	Former Senior Vice President, General Counsel and Corporate Secretary

Ms. Ryan retired from the Company effective June 30, 2022, after a long and successful career with the Company spanning 34 years.

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the MDCC, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the MDCC has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with the Company’s management.

Based on the review and discussions referred to above, the MDCC recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and its proxy statement on Schedule 14A filed in connection with the Company’s 2023 Annual Meeting of Shareowners.

Management Development and Compensation Committee

Jacqueline C. Hinman (Chair)	Christopher M. Connor	Ilene S. Gordon

Clinton A. Lewis, Jr.	DG Macpheron

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Compensation Discussion & Analysis (CD&A) / Overview of Our CD&A

Overview of Our CD&A

46 \	International Paper 2023 Proxy Statement

Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

1/ Executive Summary

2022 Financial Highlights

International Paper delivered solid earnings and strong cash generation while returning cash to shareowners.

$2.9B We achieved Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of $ 2.9 billion. A	$2.2B We generated $2.2 billion of net cash provided by operations (GAAP) and $1.2 billion of free cash flow (FCF).B

$673M We maintained our dividend of $1.85 per share and returned $673 million of cash to shareowners.	$1.3B We returned $1.3 billion of cash to shareowners through share repurchases.

A.

Adjusted EBITDA is a non-GAAP financial measure that is used as a performance metric in our short-term incentive compensation plan, the Management Incentive Plan (or MIP). See Section 4 for information regarding how Adjusted EBITDA is calculated and Appendix A for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

B.

Free cash flow is a non-GAAP financial measure. See Appendix A for information regarding how free cash flow is calculated and a reconciliation of free cash flow to the most directly comparable GAAP measure, as well as for information regarding why we believe that free cash flow presents useful information to investors.

2022 Executive Compensation Highlights

The following section briefly highlights the current structure of our program, the MDCC’s key compensation decisions for 2022 as well as our performance achievement attained in our incentive compensation plans. These decisions were made with the support of the MDCC’s independent consultant, Frederic W. Cook & Co. (FW Cook) (see section titled “Role of Compensation Consultants”), and this information is discussed in greater detail elsewhere in this CD&A.

Key Highlights for 2022

We are committed to being leaders in environmental, social and governance (ESG) performance, and our ESG performance impacts our executive compensation as a:

  factor in measuring individual performance for modifying STI payouts (see pages 61-62 for more details), and factor in our shareowners’ decision to invest in our stock which influences TSR performance in our LTI plan.

We have robust compensation governance policies, practices and processes (see Section 6).

We continue to have strong pay-for-performance correlation (see Section 2).

For 2022, our LTI Plan continued to consist entirely of performance units and is based solely on Company Performance achievement for all participants—no individual performance modifiers are applied (see page 62).

Our CEO’s LTI target was increased by $500,000 to $10,875,000. Prior to this adjustment, our CEO’s target direct compensation (base salary, STI and LTI) had remained unchanged since 2019.

Based on a comprehensive review in 2022 of both the short- and long-term incentive compensation plans, changes were made to our 2023 incentive plans (see page 75).

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2022 Total Target Compensation Mix

The chart below demonstrates our commitment to placing pay at risk. For 2022, 90% of our CEO’s target compensation and, on average, 79% of our other NEOs’ target compensation was based on performance and was therefore at risk. Importantly, base salary comprises a relatively small portion of our NEOs’ compensation and is the only component of their target Total Direct Compensation (“TDC”) not tied to Company performance.

2022 Base Salary Changes

The Committee decided to increase Mr. Nicholls’ base salary by 3.3% and Mr. Hamic’s base salary by 10.5% effective March 1, 2022. Mr. Nicholls’ merit increase was made in recognition of his strong performance during 2021, including his excellent leadership during the spin-off of our global papers business. Mr. Hamic’s base salary was adjusted based on position to market and in recognition of his strong performance during 2021, particularly his efforts in the overall cost restructuring of the Global Cellulose Fibers business. Neither our CEO nor any of the other NEOs received an increase in base salary in 2022.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2022 Incentive Plan Design Overview with Metrics and Weightings

2022 Short-Term Incentive Plan

Management Incentive Plan (MIP)

Component Weightings

Management Incentive Plan Payout Scale

All Metrics:

Below Threshold (0% Payout)

Threshold (50% Payout)

Target (100% Payout)

Maximum (200% Payout)

2022-2024 Long-Term Incentive Plan

Performance Share Plan (PSP)

Component Weightings

Performance Share Plan Payout Scale

ROIC (50%)

Below Threshold (0% Payout)

Threshold (50% Payout)

Target (100% Payout)

Maximum (200% Payout)

Relative TSR (50%)

Below 25th percentile (0% Payout)

25th percentile (25% Payout)

50th percentile (100% Payout)

At or above 75th percentile (200% Payout)

* See page 59 for definitions.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

2022 STI Performance Achievement

Performance Metric	Target	Actual	% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
Adjusted EBITDA*	$3.613B	$2.859B	0.0%	70.0%	0.0%
Revenue	$21.010B	$21.161B	114.3%	15.0%	17.1%
Cash Conversion*	68.8%	68.0%	97.0%	15.0%	14.6%
Total				100.0%	31.7%

*

Adjusted EBITDA and Cash Conversion are both non-GAAP financial measures. See Section 4 for information regarding how these non-GAAP financial measures are calculated, and Appendix A for a reconciliation of Adjusted EBITDA and components of Cash Conversion to the most directly comparable GAAP measures.

2020-2022 LTI Performance Achievement

Performance Metric	Target	Actual	% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
3-Year Adjusted ROIC*	9.0%	9.79%	139.5%	50.0%	69.75%
Relative TSR	50th Percentile	17th Percentile	0.0%	50.0%	0.0%
Total				100.0%	69.75%

*

Adjusted ROIC is a non-GAAP financial measure. See Section 4 for information regarding how Adjusted ROIC is calculated, and Appendix A for a reconciliation of components of Adjusted ROIC to the most directly comparable GAAP measure.

Responsiveness to Shareowners—Say-on-Pay Consideration

In May 2022, our shareowners again approved our annual Say-on-Pay proposal with support from approximately 94% of votes cast (excluding broker non-votes).

Over the last ten years, we have received 94% or better support on our NEO compensation. The MDCC views this consistently strong level of support as continued affirmation of the design and direction of our executive compensation programs. While being mindful of this level of support, the MDCC and management remain firmly committed to strengthening our pay-for-performance alignment, and intend to continue to assess the overall architecture of our executive compensation program.

The MDCC and management will continue to use the annual “Say-on-Pay” vote as a guidepost for shareowner sentiment and will continue to engage with our shareowners and respond to their feedback.

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Compensation Discussion & Analysis (CD&A) / 1/Executive Summary

Compensation Governance Best Practices

Pay-for-Performance. 100% of incentive pay is performance-based.

Change-in-Control Benefits. Change-in-control severance benefits are two times (2x) target cash compensation for all non-CEO executive officers elected after 2012.

Double Trigger Change-in-Control Equity Vesting. Equity incentive awards have a double trigger if replacement awards are provided. Awards will not vest upon a change in control unless there is also a qualifying termination of employment.

Limit on Cash Severance for Executive Officers. Aggregate severance payments to an executive officer may not exceed two times (2x) the sum of the officer’s base salary plus target cash bonus unless there is a change in control or shareowner preapproval.

Robust Equity Ownership and Retention Requirements. All officers are required to own IP shares equal to a multiple of their base salary and to retain 50% of after-tax equity payouts until the ownership requirement is met. The CEO’s requirement is a rigorous six times (6x) base salary.

Clawback of Incentive Compensation If Restatement. Cash and equity incentive compensation awards are subject to clawback in specified circumstances.

Non-Competition and Non-Solicitation Agreements. We require our leaders to enter into Non-Competition Agreements and Non-Solicitation Agreements, the violation of which may result in clawback or forfeiture of incentive compensation awards.

Cap on CEO’s Personal Use of Company Aircraft. While our CEO is authorized to use the Company aircraft for personal travel, he is required to reimburse the Company for the incremental cost of such personal use above $75,000.

Multiple Performance Metrics. Short-term incentive compensation and long-term incentive compensation performance is based on multiple metrics, without any overlap, to encourage balanced initiatives.

Peer Groups. We use relevant compensation benchmarking and relative TSR peer groups.

No Employment Agreements for Executive Officers. Our executive officers are at-will employees with no employment contracts.

No Tax Gross-Ups. We do not gross up compensation payments to account for taxes.

No Guaranteed Annual Salary Increases or Bonuses. For the NEOs, annual salary increases are based on individual performance and market competitiveness, while their annual cash incentives are tied to corporate and individual performance.

No Plans that Encourage Excessive Risk-Taking. Based on the MDCC’s annual review, it was determined that the Company’s compensation practices are appropriately structured and provide no incentives to employees to engage in unnecessary or excessive risk-taking.

No Stock Options; Thus no Repricing or Exchange of Underwater Stock Options by Policy. We discontinued granting stock options over 15 years ago. All outstanding stock options have expired, and we have never granted stock appreciation rights (“SARs”). Our equity incentive plan does not permit repricing or exchange of underwater options or SARs without shareowner approval.

No Hedging or Pledging of Company Securities. Officers and directors are strictly prohibited from hedging IP securities. Directors, executive officers and other senior executives are strictly prohibited from pledging Company securities as collateral or holding securities in a margin account.

No Inclusion of Equity Awards in Pension Calculations. Equity awards are not included as pensionable compensation.

No Excessive Benefits. We offer only limited executive benefits as required to remain competitive and to attract and retain highly talented executives.

No Active Defined Benefit Retirement Programs. SERP participation was frozen at the end of 2011 and all salaried pension plan benefits were frozen at end of 2018. Only defined contribution retirement benefits are available.

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Compensation Discussion & Analysis (CD&A) / 2/ How We Design Our Executive Compensation Program to Pay for Performance

2/ How We Design Our Executive Compensation Program to Pay for Performance

Executive Compensation Philosophy

Our executive compensation program continues to be designed to attract, retain and motivate our SLT to deliver Company performance that builds long-term shareowner value. To achieve our objectives, our program is designed around two guiding principles:

Pay for Performance We reward achievement of specific goals that improve our financial performance and drive strategic initiatives to ensure sustainable long-term profitability.	Pay at Risk We believe a significant portion of an executive’s compensation should be specifically tied to performance—both Company performance and individual performance.

Pay for Performance — CCG Analysis

The MDCC reviews our CEO’s pay in relation to the Company’s performance to ensure they are aligned. We conduct this review against our Compensation Comparator Group (“CCG”) because it is one of two reference points against which we target pay and it is the primary reference against which we benchmark our program design. (For information on the CCG, see “Peer Group Benchmarking” on page 54.)

Historical CEO Pay-for-Performance Alignment

The following table demonstrates the close alignment between our CEO’s realizable pay and the Company’s performance over the past five three-year performance periods as compared to our CCG.

Three-Year Performance Period	Our CEO’s Realizable Pay Rank (percentile of CCG)	Our Company’s TSR Rank (percentile of CCG)
2019-2021	12th	18th
2018-2020	37th	26th
2017-2019	33rd	29th
2016-2018	60th	45th
2015-2017	35th	35th

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Compensation Discussion & Analysis (CD&A) / 2/ How We Design Our Executive Compensation Program to Pay for Performance

Current CEO Pay-for-Performance Alignment

Each point on the graph below represents a CCG CEO’s three-year realizable compensation (the cash compensation actually paid plus the economic value of equity-based grants) relative to their company’s three-year TSR performance over the period 2019-2021.

Compared to our CCG, our CEO’s realizable compensation was at the 12th percentile of our peer group while the Company delivered TSR at the 18th percentile. The MDCC believes this graph clearly illustrates a strong pay-for-performance alignment, especially when compared year over year (as shown in the table on the previous page).

CEO Realizable Pay vs. TSR Performance (2019-2021)

•

The graph reflects CEO compensation for each company regardless of who actually served in the CEO role. This allows us to compare CEO compensation for a full three-year period for each company and focuses on the CEO position rather than specific individuals.

•	This graph is based on the 2022 proxy filings of our CCG.

•	Total Shareholder Return reflects share price appreciation, adjusted for dividends and stock splits.

•	Realizable pay consists of:

1.	actual base salary paid over the three-year period,

2.	actual STI payouts over the three-year period, and

3.	LTI determined as shown below, with equity awards based on December 31, 2021 market value for each company;

a.	in-the-money value of stock options granted over the three-year period;

b.	service-based restricted stock awards granted over the three-year period;

c.	performance share awards:

i.	actual shares earned using actual performance achievement for grant cycles beginning and ending between 2019 and 2021; and

ii.	target shares granted over the three-year period assuming target performance, for performance cycles that have not yet been completed.

d.	performance cash awards:

i.	actual cash paid using actual performance achievement for grant cycles beginning and ending between 2019 and 2021; and

ii.	target cash levels provided over the three-year period assuming target performance, for performance cycles that have not yet been completed

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Compensation Discussion & Analysis (CD&A) / 2/How We Design Our Executive Compensation Program to Pay for Performance

Peer Group Benchmarking

Consistent with the Company’s compensation philosophy, the MDCC generally targets each component of Total Direct Compensation (TDC) at the median level (50th percentile) of our primary reference point. Target compensation positioning for individual SLT members will vary from the market median based on factors such as:

•	Position scope and responsibilities, as well as experience within the role;

•	Individual performance; and

•	Internal equity.

The MDCC, with the assistance of FW Cook, its independent compensation consultant, uses two sources of market data, to ensure our pay remains competitive:

•	Primary market reference point (used for all SLT positions)

We use published survey data as our primary market reference point to ensure a robust sample size of organizations, thereby reducing year-over-year volatility in pay comparison. This survey data represents the average of two large, general industry surveys administered by Willis Towers Watson and Aon and reflects the revenue responsibility of each executive.

•	Secondary market reference point (used for CEO, CFO, and other SLT positions where enough data points are available)

We use CCG proxy data as our secondary market reference point. This data is limited to publicly available data of the top five paid executives at each of the 18 CCG companies, selected based on a number of screening criteria:

How Our CCG Is Selected

We look for companies that meet the following criteria:

✓  Compete with us for executive talent;

✓  Comparable annual revenue (approximately one-half to two times), with comparable market capitalization used as a governor (as appropriate);

✓  Global geographic presence;

✓  Similar complexity of business operations; and

✓  Available compensation data.

How We Use Our CCG

✓  As a secondary reference point in establishing base salary ranges, short- and long-term incentive targets, and assessing competitiveness of total direct compensation awarded to our SLT;

✓  To benchmark equity vehicle and incentive plan metrics;

✓  To benchmark officer stock ownership guidelines and other executive compensation practices and policies; and

✓  To evaluate share utilization, overhang levels and annual aggregate grant value.

2022 Compensation Comparator Group (“CCG”)

• Ball Corporation • Berry Global Group, Inc. • Bunge Limited • Carrier Global Corporation • Crown Holdings, Inc. • Eastman Chemical Company • Eaton Corporation	• Emerson Electric Company • General Dynamics Corporation • Goodyear Tire & Rubber Company • Johnson Controls International plc • Northrop Grumman Corporation • Nucor Corporation	• Packaging Corporation of America (PCA) • Parker-Hannifin Corporation • PPG Industries, Inc. • Schlumberger Limited • WestRock Company

  International Paper vs. CCG Revenue[1]

IP’s Targeted TDC = CCG Median (50th percentile)

1   Based on the most recently reported four quarters as of September 2021, used in late 2021 to benchmark pay for 2022

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Compensation Discussion & Analysis (CD&A) / 3/How We Make Compensation Decisions

3/ How We Make Compensation Decisions

Role of the Management Development and Compensation Committee

The MDCC is responsible for the Company’s executive compensation program design and decision-making process for SLT compensation. The MDCC:

•	Approves our compensation benchmarking process, as well as the companies used for comparison (our CCG) to ensure reasonableness and stability;

•	Assesses the overall effectiveness of our executive compensation program to ensure the design achieves our objectives;

•	Approves performance metrics, goals, and their respective weightings, as well as the companies against which we compare our relative performance;

•	Determines SLT compensation, based on recommendations from the CEO regarding executives other than the CEO; and

•	Conducts an annual evaluation of risk as it pertains to our Company-wide compensation plans and programs.

In addition, in a process established by the Presiding Director, the MDCC during Executive Session:

•	Approves the CEO’s annual objectives and conducts semi-annual performance reviews; and

•	Recommends to the full Board for approval, the CEO’s base salary, target incentive opportunities (MIP and PSP) and annual incentive award payment based on its assessment of the CEO’s performance.

All elements of CEO pay are approved by the independent directors of the Board.

Role of Management

The CEO makes recommendations to the MDCC concerning the strategic direction of our executive compensation program. Our Senior Vice President, Human Resources, is responsible for making recommendations to the MDCC concerning program design and administration, and our General Counsel provides legal advice to the MDCC concerning disclosure obligations, governance and its oversight responsibilities.

The CEO reviews the performance of SLT members against their annual, individual pre-established performance objectives and discusses his individual performance with the MDCC. In consultation with our Senior Vice President, Human Resources, the CEO makes individual recommendations on base salary, incentive plan opportunities, and annual incentive award payments. The MDCC reviews these recommendations, and then, considering input from its compensation consultant, discusses, modifies and approves, each SLT member’s compensation.

The CEO does not participate in any MDCC or Board deliberations that involve the CEO’s own compensation.

Role of Compensation Consultants

The MDCC continued to engage FW Cook in 2022 to serve as its independent, external compensation consultant.

The MDCC relies on FW Cook to advise on its decision-making process and has sole authority to retain and terminate the relationship, as well as to approve the terms of engagement, including fees. FW Cook works exclusively for the MDCC and provides no services to the Company, other than services provided in the firm’s capacity as the MDCC’s consultant. Accordingly, the MDCC has determined that FW Cook is independent from the Company. Separately, FW Cook has attested in writing as to its independence from the Company.

The Company retains Exequity and Willis Towers Watson as its primary compensation consultants to advise on program design, provide and analyze benchmarking data, apprise management of evolving practices and trends, and perform other consulting services as needed. From time to time, the Company engages other consultants for special projects as needed.

MDCC’s Consultant: Frederic W. Cook & Co., Inc.	Management’s Consultants: Exequity LLP Willis Towers Watson PLC

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Compensation Discussion & Analysis (CD&A) / 4/

4/ Elements of Our Executive Compensation Program

Overview

The primary elements of our executive compensation program are:

•	base salary,

•	short-term (annual) incentive compensation under our Management Incentive Plan (“MIP”),

•	long-term incentive compensation under our Performance Share Plan (“PSP”),

•	other ad hoc equity awards and limited executive benefits.

Total Direct Compensation (“TDC”) is the combination of fixed and variable compensation. Other compensation elements, such as our limited executive benefits, are not part of TDC, but the MDCC also reviews these elements.

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Compensation Discussion & Analysis (CD&A) / 4/

Base Salary

Base salary is the only fixed element of TDC. The MDCC considers base salary increases annually based on individual performance, while taking into account whether market-based adjustments are necessary. Annual merit increases for most salaried employees across the globe, including the NEOs, are effective March 1st. The increases below, effective March 2022, were made, for Mr. Nicholls, in recognition of his strong performance during 2021, including his excellent leadership during the spin-off of our global papers business, and for Mr. Hamic, based on the position of his salary relative to market and in recognition of his strong performance during 2021, particularly his efforts in the overall cost restructuring of the Global Cellulose Fibers business. The 2023 increases shown below in January are the result of organizational changes made effective January 1, 2023. The following table shows the annual base salary in effect during 2022 and currently for each NEO.

Name	Base Salary (Jan - Feb)	March 2022 Increase	Base Salary (Mar - Dec)	January 2023 Increase	Current Base Salary
Mr. Sutton (CEO)	$1,450,000	n/a	$1,450,000	n/a	$1,450,000
Mr. Nicholls (CFO)	$750,000	3.3%	$775,000	n/a	$775,000
Mr. Wanta	$550,000	n/a	$550,000	n/a	$550,000
Mr. Plath	$550,000	n/a	$550,000	2.7%	$565,000
Mr. Hamic	$475,000	10.5%	$525,000	14.3%	$600,000
Ms. Ryan(1)	$650,000	n/a	$650,000	n/a	n/a

(1)	Through June 30, 2022

Variable Compensation: Overview and How We Assess Performance

We do not have guaranteed bonuses. Variable compensation is pay at risk and is tied directly to performance. Company performance is based on the achievement of specific financial goals, as described below. Individual performance is rewarded upon achievement of specific pre-established objectives or priorities.

Element	IP Incentive Plan / Program	2022 Performance Metrics	Metric Weight	Individual Performance Modifier

Short-Term Incentive Plan	Management Incentive Plan (MIP)	• Adjusted EBITDA	70%	Yes
		• Revenue	15%
		• Cash Conversion	15%

Long-Term Incentive Plan	Performance Share Plan (PSP)	• Adjusted ROIC	50%	No
		• Relative TSR	50%

Other equity awards, including awards of stock and service-based restricted stock/units, may be granted from time to time under limited circumstances to address specific recruitment, retention or other recognition efforts. All SLT compensation, including any such equity awards, must be approved by the MDCC. No such awards were made to the NEOs or any other member of the SLT in 2022.

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Compensation Discussion & Analysis (CD&A) / 4/

How and Why We Chose Our Performance Metrics

Our incentive compensation plan design is based upon achievement of pre-established performance objectives that we believe will drive improved financial performance of the Company. Each year the MDCC assesses the appropriateness of the performance metrics, and periodically makes adjustments based on the financial objectives most critical to the Company’s success. No changes were made to our 2022 performance metrics in comparison to those used for our 2021 incentive compensation plans.

We explain below why the MDCC chose the performance metrics we used for our 2022 incentive compensation plans. See the following page for more definitional details on each metric.

2022 Short-Term Incentive Plan Metrics

Adjusted EBITDA
Adjusted EBITDA[1] is commonly used as a proxy for a company’s operating profitability. We believe that driving earnings growth is currently the best way to drive shareowner value. Within the Company, we set goals for Adjusted EBITDA performance at the business level to establish an ongoing line of sight to our performance. Adjusted EBITDA represents a significant driver of cash flow, as it is the single largest component of Cash Flow from Operations. In addition, we use Adjusted EBITDA in assessing the Company’s consolidated results of operations and operational performance and in comparing the Company’s results of operations between periods. As a result, we believe that Adjusted EBITDA is a significant indicator of the Company’s ongoing operational strength.

Revenue
Revenue[2] is a complementary measure to Adjusted EBITDA that helps focus participants on top-line growth. We believe that using Revenue also helps focus participants on commercial and operational improvement initiatives.

Cash Conversion

Cash Conversion[3] drives capital efficiency and also is a complementary measure to Adjusted EBITDA. Employees can influence this measure by managing inventories, leveraging working capital, and delivering better capital project planning and execution.

2022-2024 Long-Term Incentive Plan Metrics

Adjusted ROIC
Adjusted ROIC[4] measures a company’s returns and can be compared to the cost of capital. The company needs to earn an Adjusted ROIC that is equal to or greater than our cost of capital to create long-term value for our shareowners. We consider Adjusted ROIC to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we use the capital invested in our business.

Relative TSR

TSR[5] reflects share price appreciation and dividends paid. TSR is regularly used to compare the performance of companies’ stocks over time, and we measure our relative TSR position over a three-year period against our TSR Peer Group. This is a key performance measure that aligns our long-term incentive pay with the value we create for our shareowners, as compared to other companies with which we compete for investment dollars.

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Compensation Discussion & Analysis (CD&A) / 4/

The footnotes below explain the details of our performance metric calculations for purposes of our incentive compensation plans:

[1]

Adjusted EBITDA, a non-GAAP financial measure, is defined as Earnings from Continuing Operations Before Income Taxes and Equity Earnings and before the impact of special items and non-operating pension expense plus Net Interest Expense and Depreciation, Amortization and Cost of Timber Harvested. Adjusted EBITDA may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, and/or to reflect the impact of any significant, one-time events, including, but not limited to, epidemics/pandemics, wars/invasions/hostilities (whether war is declared or not), natural disasters with significant impact on our operations, or any other significant, one-time event the MDCC deems appropriate for an adjustment. For additional information regarding Adjusted EBITDA, including a detailed calculation and reconciliation to the most comparable GAAP measure, see Appendix A. Additional detail regarding the special items included in the definition of Adjusted EBITDA is set forth on page [XX] of our annual report on Form 10-K for our fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on February 17, 2023.

[2]

Revenue means “Net Sales” as reported on the Consolidated Statement of Operations in the Company’s financial statements included in our periodic filings with the SEC. Revenue may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results.

[3]

Cash Conversion, a non-GAAP financial measure, means Adjusted EBITDA (as defined above) less Maintenance and Regulatory Capital Spending plus/minus changes in Operating Working Capital, divided by Adjusted EBITDA. “Maintenance and Regulatory Capital Spending” means “Invested in Capital Projects” as reported on the Consolidated Statement of Cash Flows in the Company’s financial statements included in our periodic filings with the SEC, less capital spending from projects intended to improve market position or customer service/satisfaction, but including volume increases and performance or quality improvements. “Operating Working Capital” means Trade Accounts and Notes Receivables plus Contract Assets plus Inventories less Trade Accounts Payable as reported on the Consolidated Balance Sheet under GAAP, excluding Corporate Operating Working Capital and other adjustments. Maintenance and Regulatory Capital Spending and changes in Operating Working Capital may be adjusted, in the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. For additional information regarding Cash Conversion, including a further description and reconciliations of its components, see Appendix A.

[4]

Adjusted ROIC, a non-GAAP financial measure, is calculated as Adjusted Operating Earnings Before Net Interest Expense (a non-GAAP financial measure defined in Appendix A), divided by average invested capital. Invested capital is total equity (adjusted to remove pension-related amounts, including prior service costs and net actuarial gains/losses, that are included in Accumulated Other Comprehensive Income (Loss)) plus interest-bearing debt. The Company’s Weighted Average Cost of Capital (“WACC”) is used as the minimum threshold for Adjusted ROIC performance. Target Adjusted ROIC performance is set at 200 basis points (“bp”) above WACC, and maximum Adjusted ROIC performance is set at 400 bp above WACC. The Company’s WACC equals Cost of Equity X (Equity/ Capital) + Cost of Debt X (Debt/Capital). The Company’s WACC is calculated prior to the beginning of each grant year and stays fixed for the three-year PSP performance period. WACC may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. For additional information regarding Adjusted ROIC, including a reconciliation of Adjusted Operating Earnings Before Net Interest Expense to the most comparable GAAP measure, see Appendix A.

[5]

TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested in Company stock (including the dividends paid on stock obtained by reinvesting dividends) during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and end of the performance period. We calculate the Company’s TSR and our peer companies’ TSR using the same methodology.

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Why We Use Different Peer Groups

In the chart below, we explain why we use different peer groups for compensation benchmarking and for measuring the Company’s TSR performance in our incentive plans.

Peer Group	Composition	Rationale

CCG	Includes 18 companies from multiple industries (Companies range in size from approximately 0.5 to 2.0 times IP’s revenue, which positions IP near the median; see page 54 for a complete listing of CCG companies)	These are the companies against which we are likely to compete for executive talent. They are of comparable size and scope of operations to the Company, which is critical for evaluating target TDC levels.

TSR Peers	Broader cross-section of companies engaged in global manufacturing and capital-intensive businesses.	These are the companies against which we compete for investment dollars, as detailed in the indices described below.

Our Peer Group for TSR Performance

The TSR Peer Group was selected using a formulaic process. The 2022 TSR Peer Group includes member companies from the following indices:

•	S&P 500 Materials Index – excluding companies identified as metals and mining, fertilizer and/or agricultural companies and Albemarle Corporation

•	S&P 1500 Composite Index – including only paper products and paper packaging companies with a market cap of at least $2.5B, plus Graphic Packaging Holding Company

•	S&P 500 Index – eight selected comparable companies, plus Crown Holdings, Inc.

The goal was to select closely correlated peers to minimize the influence of market factors outside of IP’s control on our relative performance achievement. Since the share prices of the companies selected are impacted by many of the same macroeconomic and industry factors that impact IP, external/market factors have less bearing on relative performance.

2022 TSR Peer Group*

Air Products and Chemicals, Inc.

Amcor plc

Avery Dennison Corporation

Ball Corporation

Celanese Corporation

Crown Holdings, Inc.

Cummins Inc.

Dow Inc.

DuPont de Nemours, Inc.

Eastman Chemical Company

Ecolab Inc.

Ford Motor Company

Graphic Packaging Holding Company

International Flavors & Fragrances Inc.

Johnson Controls International plc

Linde plc
LyondellBasell Industries N.V. Martin Marietta Materials Inc. Mohawk Industries Inc.

Packaging Corporation of America
PPG Industries, Inc.

Rockwell Automation Inc.

Sealed Air Corporation

The Sherwin-Williams Company

Sonoco Products Company

Trane Technologies plc (formerly Ingersoll-Rand plc)

Union Pacific Corporation

Vulcan Materials Company

WestRock Company

Weyerhaeuser Company

*	Bolded companies are also part of our 2022 CCG.

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Short-Term Incentive

Management Incentive Plan (“MIP”)

Overview

The MIP is our annual, cash-based incentive compensation plan designed to motivate employees to achieve our most critical short-term financial goals. In 2022, the MIP eligibility was expanded, based on external market benchmarking, to include approximately 4,750 additional employees in the U.S. and Canada effective July 1, 2022. The newly-eligible employees’ awards were prorated (limited) for participation during the last half of the plan year. The 2022 MIP award pool, described below, was paid to approximately 8,000 employees globally including the new participants.

2022 Performance Metrics and Performance Achievement

The MDCC believes our MIP performance targets should motivate management to achieve results that will drive superior investor returns.

The chart below shows the specific design elements and how the award was earned.

2022 MIP Performance Metrics	Metric Weight	Threshold Performance Payout 50%	Target Performance Payout 100%	Maximum Performance Payout 200%	Actual	% of Target Award Earned	Weighted % of Target Award Earned
Adjusted EBITDAA	70%	$2.890B	$3.613B	$3.974B	$2.859B	0.0%	0.0%
Revenue	15%	$18.909B	$21.010B	$22.061B	$21.161B	114.3%	17.1%
Cash ConversionA	15%	55.0%	68.8%	75.7%	68.0%	97.0%	14.6%
Total	100%						31.7%

A	See Appendix A for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

As shown above, when our actual year-end result in any one of the metrics falls below the established threshold performance level (as shown in the chart above), no payment was earned for that portion of the award. In the event that our actual year-end result in any one of the metrics above fell between the threshold and target performance levels, or between the target and maximum performance levels, the payment earned was calculated on a straight-line interpolated basis.

2022 Award Pool Calculation

The Company’s MIP target award pool is equal to the sum of each MIP-eligible employee’s target award, based on the participant’s position in the Company. To calculate the actual award pool, the target award pool is multiplied by the Company’s 2022 total performance achievement of 31.7%, resulting in an award pool of approximately $39 million. This pool was distributed among all eligible employees. The award paid to each of our NEOs is described in Section 5.

The MDCC has the discretion to decrease the award pool to zero and has chosen to decrease it in the past. Consistent with our philosophy that management should be rewarded for delivering outstanding financial results, the MDCC also has discretion to increase the award pool by up to 25%, provided the total final award pool does not exceed the maximum amount permitted, which is 200% of target. The MDCC did not exercise its discretion to decrease or increase the 2022 MIP award pool.

Individual MIP Awards

Awards for all MIP-eligible employees are based on Company performance, but then are modified for individual performance achievement as determined by each employee’s direct manager.

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We are committed to being leaders in environmental, social and governance (“ESG”) performance. As such, ESG performance is considered when applying the individual performance modifier. We consider the following ESG metrics for members of our SLT when determining their individual payout under the MIP:

•	Health & Safety,

•	Environment & Sustainability,

•	Human Capital & Culture,

•	Governance, and

•	Diversity & Inclusion.

The CEO has discretion to recommend an additional award outside the MIP called a CEO Award, in recognition of exceptional individual performance beyond what is captured in annual individual objectives. For 2022, one of our NEOs, Mr. Hamic, received a CEO Award of $25,000 in recognition of his strong leadership and execution in commercial earnings improvement initiatives.

For 2022, Mr. Sutton’s MIP award was not modified for individual performance and thus was based solely on the Company’s financial performance percentage of 31.7%. (See Section 5.)

Long-Term Incentive

Performance Share Plan (“PSP”)

Overview

The PSP is our long-term, equity-based incentive compensation plan designed to motivate employees to create long-term shareowner value. PSP awards are granted annually in the form of performance-based restricted stock units to approximately 1,050 management-level employees globally based on position in the Company and satisfactory performance. PSP awards are earned over a three-year performance period based solely on the Company’s performance achievement in absolute Adjusted ROIC and relative TSR. Awards are settled in shares of Company stock (except in Asia and Morocco). The number of shares ultimately paid may include additional shares for prorated PSP grants due to promotion during the grant year and also includes the reinvestment of dividends earned on shares actually paid at the end of the three-year performance period.

The MDCC does not have discretion to increase the Company’s performance achievement, but may decrease it in the event the Company experiences negative Adjusted ROIC or negative TSR. In addition, if the Company’s absolute TSR over the three-year performance period is negative, performance achievement for the TSR portion of the PSP award may not exceed 100%.

	2020	2021	2022	2023	2024	2025
2020 Grant	3-year Performance Measurement Period			Paid*
2021 Grant		3-year Performance Measurement Period			Paid*
2022 Grant			3-year Performance Measurement Period			Paid*

*	Assuming threshold performance objective is achieved.

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Performance Metrics and Objectives

In 2022, the PSP continued to be based on Adjusted ROIC and relative TSR as detailed below. Some key components of our design are:

•	Both metrics (Adjusted ROIC and relative TSR) are weighted at 50% each for all PSP participants.

•	Our threshold goal on Adjusted ROIC is based on exceeding our weighted average cost of capital (WACC).

•

To determine our performance achievement under the relative TSR metric, we use a percentile ranking for comparison to our broad, highly correlated TSR peer group (see Section 4, “Why We Use Different Peer Groups”).

		Performance Objective
2022-2024 PSP Performance Metrics	Metric Weight	Threshold ROIC – Payout 50% TSR – Payout 25%	Target Payout 100%	Maximum Payout 200%
Adjusted ROIC	50%	7.0%	9.0%	11.0%
Relative TSR	50%	25th percentile	50th percentile	75th percentile

If our actual three-year performance period ending result in either metric falls below the established threshold performance level (as shown in the chart above), no payment is earned (vested) for that portion of the award. The award earned for results in either metric that fall between the threshold and target performance levels, or between the target and maximum performance levels, are calculated on a straight-line interpolated basis.

Payout Calculation

Based on market data, each PSP participant has a target award that is granted based on the participant’s position. The actual number of shares paid at the end of the three-year performance period may be higher or lower than the target award, based solely on the Company’s performance achievement. Possible payouts under the 2022 PSP range from 0 percent to 200 percent of the target award.

2020-2022 PSP Payout

For the 2020-2022 PSP, the performance achievement approved by the MDCC in February 2023 is shown in the chart below. The award paid to each of our NEOs is described in Section 5.

		Performance Achievement
2020-2022 Performance Metrics	Target	Actual Achievement		% of Target Award Earned	Metric Weight	Weighted % of Target Award Earned
Adjusted ROIC	9.0%	9.79%		139.5%	50.0%	69.75%
Relative TSRA	50th Percentile	17th Percentile	A	0.0%	50.0%	0.0%
Total 2020-2022 PSP Payout						69.75%

A	Domtar Corporation was removed from the TSR peer group due to its acquisition by Karta Halten B.V.

Other Equity Awards

We use other types of equity awards, such as grants of stock, restricted stock awards (“RSAs”) or restricted stock units (“RSUs”), for purposes of recruitment, retention or recognition. Vesting provisions for these service-based awards vary on a case-by-case basis, but under regular terms and conditions are forfeited if the participant voluntarily terminates employment prior to vesting. During 2022, there were no equity awards other than PSP awards granted to any SLT member.

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Other Compensation Elements

Retirement and Benefit Plans

Members of the SLT participate in the same health, welfare and retirement programs that are available to most of the Company’s U.S. salaried employees. Additionally, our unfunded, nonqualified plans—the Pension Restoration Plan and the Deferred Compensation Savings Plan (“DCSP”)—are available to eligible salaried U.S. employees, including the NEOs, whose compensation is higher than the limits set by the Internal Revenue Service (“IRS”) for tax-qualified plans. Absent these plans, these employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with IP. Finally, while the unfunded Supplemental Retirement Plan for Senior Managers (“SERP”) was closed to new participants effective January 1, 2012, two current SLT members (Messrs. Sutton and Nicholls) are the only remaining legacied participants in this plan.

Name	CEO	SLT	Other Officers and Eligible Managers	U.S. Salaried Employees

Health and Welfare Plans	•	•	•	•

The Company froze credited service and compensation in the Retirement Plan, Pension Restoration Plan and SERP for all service on or after January 1, 2019.

For service after this date, affected employees now receive Retirement Savings Account contributions (“RSAc”).

Qualified Retirement (Pension) Plan / RSAc(B)	•	•	•	•
Pension Restoration Plan / RSAc(B)	•	•	•
SERP(B)	•(A)	•(A)
Qualified Salaried Savings Plan – 401(k)	•	•	•	•
DCSP(B)	•	•	•

•	Eligible to participate.

(A)	This executive benefit was closed to new participants effective January 1, 2012.

(B)	See the Executive Compensation Tables starting on page 76 below for additional information on this benefit.

Change-in-Control (“CIC”) Agreements

The Company has entered into CIC agreements with certain executives, including all members of the SLT. These agreements provide cash severance and other benefits, including acceleration of equity-award vesting, in the event of a double trigger, which requires both a CIC of the Company and a qualifying termination of employment (i.e., involuntary termination without cause or departure for good reason). We believe these potential benefits align executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential CIC, without undue concern for their own financial and employment security. No benefits are provided upon a CIC alone (i.e., without also experiencing an accompanying termination) so long as the acquiring company provides replacement awards as substitution for outstanding equity awards. Moreover, in no event will the Company gross up or pay for excise taxes relating to any CIC benefits. For more detail on these CIC agreements and benefits, see the “Post-Employment Termination Benefits” on page 85.

Perquisites

We do not offer perquisites to our NEOs that are not generally available to all U.S. employees other than the following: the CEO’s limited personal use of Company aircraft and benefits granted to a limited number of legacied participants in our discontinued Executive Supplemental Life Insurance Program. Our NEOs would be entitled to the same standard benefits under our Global Mobility Policy as any employee serving the Company on an expatriate assignment.

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5/ NEO Compensation

Overview

The compensation benchmarking review used to establish NEO target Total Direct Compensation (TDC) levels for 2022 indicated that our CEO’s 2022 target TDC was 104.4% of the projected 2022 market median. The 2022 target TDC levels for all other NEOs were, in aggregate, 90.7% of the projected 2022 market median.

We do not have, nor do we believe we need a policy that dictates a specific ratio of CEO compensation to other NEOs or the SLT. Generally, we base our compensation decisions on principles of internal equity and external market competitiveness. The difference that exists between our CEO’s compensation and the compensation of our other NEOs is based on the complexity of the CEO’s leadership responsibilities for the global enterprise.

2022 Actual Realized Compensation Compared to 2022 Targeted Compensation

In this Section, we describe the 2022 compensation actually realized by each NEO, as well as the rationale for each compensation element and amount. We also illustrate 2022 target versus actual compensation in the individual graphs for each NEO.

The Target amount includes:

(i)	2022 actual base salary paid;

(ii)	2022 target MIP;

(iii)	the target value of the 2020-2022 PSP granted in 2020; and

(iv)	the target value of the RSA grants that vested during 2022, if any.

The Actual amount represents what we believe is the appropriate way to illustrate 2022 actual pay earned, and includes:

(i)	2022 actual base salary paid;

(ii)	2022 MIP paid in February 2023;

(iii)	the actual value of the 2020-2022 PSP paid in February 2023; and

(iv)	the actual value of the RSA grants that vested during 2022, if any.

The value shown for the equity awards on the following chart differs from the value shown in the Summary Compensation Table. Equity awards granted in 2022 are shown in the Summary Compensation Table, while the following charts show PSP awards valued and paid in 2023 for the performance period ending in 2022 (and, if applicable, RSA grants that vested during 2022). The equity awards for the 2020-2022 PSP in the following charts were valued based on the closing price of $40.85 for the Company’s common stock on February 1, 2023, which is the trading day immediately preceding the date the MDCC approved the payout.

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Mark S. Sutton

Chairman of the Board and Chief Executive Officer

Mark Sutton has 38 years of service with the Company and was appointed CEO effective November 2014 and Chairman of the Board effective January 2015. Mr. Sutton served as President and Chief Operating Officer from June through October 2014, prior to which he was Senior Vice President, Industrial Packaging, a role he assumed in November 2011. Prior to that role, he led our Printing and Communication Papers business since January 2010. He previously served as Senior Vice President, Supply Chain from March 2008 through 2009, Vice President, Supply Chain from June 2007 through February 2008, and Vice President, Strategic Planning from January 2005 through May 2007.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$1,450,000 (no base salary increase in 2022)	No adjustment was made to Mr. Sutton’s base salary because it was within our targeted market range.
2022 MIP Award	$689,500 (31.7% combined Company and individual performance achievement)	Mr. Sutton’s MIP payment was awarded at 31.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2020-2022 PSP Payout	175,997 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $7,189,484 including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Sutton’s 2022 actual compensation paid against targeted compensation amounts.

Target LTI is based on 208,208 target shares valued at $49.83, using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 175,997 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

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Timothy S. Nicholls

Senior Vice President and Chief Financial Officer

Tim Nicholls has 31 years of service with the Company. Effective June 2018, he was appointed CFO, a position he previously held from December 2007 through November 2011. In addition to his role in finance, Mr. Nicholls also has oversight for the Company’s corporate development and capital effectiveness. He previously served as Senior Vice President, Industrial Packaging the Americas, a position he held since November 2014, immediately prior to which he served as Senior Vice President, Printing & Communications Papers the Americas from November 2011. In 1991, he joined Union Camp Corporation, which was acquired by the Company in 1999.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$770,833 (incorporates a 3.3% increase effective March 1, 2022)	Mr. Nicholls’ salary increase was made in recognition of his outstanding leadership and strong performance in 2021 in relation to the spin-off of our global papers business.
2022 MIP Award	$253,600 (31.7% combined Company and individual performance achievement)	Mr. Nicholls’ MIP payment was awarded at 31.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2020-2022 PSP Payout	47,499 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $1,940,350, including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Nicholls’ 2022 actual compensation paid against targeted compensation amounts.

Target LTI is based on 56,192 target shares valued at $49.83 using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 47,499 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

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Gregory T. Wanta

Senior Vice President

Greg Wanta has 31 years of service with the Company. On January 1, 2023, Mr. Wanta assumed his current role. Since December 2016, Mr. Wanta served in the role of Senior Vice President, North American Container with responsibility for the Company’s operations in that business in the United States, Mexico and Chile. Mr. Wanta has served in a variety of roles of increasing responsibility in manufacturing and commercial leadership positions in specialty papers, coated paperboard, printing papers, foodservice and industrial packaging, including Vice President, Central Region, Container the Americas, from January 2012 through November 2016.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$550,000 (no base salary increase in 2022)	No adjustment was made to Mr. Wanta’s base salary because it was within our targeted market range.
2022 MIP Award	$135,500 (30.1% combined Company and individual performance achievement)	Mr. Wanta’s MIP payment was awarded at 30.1% of target, adjusted downward (95%) for his individual performance, which reflected overall business results below expectations.
2020-2022 PSP Payout	26,294 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $1,074,106, including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Wanta’s 2022 actual compensation paid against targeted compensation amounts.

Target LTI is based on 31,106 target shares valued at $49.83 using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 26,294 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

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Thomas J. Plath

Senior Vice President, Human Resources and Corporate Affairs

Tom Plath has over 31 years of service with the Company. He served as Senior Vice President, Human Resources and Global Citizenship since March, 2017 and assumed responsibility for Corporate Affairs on January 1, 2023. Mr. Plath served as Vice President, Human Resources, Global Businesses from November 2014 until February 2017. Prior to that role, he served as Director, Human Resources—Manufacturing and then Vice President, Human Resources—Manufacturing, Technology, EHS&S and Global Supply Chain from 2010 to 2014. Between 2001 and 2010, Mr. Plath served in the Company’s distribution business, xpedx, where he had roles in operations, marketing and general management. He was named Vice President of Human Resources for xpedx in 2006. Mr. Plath joined the Company in 1991 and served in a variety of human resource roles until 2001.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$550,000 (no base salary increase in 2022)	No adjustment was made to Mr. Plath’s base salary because it was within our targeted market range.
2022 MIP Award	$134,700 (31.7% combined Company and individual performance achievement)	Mr. Plath’s MIP payment was awarded at 31.7% of target of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2020-2022 PSP Payout	16,966 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $693,059, including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Plath’s 2022 actual compensation paid against targeted compensation amounts.

Target LTI is based on 20,069 target shares valued at $49.83 using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 16,966 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

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W. Thomas Hamic

Senior Vice President, North American Container and Chief Commercial Officer

Tom Hamic has a total of 30 years of service with the Company. On January 1, 2023, Mr. Hamic assumed his current role. In 2020, Mr. Hamic was named Senior Vice President, Global Cellulose Fibers, IP Asia and Enterprise Commercial Excellence and served in this role throughout 2022. Tom was elected Senior Vice President, Containerboard and Enterprise Commercial Excellence in 2019. He moved into the role of Vice President, Containerboard and Recycling in 2015, after serving as Vice President, Finance and Strategy since 2013. In 2009, Mr. Hamic was named Vice President and General Manager, Container the Americas. Mr. Hamic joined the Company in 1992 following his internship and has held a variety of sales, marketing, finance, strategic planning and leadership roles with the Company in the United States and Europe.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$516,667 (incorporates a 10.5% increase effective March 1, 2022)	Mr. Hamic’s salary increase was made based on position to market and in recognition of his outstanding leadership and strong performance in the overall cost restructure of the Global Cellulose Fibers business during 2021.
2022 MIP Award	$150,900 (35.5% combined Company and individual performance achievement)	Mr. Hamic’s MIP payment was awarded at 35.5% of target, modified upward (112%) for his individual performance, which reflected his strong performance, particularly his efforts in the overall cost restructuring of the Global Cellulose Fibers business.
2020-2022 PSP Payout	12,008 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $490,541 including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.

The chart below compares Mr. Hamic’s 2022 actual compensation paid against targeted compensation amounts.

Target LTI is based on 14,383 target shares valued at $49.83 using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 12,008 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

Other 2022 Realized Compensation

Mr. Hamic received a CEO Award of $25,000 cash in recognition of his strong leadership and execution in commercial earnings improvement initiatives.

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Sharon R. Ryan

Former Senior Vice President, General Counsel and Corporate Secretary

Sharon Ryan had 34 years of service with the Company prior to her retirement on June 30, 2022. Ms. Ryan was appointed to the position of Senior Vice President, General Counsel and Corporate Secretary in November 2011, following her service as Acting General Counsel and Corporate Secretary since May 2011 and Vice President since February 2011. Ms. Ryan previously served in a variety of legal roles, including as Chief Ethics and Compliance Officer (beginning in 2009), Associate General Counsel – Corporate Law, and General Counsel of various business divisions within the Company.

2022 Realized Compensation

Element of Compensation	Compensation Amount	Rationale
2022 Base Salary	$325,000 (no base salary increase in 2022)	No adjustment was made to Ms. Ryan’s base salary because it was within our targeted market range. Amount shown reflects base salary paid to Ms. Ryan in 2022 prior to her retirement.
2022 MIP Award	$87,600 (31.7% combined Company and individual performance achievement)	Ms. Ryan’s MIP payment was awarded at 31.7% of target (reflecting 100% for individual performance) and thus was based solely on the Company’s performance achievement.
2020-2022 PSP Payout	24,740 shares, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $1,010,623 including a fractional share)	PSP payout of 69.75% was based solely on the Company’s performance achievement in Adjusted ROIC and relative TSR described in Section 4.
2020 Restricted Stock Award	11,384 shares vested on March 1, 2022, including reinvested dividends and an anti-dilution adjustment (related to the spin-off of Sylvamo) (valued at $517,079)	Ms. Ryan’s RSA grant of 10,000 shares was made on March 1, 2020 for retention purposes and vested on March 1, 2022.

The chart below compares Ms. Ryan’s 2022 actual compensation paid against prorated targeted compensation amounts.

Target LTI is based on 29,267 prorated target shares valued at $49.83 using the 20-day average stock price as of December 31, 2019.

Actual LTI is based on 24,740 shares, which includes the original target shares plus reinvested dividends and an anti-dilution adjustment related to the spin-off of Sylvamo, multiplied by 69.75% performance achievement and valued at $40.85, IP’s closing share price on February 1, 2023.

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6/ Other Matters Related to Governance and Compensation

Insider Trading and Anti-Hedging/Anti-Pledging Policies

The Company has adopted comprehensive and detailed policies that regulate trading in Company securities by our insiders, including the SLT and Board members. These policies include information regarding trading blackout periods and explain when transactions in Company securities are permitted. The policies also strictly prohibit our SLT and Board members (as well as our corporate controller but no other employees) from holding Company securities in a margin account or pledging them as collateral for a loan. Lastly, the policies prohibit all Company officers (but no other employees) and Board members from engaging in any of the following short-term or speculative transactions involving Company securities: short sales; publicly traded options, such as puts, calls or other derivative instruments; and hedging and monetization transactions, such as zero-cost collars, forward-sale contracts, equity swaps and exchange funds.

Officer Stock Ownership and Retention Requirements

All of our officers are expected to own shares of our common stock with a minimum market value based on a multiple of base pay. This policy is intended to align our officers’ interests with those of our shareowners and encourage long-term shareowner value creation by requiring officers to have a significant equity stake in the Company. Our stock ownership requirements are based on position:

Position	Current Ownership Requirement
Chief Executive Officer	6x base pay
Senior Vice President	3x base pay
Vice President	1.5x base pay

The following are counted toward meeting the ownership requirement: freely held shares (whether purchased on the open market or fully earned through Company plan or program); beneficial shares held indirectly by a trust or family member; and share equivalents held in the Salaried Savings Plan and Deferred Compensation Savings Plan. Unvested restricted shares (e.g., PSP awards and RSAs) are not counted toward meeting the ownership requirement.

Officers are required to retain 50 percent of their net shares paid under any Company long-term incentive plan or program, such as shares paid out under the PSP and vested RSA shares, until their ownership requirements are satisfied. SLT stock ownership is reviewed annually by the MDCC to ensure compliance. As of our last annual evaluation, all SLT members were in compliance with our policy.

Board Policy on Personal Use of Company Aircraft

The Board encourages the CEO to use Company aircraft for business continuity and efficiency purposes, where appropriate. Use of the Company aircraft allows the CEO to be available at all times for business needs, whether on business or personal travel. Pursuant to Board resolutions and a Time Sharing Agreement, Mr. Sutton is authorized to use the Company aircraft for personal travel, but is required to reimburse the Company for the incremental cost of such personal use above $75,000. The value of such use is imputed income and is not grossed up for taxes.

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Clawback or Forfeiture of Incentive Awards

Both MIP and PSP awards are subject to clawback under our plan documents. Under the clawback provision, if the Company’s financial statements are restated as a result of errors, omission, or fraud, the MDCC may, at its discretion, based on the facts and circumstances surrounding the restatement, require some or all participants to return some or all of their awards to the Company. In addition, the MDCC may, at its discretion, based on the facts and circumstances, require all or a portion of MIP and PSP awards to be forfeited in the event a participant engages in conduct that is detrimental to the business interests or reputation of the Company, including any violation of any non-competition and non-solicitation agreement to which such participant is a party. Additionally, the MDCC may, at its discretion, based on the facts and circumstances, require an SLT member who does not provide one-year’s notice of retirement to forfeit his or her MIP and PSP awards.

Non-Competition and Non-Solicitation Agreements

The Company maintains Non-Competition and Non-Solicitation Agreements with leaders of the Company, including our SLT, to prohibit such leaders from engaging in certain competitive activities and to protect confidential information and trade secrets from unauthorized use or disclosure. Violation of these agreements may result in clawback or forfeiture of incentive compensation awards.

Board Policy on Non-CIC Severance Agreements with Senior Officers

A supplemental severance payment to the CEO must be approved by the independent directors of the Board. A supplemental severance payment to any other SLT member must be approved by the MDCC. Moreover, pursuant to a 2005 Board policy, in the absence of a change in control, any supplemental severance, plus severance under the Salaried Employee Severance Plan, may not exceed two times base the executive’s salary plus target MIP for the year in which the termination occurs. Any larger severance amount must be approved in advance by our shareowners.

Prohibition on Repricing; No Stock Option Grants

The Company has not granted stock options since 2005 and all previously granted stock options expired in 2015. Our incentive compensation plan provides that stock options, once granted, may not be repriced, directly or indirectly, without the prior consent of the Company’s shareowners.

Equity Grant Practices

The Company does not have any program, plan or practice to time, and has not timed, equity grants to coordinate with the release of material non-public information. Annual equity grants (including pro rata grants for promotions and employees hired in the prior year) under the PSP are approved at the MDCC’s meeting in December. Service-based restricted stock awards are used from time to time, and may be granted on the first day of any month by our Senior Vice President, Human Resources (as delegated by the Board), within parameters approved by the MDCC. An award to an SLT member requires approval by the MDCC (or by the Board for an award to the CEO).

The framework for making grants set forth above minimizes any concern that grant dates could be selectively chosen based upon market price at any given time.

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Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation that is more than $1 million for certain executive officers of publicly-held companies.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the MDCC considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. The MDCC continues to have the flexibility to approve non-deductible compensation, and has approved, and may in the future approve, the payment of compensation that is not deductible under Section 162(m) if it believes it is in the best interests of the Company.

Accounting for Stock-Based Compensation

The accounting treatment of stock-based compensation does not dictate the type, timing, or amount of any particular grant made to our employees.

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7/ Changes to Our 2023 Incentive Compensation Plans

We recognize that incentive plans evolve over time and should respond to the changing needs and strategies of the Company. At a minimum of every five years, the Company conducts a comprehensive review of both the short-term and long-term incentive compensation plans to confirm our plans are competitive, while also ensuring the plan design aligns with the strategic goals of the business. The 2022 review included an analysis of best market practices for elements of both design and administration for each of the plans. Management conducted an assessment utilizing studies performed by three consulting firms: Willis Towers Watson, Exequity and FW Cook. Additionally, internal teams conducted extensive back-testing (testing design changes using historical data to understand implications).

The MDCC reviewed the detailed findings of the various studies at its May meeting. The MDCC then met in July and in September to discuss and fine-tune the design and administration elements for each plan. In October 2022, the MDCC approved the changes described below to the Company’s incentive compensation programs. These changes went into effect in January 2023, with the exception of the expansion of the MIP which was implemented effective July 1, 2022.

2023 Incentive Compensation Plan Changes

	Change	Rationale	Effective Date
Short-Term Incentive Plan	Expanded Eligibility	Expanded eligibility to ensure market competitiveness and to help with our recruitment and retention efforts; added approximately 4,750 employees	July 1, 2022
	Name Change	Change name from the Management Incentive Plan (MIP) to the Annual Incentive Plan (AIP) to more accurately describe the eligible population	January 1, 2023
Adjustment of Metric Weightings

•  Increased the weighting of the Revenue metric from 15% to 20% and decreased the weighting of the Cash Conversion metric from 15% to 10% to strengthen the focus on top-line profitable growth

•  The EBITDA metric remains unchanged at a 70% weighting, maintaining a heavy emphasis on margin and improving profitable growth

January 1, 2023
Long-Term Incentive Plan (LTIP)	Name Change	Change name from the Performance Share Plan (PSP) to the Long-Term Incentive Plan (LTIP) to more accurately describe the plan providing more than one equity vehicle	Beginning with the 2023 LTIP grant
Add RSUs and Tiering of Vehicle Mix Between PSUs and RSUs

•  Incorporate time-based RSU awards, in addition to the existing performance-based PSU awards, in the LTIP to provide a more competitive offering through better alignment with market, which we believe will help with our recruitment and retention efforts

•  Use of RSUs will be tiered with a much heavier performance orientation at senior management levels. This more appropriately places a higher risk/reward ratio on senior executives while increasing focus on retention deeper in the organization.

•  LTIP awards to senior executives, including the NEOs, will consist of 80% PSUs and 20% RSUs

Beginning with the 2023 LTIP grant

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Summary Compensation Table

The following table shows base salary, stock awards under our Performance Share Plan (“PSP”) and, if applicable, Restricted Stock Awards (“RSA”) program, cash awards under our Management Incentive Plan (“MIP”), the change in pension value and all other compensation to our NEOs for the years ended December 31, 2022, 2021 and 2020.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)	Total Excluding Change in Pension Value ($)(7)
Mark S. Sutton Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2022	1,450,000	—	11,065,795	689,500	—	449,457	13,654,752	13,654,752
	2021	1,450,000	—	10,487,138	2,386,000	471,628	433,941	15,228,707	14,757,079
	2020	1,450,000	—	10,318,788	2,386,000	3,761,401	404,010	18,320,199	14,558,798
Timothy S. Nicholls Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2022	770,833	—	2,950,892	253,600	—	219,683	4,195,008	4,195,008
	2021	750,000	25,000	2,830,279	863,900	107,788	213,864	4,790,831	4,683,043
	2020	750,000	—	2,784,876	905,100	1,344,171	151,625	5,935,772	4,591,601
Gregory T. Wanta Senior Vice President	2022	550,000	—	1,729,833	135,500	—	109,293	2,524,626	2,524,626
	2021	545,833	—	1,617,302	469,000	—	137,733	2,769,868	2,769,868
	2020	525,000	—	1,541,613	460,700	705,839	96,540	3,329,692	2,623,853
Thomas J. Plath(8) Senior Vice President, Human Resources and Corporate Affairs	2022	550,000	—	1,246,498	134,700	—	122,373	2,053,571	2,053,571
	2021	550,000	25,000	1,086,662	478,000	—	125,570	2,265,232	2,265,232

W. Thomas Hamic(8) Senior Vice President, North American Container and Chief Commercial Officer	2022	516,667	25,000	1,079,615	150,900	—	92,075	1,864,257	1,864,257
Sharon R. Ryan Former Senior Vice President, General Counsel and Corporate Secretary	2022	444,003	—	1,780,711	87,600	—	108,407	2,420,721	2,420,721
	2021	650,000	25,000	1,768,944	606,100	—	142,931	3,192,975	3,192,975
	2020	650,000	—	2,110,147	606,100	842,065	127,530	4,335,842	3,493,777

(1)	The amount in this column for Ms. Ryan includes $119,000 vacation pay paid to her when she left the Company, effective June 30, 2022.

(2)

Mr. Nicholls, Mr. Plath, and Ms. Ryan each received this cash payment, known as a CEO Award, in February 2022 to reward them for their outstanding leadership with the Sylvamo spin-off, in 2021. Mr. Hamic received a CEO Award in February 2023 to reward him for his outstanding leadership in Global Cellulose Fibers in 2022.

(3)

The amounts reported in this column reflect the aggregate grant date fair value of stock awards under our PSP and RSA programs granted to the NEO during each year, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating these values for the 2022 fiscal year may be found in Note 21 to our audited financial statements beginning on page 88 of our 2022 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 17, 2023. The value shown for 2022 includes the aggregate grant date fair value of each NEO’s 2022-2024 PSP award. The maximum value of the 2022-2024 PSP awards based on achieving maximum Company performance is as follows Mr. Sutton: $22,131,590; Mr. Nicholls: $5,901,784; Mr. Wanta: $3,459,666; Mr. Plath: $2,492,996; Mr. Hamic: $2,159,230 and Ms. Ryan; $3,561,422.

(4)	Represents the amount earned under the MIP based on Company and individual performance during the year shown, which is paid in February of the following year.

(5)

Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP as shown in the Pension Benefits in 2022 table set forth on page 81 below. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Changes in value arise from the decrease in the discount period and the impact of a change in the discount rate from the prior year’s measurement, and changes in mortality rate assumptions. The discount rate used is the

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same as the rate used by the Company for financial statement disclosure as of the end of the fiscal year. This rate, which increased by 250 basis points from the prior year, is based on economic conditions at year end. The assumed SERP lump sum interest rate also increased by 196 basis points from the prior year. The NEOs do not receive preferential or above market earnings on non-qualified deferred compensation. Accordingly, there is no amount included in this column for this type of earnings credit. The actual change in pension value decreased as follows: Mr. Sutton: $2,514,945, Mr. Nicholls: $1,104,294, Mr. Wanta: $1,190,312, Mr. Plath: $954,916, Mr. Hamic: $888,084 and Ms. Ryan: $827,123.

(6)	A breakdown of the “All Other Compensation” amounts for 2022 is shown in the following table:

Name	Retirement Savings Account Contributions ($)(a)	Company Matching Contribution ($)(b)	Group Life Insurance ($)(c)	ESIP ($)(d)	Corporate Aircraft ($)(e)	Matching Gift ($)(f)	Total ($)(g)
M.S. Sutton	230,160	71,520	7,656	59,717	75,000	5,404	449,457
T.S. Nicholls	99,584	81,587	4,070	26,342	—	8,100	219,683
G.T. Wanta	61,140	28,374	2,904	—	—	16,875	109,293
T.J. Plath	63,180	52,464	2,904	—	—	3,825	122,373
W.T. Hamic	54,532	31,813	2,728	—	—	3,002	92,075
S.R. Ryan	57,366	46,853	1,716	—	—	2,472	108,407

(a)

Represents the Retirement Savings Account contributions made by the Company to the NEO’s accounts in the Salaried Savings Plan and Deferred Compensation Savings Plan, as shown in the “Nonqualified Deferred Compensation in 2022” table set forth on page 83 below. The contribution amount is equal to a percentage of eligible compensation, based on the NEO’s age at the date the contribution is made. All NEOs received RSA contributions in the amount of 6% of their eligible compensation.

(b)

Represents the Company match to the NEO’s contribution to the Salaried Savings Plan, Retiree Medical Savings Program and Deferred Compensation Savings Plan, as shown in the “Nonqualified Deferred Compensation Plan” table.

(c)	Represents the Company’s annual premium payment for the NEO’s group life insurance benefit.

(d)	Represents the amount paid by the Company for the NEO’s executive supplemental insurance program (“ESIP”).

(e)

Represents the aggregate incremental cost to the Company of Mr. Sutton’s personal travel on Company aircraft. Pursuant to Board resolutions and his Time Sharing Agreement, Mr. Sutton is required to reimburse the Company for the incremental cost of personal use of the aircraft above $75,000. For 2022, this reimbursable amount was $3,059. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Sutton. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We impute into Mr. Sutton’s income the value of personal use of the aircraft in accordance with IRS regulations, minus any amounts he reimbursed during the calendar year. Mr. Sutton receives no tax gross-up on this imputed income.

(f)

Represents the Company’s match of each NEO’s donations to the United Way of America (60-percent match) and the International Paper Company Employee Relief Fund (100-percent match) as part of Company-wide campaigns.

(g)	Represents the sum of columns (a) through (f).

(7)

In order to more effectively demonstrate the impact that the change in pension value has on total compensation, we have included an additional column to show total compensation less the change in pension value. We believe this number gives a more accurate picture of changes in compensation related to Company performance since the change in pension value is subject to numerous variables outside of our control, such as interest rates, and that are unrelated to Company performance. However, the number in this column may differ significantly from the Total column. The number in the Total column is calculated in accordance with SEC rules and our calculation excluding the change in pension value is not a substitute for total compensation. Please see the Pension Benefits in 2022 set forth on page 81 below table below for additional information regarding the pension benefits provided to our NEOs.

(8)

Compensation information for Mr. Plath and Mr. Hamic is not provided for some prior years as the result of the fact that neither Mr. Plath nor Mr. Hamic was a named executive officer during such years.

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Other Grants of Plan-Based Awards During 2022

The table below shows payout ranges for our NEOs under the 2022 MIP and 2022-2024 PSP, as described in our CD&A. There were no other plan-based cash or equity awards granted to our NEOs in 2022.

Name	Committee Action Date(1)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. S. Sutton			163,125	2,175,000	4,350,000
	12/13/2021	1/1/2022				27,568	220,544	441,088	11,065,795
T. S. Nicholls			60,000	800,000	1,600,000
	12/13/2021	1/1/2022				7,352	58,812	117,624	2,950,892
G. T. Wanta			33,750	450,000	900,000
	12/13/2021	1/1/2022				4,310	34,476	68,952	1,729,833
T. J. Plath			31,875	425,000	850,000
	12/13/2021	1/1/2022				3,105	24,843	49,686	1,246,498
W. T. Hamic			31,875	425,000	850,000
	12/13/2021	1/1/2022				2,690	21,517	43,034	1,079,615
S. R. Ryan			20,719	276,250	552,500
	12/13/2021	1/1/2022				4,436	35,490	70,980	1,780,711

(1)

The 2022-2024 PSP grant was approved by the MDCC for all NEOs (except Mr. Sutton, whose grant was approved by the full Board) at its December 2021 meeting, effective the first day of the following calendar year.

(2)

The amounts shown in this column reflect the grant date fair value of the PSP awards computed in accordance with FASB ASC Topic 718 based on the probable satisfaction of the performance conditions at January 1, 2022 for such awards (i.e., 100 percent of target), as explained in further detail in the narrative following this table.

Narrative to the Grants of Plan-Based Awards Table

Estimated Future Payouts under Non-Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2022 MIP. The actual amount paid is shown in the Summary Compensation Table.

The amount shown in the “Threshold” column was the amount that would have been paid under the 2022 MIP if the Company had achieved only the minimum performance level required in one of the following performance metrics: absolute Revenue, absolute Cash Conversion, and absolute Adjusted EBITDA. For example, since absolute Revenue is weighted at 15 percent, a threshold payout at 15 percent would result in weighted performance achievement of 7.5 percent (or one-half of 15 percent). Minimum performance in at least one objective is required to fund an MIP award pool.

The amount shown in the “Maximum” column was the possible payout for each NEO based on maximum Company performance achievement of 200 percent.

Estimated Future Payouts under Equity Incentive Plan Awards

These columns show the threshold, target and maximum payouts under the 2022-2024 PSP.

The amount shown in the “Threshold” column is the number of shares each NEO would receive if the Company achieved only the minimum performance level required in one of the following performance metrics: absolute Adjusted ROIC and relative TSR. For example, since relative TSR is weighted at 50 percent, a threshold payout at 25 percent would result in weighted performance achievement of 12.5 percent (or one-half of 25 percent).

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The amount shown in the “Maximum” column is the possible number of shares each NEO would receive based on maximum Company performance of 200 percent.

Grant Date Fair Value of Stock Awards

The amounts shown in this column reflect the grant date fair value of the awards granted to each NEO under the 2022-2024 PSP computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions at January 1, 2022 for such awards (i.e., 100 percent of target). For the absolute Adjusted ROIC component of the awards, the grant date fair value is based on the closing price of our common stock on the trading day immediately preceding the grant date. Valuing relative TSR is more complicated because the value must take into account the probable payout of the 2022-2024 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by FASB ASC Topic 718.

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR Peer Group; and (2) the value of the PSP award received by each participant is based on the fair value of the Company’s stock as of the effective date of the payment.

Outstanding Equity Awards at December 31, 2022

The following table shows the outstanding equity awards held by our NEOs as of December 31, 2022.

	Stock Awards
	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	(#)		($)(1)
M.S. Sutton	708,613	(2)	24,539,258
T.S. Nicholls	190,502	(3)	6,597,082
G.T. Wanta	108,551	(4)	3,759,107
T.J. Plath	73,685	(5)	2,551,695
W.T. Hamic	57,117	(6)	1,977,975
S.R. Ryan	60,680	(7)	2,101,344

(1)	The market value is calculated based on the closing price of our common stock on December 30, 2022 of $34.63.

(2)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i) 208,208 units awarded under the 2020-2022 PSP, (ii) 196,683 units awarded under the 2021-2023 PSP, (iii) 220,544 units awarded under the 2022-2024 PSP, and (iv) 24,261 for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 58,917 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

(3)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i) 56,192 units awarded under the 2020-2022 PSP, (ii) 53,081 units awarded under the 2021-2023 PSP, (iii) 58,812 units awarded under the 2022-2024 PSP, (iv) 6,549 units for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 15,868 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

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(4)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i) 31,106 units awarded under the 2020-2022 PSP, (ii) 30,332 units awarded under the 2021-2023 PSP, (iii) 34,476 units awarded under the 2022-2024 PSP, (iv) 3,680 units for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 8,957 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

(5)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i) 20,069 units awarded under the 2020-2022 PSP, (ii) 20,380 units awarded under the 2021-2023 PSP, (iii) 24,843 units awarded under the 2022-2024 PSP, (iv) 2,422 units for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 5,971 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

(6)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i) 14,383 units awarded under the 2020-2022 PSP, (ii) 15,166 units awarded under the 2021-2023 PSP, (iii) 21,517 units awarded under the 2022-2024 PSP, (iv) 1,758 units for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 4,293 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

(7)

The amount shown includes the following units of restricted stock that remained subject to open PSP performance periods as of December 31, 2022: (i)32,769 units awarded under the 2020-2022 PSP, (ii) 17,576 units awarded under the 2021-2023 PSP, (iii) 6,041 units awarded under the 2022-2024 PSP, (iv) 2,855 units for the anti-dilution adjustment related to the spin-off of Sylvamo, and (v) 1,439 reinvested dividends on those units. The units awarded under the 2020-2022 PSP ultimately vested at the 69.75% level based on performance over this period as described in this CD&A (but are reflected at the 100% level in the chart set forth above in light of the fact that such units had not vested as of December 31, 2022). In addition, the number of units reflected in the chart above for the units awarded under the 2021-2023 PSP and under the 2022-2024 PSP assume vesting at the 100% performance level.

Stock Vested in 2022

The following table shows the value received upon the vesting in 2022 of performance-based stock grants previously awarded under our PSP and awards under our restricted stock programs as described in our CD&A.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
M.S. Sutton	158,989	7,439,088
T.S. Nicholls	38,311	1,792,579
G.T. Wanta	22,220	1,039,662
T.J. Plath	13,026	609,489
W.T. Hamic	7,755	362,868
S.R. Ryan	38,201	1,771,827

(1)

Amounts shown represent shares (including shares acquired in respect of reinvested dividends) under the PSP awards that vested on February 17, 2022. Ms. Ryan’s amount also includes shares related to a restricted stock award that vested on March 1, 2022.

(2)

Amounts shown represent the value of the vested shares based on our closing stock price on the date immediately preceding the vesting date of the award: $46.79 for each PSP share, and $45.42 for Ms. Ryan’s restricted stock award shares.

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Pension Benefits in 2022

The following table shows the present value of benefits payable to our NEOs under our Retirement Plan, Pension Restoration Plan, or SERP at December 31, 2021 and December 31, 2022. The change in the present value of the accrued benefit is shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2022.

All of our NEOs are eligible for a benefit calculated under the Retirement Plan formula. The NEOs are also eligible for a benefit that is calculated under the Pension Restoration Plan formula. Mr. Sutton, Mr. Nicholls, and Ms. Ryan are also eligible for a benefit calculated under the SERP formula. We amended the SERP to comply with IRC Section 409A, effective January 1, 2008. As amended, the portion of the benefit that is earned prior to SERP eligibility is paid under the Pension Restoration Plan, and the portion earned following SERP eligibility is paid from the SERP. Messrs. Wanta, Plath, and Hamic are not eligible for a SERP benefit as they did not meet the eligibility requirements prior to the date the SERP was closed to new participants, on January 1, 2012.

Name	Plan Name	Number of Years of Credited Service in 2022 (#)	12/31/2021 Present Value of Accumulated Benefit ($)(1)	Payments During Fiscal Year 2022 ($)(2)	12/31/2022 Present Value of Accumulated Benefit ($)(3)
M.S. Sutton	Retirement Plan	34.58	2,295,202		1,788,657
	Pension Restoration Plan	34.58	1,378,052		1,073,919
	SERP	34.58	32,143,626		30,439,359
	Total		35,816,880		33,301,935
T.S. Nicholls	Retirement Plan	27.25	1,774,527		1,382,894
	Pension Restoration Plan	27.25	886,773		691,064
	SERP	27.25	9,750,079		9,233,127
	Total		12,411,379		11,307,085
G.T. Wanta	Retirement Plan	27.67	1,649,556		1,206,416
	Pension Restoration Plan	27.67	2,781,295		2,034,123
	SERP	—	—		—
	Total		4,430,851		3,240,539
T.J. Plath	Retirement Plan	27.58	1,699,497		1,287,058
	Pension Restoration Plan	27.58	2,235,330		1,692,853
	SERP	—	—		—
	Total		3,934,827		2,979,911
W.T. Hamic	Retirement Plan	25.00	1,454,416		1,044,265
	Pension Restoration Plan	25.00	1,694,776		1,216,843
	SERP	—	—		—
	Total		3,149,192		2,261,108
S.R. Ryan	Retirement Plan	30.50	2,064,711	56,392	1,504,253
	Pension Restoration Plan	30.50	924,418	34,341	671,027
	SERP	30.50	7,598,071	7,494,064	—
	Total		10,587,200	7,584,797	2,175,280

(1)

The calculation of the present value of accumulated benefits as of December 31, 2021, assumes a discount rate of 2.90 percent for annuity payments and deferral periods. Lump sum payment calculations are based on the lower of the December 2021 municipal bond rate of 0.93 percent, or the locked-in rate elected by the NEO, if applicable. The calculation further assumes benefit commencement at the earliest age at which the NEO would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2)

Ms. Ryan retired as of June 30, 2022, and commenced her Retirement Plan and Restoration Plan annuities effective July 1, 2022 and received her SERP lump sum on December 30, 2022. The December 31, 2022 present values are based on her actual elected annuities, a 5.40 percent valuation discount rate and Company specific, generational mortality assumption.

(3)

With the exception of the benefits for Ms. Ryan described in footnote (2), the calculation of the present value of accumulated benefits as of December 31, 2022, assumes a discount rate of 5.40 percent for annuity payments and deferral periods. Lump sum payment calculations are based on the lower of the December 2022 municipal bond rate of 2.89 percent, or the locked-in rate elected by the NEO, if applicable. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

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Narrative to Pension Benefits Table

Retirement Plan of International Paper Company

Our Retirement Plan is a funded, tax-qualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. U.S. employees hired on or after July 1, 2004, are eligible for a Company-paid Retirement Savings Account contribution to our Salaried Savings Plan and Deferred Compensation Savings Plan in lieu of participation in the Retirement Plan. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67% of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees

Our supplemental retirement plan for our salaried employees is an unfunded, nonqualified plan that covers all U.S. salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our NEOs were hired prior to July 1, 2004, and thus are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan and then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers

Our SERP is an alternative retirement plan available to certain senior executives, including the NEOs (other than Mr. Wanta, Mr. Plath and Mr. Hamic). The SERP was closed to new participants effective January 1, 2012. SERP benefits vest once the participant reaches age 55 and has completed five years of service. The normal form of payment is a lump sum. We calculate benefits under the SERP at the same rate as our Retirement Plan and Pension Restoration Plan. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. Benefits are payable under the SERP on the later of the participant’s retirement date or the date six months following separation from service. We define “retirement date” as the date the participant reaches the earlier of age 55 with 10 years of service or age 65 with five years of service.

A participant who has announced retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock in. All NEOs who are eligible for a SERP benefit have locked in the discount rate under this provision.

Agreements to Include Additional Years of Service in Retirement Benefit Calculation

Our change-in-control agreements described elsewhere in this proxy statement provide additional years of age and service to be added to the calculation of retirement benefits in the event of a qualifying termination of each NEO’s employment following a change in control. The change-in-control agreements for Mr. Sutton and Mr. Nicholls provide three additional years of age and service. The change-in-control agreements for Mr. Wanta, Mr. Plath and Mr. Hamic provide two additional years of age and service. As of December 31, 2022, Ms. Ryan was not an employee of the Company and therefore her former change-in-control agreement with the Company was no longer applicable.

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Eligibility for Early Retirement Benefits

Normal retirement under our Retirement Plan and Pension Restoration Plan is age 65.

Participants, including the NEOs, are eligible for early retirement under the Retirement Plan, the Pension Restoration Plan and the SERP at age 55 with 10 years of service. However, a participant’s accrued benefit is reduced by 4% for each year that the participant retires before reaching age 62. Eligible active employees may receive an unreduced benefit once they reach age 61 and have completed at least 20 years of service. All NEOs are eligible for early retirement; their benefit would be reduced based on age and years of service.

Pension Change

In February 2014, the MDCC approved changes to the Retirement Plan, the Pension Restoration Plan and the SERP such that credited service and compensation were capped effective December 31, 2018, for salaried employees, including the NEOs. For service after this date, employees affected by the freeze will receive Retirement Savings Account contributions, as described in greater detail below.

Nonqualified Deferred Compensation in 2022

The following table shows contributions in 2022 by the Company and each of our NEOs to the DCSP, which is our nonqualified deferred compensation plan, and each NEO’s DCSP account balance as of December 31, 2022.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
M.S. Sutton	96,667	269,850	(662,429)	—	4,271,736
T.S. Nicholls	121,295	146,311	(441,514)	—	2,107,313
G.T. Wanta	73,217	60,412	(1,370,965)	—	5,569,875
T.J. Plath	59,840	80,784	(127,952)	—	823,563
W.T. Hamic	112,493	61,318	(151,378)	—	522,864
S.R. Ryan	52,088	70,319	(480,593)	—	2,219,466

(1)	These amounts are included in the “Salary” column of the Summary Compensation Table for 2022 for each NEO.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2022 for each NEO.

(3)	These amounts are not included in the Summary Compensation Table because they are not “preferential or above-market earnings.”

(4)

Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Sutton: $828,460 was included for the periods of 2011 and 2013-2021; Mr. Nicholls: $734,120 was included for the period 2010-2021; Mr. Wanta: $434,648 was included for 2017 and 2020-2021; Mr. Plath: $60,864 was included for 2021; and Ms. Ryan: $477,120 was included for the periods of 2012 and 2016—2021.

Narrative to Nonqualified Deferred Compensation Table

The DCSP allows participants to save for retirement by deferring up to 85% of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount or total pre-tax and after-tax amount to the 401(k) plan or after reaching the IRS compensation limit for that year. The Company credits matching contributions equal to 70% of the participant’s contributions up to 4% of compensation, plus 50% of contributions up to an additional 4% of compensation. The Company also credits Retirement Savings Account Contributions to each NEO’s account. These contributions are equal to a percentage of eligible compensation based on the NEO’s age at the date the contribution is made. All NEOs received RSA contributions in an amount equal to 6% of their eligible compensation.

For 2022, NEO contribution amounts were as follows: Mr. Sutton contributed 8% of his base salary, Mr. Nicholls contributed 10% of his base salary and 8% of his MIP award, Mr. Wanta contributed 20% of his MIP award, Mr. Plath

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contributed 8% of all eligible cash compensation, Mr. Hamic contributed 3% of his base salary and 30% of his MIP award, and Ms. Ryan contributed 8% of all eligible cash compensation. As a result of the varying contribution amounts, the actual amounts deferred and the Company’s resulting matching contribution will vary for each NEO.

Participant contributions are credited with earnings (or losses) based on the participant’s choice of investment fund equivalents. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Investment elections may be changed daily subject to securities laws restrictions. Differences in earnings reported in the “Nonqualified Deferred Compensation” table above, are based on the individual participant’s investment elections.

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, termination of employment as a result of the permanent closing of the participant’s facility, or eligibility for severance under the Salaried Employee Severance Plan.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred on or after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death, disability or through an in-service distribution at a date elected during the initial enrollment period. Participants must elect their distribution form of payment in an initial deferral election, which may only be changed under a subsequent distribution election that meets the requirements under IRC Section 409A. In the event no election has been made, the participant will receive a lump-sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Post-Employment Termination Benefits

The disclosure below sets forth potential payments and/or benefits that would be provided to our named executive officers (other than Ms. Ryan, who retired effective June 30, 2022) in various employment termination scenarios assuming that the termination of such named executive officer occurred on December 31, 2022. In addition, the actual payments made to Ms. Ryan at her retirement effective June 30, 2022, are shown on page 81.

Potential Payments Upon Death or Disability

The Company provides to our NEOs the following benefits in the event of death or disability, which are also available to all of our U.S. salaried employees. Upon reaching age 65, the disabled individual is covered under our retirement programs, if eligible, as described above. We provide the following disability benefits:

•	Long-term disability income benefit equal to 60 percent of base salary plus the employee’s average MIP during the last three calendar years; and

•	Continuation of medical and life insurance coverage.

The Company provides the same benefits to the beneficiary of an SLT member (including a NEO) upon death as are available to our U.S. salaried employees, with two additional benefits:

•

Executive supplemental life insurance, which is described earlier in this Section 6 of this proxy statement. This benefit was closed to new participants effective January 1, 2008, and thus only two SLT members (both of them NEOs) have this benefit; and

•

If the SLT member is eligible for the SERP and has completed five years of vesting service at the time of death, an amount equal to 50% of the SLT member’s SERP benefit is payable to a surviving spouse.

In the event of disability or death, PSP awards are prorated based upon the number of months the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards also become vested upon death or disability.

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Potential Payments Upon Retirement

The following table presents the potential payments to our NEOs (other than Ms. Ryan, who retired effective June 30, 2022), assuming that they retired at the end of 2022.

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)(1)	Lump Sum Pension Payment ($)(2)	Vesting of Equity ($)(3)
M.S. Sutton	141,556	84,991	226,547	30,439,359	8,523,551
T.S. Nicholls	109,444	54,691	164,135	9,233,127	2,288,489
G.T. Wanta	92,888	156,618	249,506	—	1,321,481
T.J. Plath	98,591	129,676	228,267	—	914,821
W.T. Hamic	80,479	93,779	174,258	—	727,195

(1)	Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan as of December 31, 2022.

(2)

Lump sum payment calculations are based on the lower of the December 2022 municipal bond rate of 2.89 percent, or the locked-in rate elected by the NEO, if applicable. Additional information regarding the calculation of benefits may be found following the “Pension Benefits” table.

(3)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2022, of the prorated portions of the 2021-2023 PSP and 2022-2024 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2020-2022 PSP award, which has a performance period ending on December 31, 2022, which is not shown here.

Potential Payments Upon Involuntary Termination Without Cause

The following table represents all amounts that would be payable to our NEOs (other than Ms. Ryan, who retired effective June 30, 2022), in the event of involuntary termination without cause, including earned pension amounts not payable as a result of the termination, assuming that the termination occurred at the end of 2022.

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	TOTAL Benefit at Termination ($)(3)	Vesting of Equity ($)(4)	Value of Continued Benefits ($)(5)	TOTAL Pension Annuity ($)(6)
M.S. Sutton	39	3,210,270	30,439,359	33,649,629	8,523,551	151,499	226,547
T.S. Nicholls	32	1,392,254	9,233,127	10,625,381	2,288,489	83,999	164,135
G.T. Wanta	32	943,577	—	943,577	1,321,481	61,499	249,506
T.J.Plath	32	942,777	—	942,777	914,821	61,499	228,267
W.T. Hamic	29	760,708	—	760,708	727,195	58,999	174,258

(1)

The amounts shown in this column reflect estimated amounts under the Salaried Employee Severance Plan formula of two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the NEO would be entitled: (i) unused current year vacation pay; (ii) 2023 earned vacation pay; and (iii) MIP award for 2022. We do not gross-up severance benefits.

(2)

Amounts shown in this column are the lump sum benefit payable under the SERP. The methodology used to calculate the lump sum benefit can be found in footnote 2 to the “Potential Payments Upon Retirement” table above.

(3)	Amounts shown in this column reflect the sum of the amounts in the previous two columns payable to the NEO upon termination.

(4)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2022, of the prorated portions of the 2021-2023 PSP and 2022-2024 PSP, including reinvested dividends, that would be paid at the end of the performance period. In addition, the NEO would receive the 2020-2022 PSP award, which has a performance period ending on December 31, 2022, which is not shown here.

(5)

Amounts shown in this column reflect the cost of (i) six months of continued medical, dental and Employee Assistance Program coverage and (ii) executive outplacement services. Since all NEOs are eligible for early retirement, the amounts also include a $3,000 Health Reimbursement Account contribution made by the Company on behalf of the employee and if applicable, an additional $3,000 for the spouse of the employee.

(6)

Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2022. All NEOs are eligible for Early Retirement as of December 31, 2022.

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Potential Payments Upon Involuntary Termination With Cause

The following table represents all amounts that would be payable to our NEOs (other than Ms. Ryan who retired effective June 30, 2022), in the event of an involuntary termination with cause, including earned pension amounts not payable as a result of the termination, assuming that the termination occurred at the end of 2022.

An executive officer who is terminated with cause would not be eligible for the severance benefits included in the previous table, other than vacation pay. Further, the executive officer would lose outstanding equity awards under the PSP or other restricted stock grants, and not be eligible for payment of an MIP award.

Name	Years of Credited Service (#)	Unused/Earned Vacation Pay ($)(1)	Lump Sum Pension Payment ($)(2)	Total Benefit at Termination ($)(3)	Pension Annuity ($)(4)
M.S. Sutton	39	334,616	30,439,359	30,773,975	226,547
T.S. Nicholls	32	178,846	9,233,127	9,411,973	164,135
G.T. Wanta	32	126,924	—	126,924	249,506
T.J. Plath	32	126,924	—	126,924	228,267
W.T. Hamic	29	100,962	—	100,962	174,258

(1)	The amounts shown in this column represent unused 2022 vacation pay and 2023 earned vacation pay.

(2)	The amounts shown in this column represent the lump sum benefit payable under the SERP.

(3)	Amounts shown in this column represent the sum of columns (1) and (2) payable to the NEO upon termination.

(4)

Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2022. All NEOs are eligible for Early Retirement as of December 31, 2022.

Potential Payments Upon Qualifying Termination After Change in Control

The following table represents amounts that would be payable to our NEOs (other than Ms. Ryan who retired effective June 30, 2022), upon termination of employment without cause (including by the NEO for “good reason”) within two years following a change in control of the Company on December 30, 2022.

Name	Lump Sum Severance Payment ($)(1)	Lump Sum Pension Payment ($)(2)	Value of Continued Benefits ($)(3)	Total Cash- Based Award ($)	Accelerated Vesting of Equity ($)(4)	Total Pre-Tax Benefit ($)(5)	Pension Annuity ($)(6)
M.S. Sutton	10,875,000	33,486,690	35,105	44,396,795	15,456,366	59,853,161	226,547
T.S. Nicholls	4,725,000	10,628,038	35,105	15,388,143	4,145,726	19,533,869	164,135
G.T. Wanta	2,000,000	3,680,168	23,403	5,703,571	2,400,465	8,104,036	92,888
T.J. Plath	1,950,000	3,164,410	23,403	5,137,813	1,674,115	6,811,928	98,591
W.T. Hamic	1,900,000	2,369,661	23,403	4,293,064	1,383,571	5,676,635	80,479

(1)

Amounts shown in this column reflect a change in control severance payment of multiple of the sum of (i) base salary and (ii) target MIP for 2022, which would be paid in the event of termination of employment without cause, including voluntary termination for limited situations that meet the definition of “good reason,” as described below. For Mr. Sutton and Mr. Nicholls, the severance payment is three times the sum of the amounts described above. For Mr. Wanta, Mr. Plath and Mr. Hamic, the severance payment is two times the sum of the amounts described above.

(2)

For Mr. Sutton and Mr. Nicholls, the amount shown represents the SERP benefit with an additional three years of age and service. For Mr. Wanta, Mr. Plath and Mr. Hamic, the amount shown represents the Pension Restoration Plan formula with an additional two years of age and service.

(3)	Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment (two years for Mr. Wanta, Mr. Plath and Mr. Hamic).

(4)

Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 30, 2022 of $37.39, of the vesting of (i) outstanding 2021-2023 PSP awards, including reinvested dividends, based on actual Company performance through December 31, 2021, (ii) outstanding 2022-2024 PSP awards including reinvested dividends, based on target performance, and (iii) outstanding service-based restricted stock awards, if any. In addition, the NEO would receive the 2020-2022 PSP award, which has a performance period ending on December 31, 2022, but is not included in the amount shown here.

(5)	Amounts shown in this column represent the total of the cash amounts payable as well as the value of accelerated vesting of equity.

(6)

For Mr. Sutton and Mr. Nicholls, the amount shown represents the annual benefits payable from the Retirement Plan and the Pension Restoration Plan as of December 31, 2022. For Mr. Wanta, Mr. Plath and Mr. Hamic, the amount shown represents the annual benefit payable from the Retirement Plan as of December 31, 2022.

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Narrative to Potential Payments Upon Qualifying Termination After Change in Control Table

The Company has entered into change-in-control agreements with certain executives that provide severance and other benefits in the event of a change in control of the Company. Our Board believes that maintaining change-in-control agreements is a sound business practice that protects shareowner value prior to, during and after a change in control, and allows us to recruit and retain top executive talent. Our program is available only to the SLT, except for those vice presidents legacied in the program as of February 2008.

We believe this program aligns executive and shareowner interests by enabling leaders of the Company to focus on the interests of shareowners and other constituents when considering a potential change in control, without undue concern for their own financial and employment security.

As part of its ongoing oversight of this program, the Board modified it in 2010 to eliminate the excise tax gross-up provision, replacing it with a “best net” calculation. Under this “best net” approach, the Company will, prior to making any payments, perform a calculation comparing:

•	the net benefit after payment of excise tax by the executive that would be applied, and

•	the net benefit if the payment had been limited to the extent necessary to avoid the imposition of an excise tax.

This comparison will determine the higher net benefit payable under the agreement. This change reflects a good governance practice in the marketplace, and all of our change-in-control agreements (including with NEOs) include a “best net” provision as set forth above. In no event will the Company pay for excise taxes.

In 2013, the MDCC and the Board approved and required our officers to sign amended change-in-control agreements. These amended change-in-control agreements, and all new change-in-control agreements entered into since 2013, provide for double-trigger acceleration of equity-award vesting upon a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards. Previously, the agreements provided for single-trigger equity-award vesting upon a change in control in all circumstances. The double trigger requires both a change in control and a qualifying termination of employment (i.e., involuntary termination without cause or departure for “good reason”) for the vesting of equity awards to accelerate. This treatment is widely recognized as a good governance practice, as it prevents officers from receiving an automatic windfall in the event of a change in control. It also serves as an incentive for the officers to continue with the Company through and after a change in control when the acquiring company provides replacement awards as substitution for outstanding equity awards in order to receive the benefit of their unvested equity awards. In addition, benefits are not payable unless an irrevocable release of any employment-related claims is signed.

As shown in greater detail in the above table, our change-in-control agreements provide the following benefits to NEOs only if there has been both a change in control of the Company and a qualifying termination of employment, i.e., they are terminated without cause by the new employer or the employee departs for “good reason” within two years of the change in control (“double-trigger” benefits):

•	Cash severance payment equal to three times the sum of base salary plus target MIP (two times for Mr. Wanta, Mr. Plath and Mr. Hamic);

•

Prorated MIP for the year of termination of employment (based on target achievement if the employee is terminated in the same year as the change in control, or based on actual achievement if the employee is terminated in the year following the change in control and the MIP payment has not yet been made);

•

SERP participants will receive their benefit calculated under the SERP that would be paid absent a change in control, but with three additional years of service and age. Mr. Wanta, Mr. Plath and Mr. Hamic will receive their benefit

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calculated under the Pension Restoration Plan formula that would be paid absent a change in control, but with two additional years of service and age.

•	Medical and dental insurance for three years (two years for Mr. Wanta, Mr. Plath and Mr. Hamic); and

•	Where replacement awards are provided in substitution for outstanding equity awards upon the change in control, all such replacement awards vest and become unrestricted.

Beginning in 2012, for change-in-control agreements with future non-CEO SLT members, the cash severance payment multiple has been reduced to two times (from three times) the sum of base salary plus target MIP, and the additional years of pension credit and the benefit continuation period have been reduced to two years (from three years). Since Mr. Wanta, Mr. Plath and Mr. Hamic became SLT members after 2012, the multiple in their change-in-control agreements is two times as set forth above.

A “change in control” is defined in our agreements as any of the following events:

•	Acquisition of 30 percent or more of the Company’s stock;

•

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

•	Merger or similar business combination;

•	Sale of substantially all of the Company’s assets; or

•	Approval by our shareowners of a complete liquidation or dissolution of the Company.

The lump sum cash severance benefit shown above is payable only in the event of termination of employment without cause within two years following a change in control. This includes voluntary resignation only in limited situations that meet the definition of “good reason,” listed below. Under no circumstance will an executive receive a cash severance benefit under the agreement if he or she leaves voluntarily other than for “good reason,” which is defined as:

•	The assignment to the executive of duties inconsistent with his or her position or a substantial decrease in responsibilities;

•	Reduced annual base salary;

•	Elimination of a material compensation plan (including the MIP, PSP or SERP) or a change in the executive’s participation on substantially the same basis;

•

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or a material reduction of any fringe benefit, or failure to provide the same number of vacation days;

•	Failure by the Company to secure an agreement by the successor to assume the change-in-control agreement;

•	Any other termination without sufficient notice; or

•	Relocation more than 50 miles from place of work.

Currently,	the following benefits are payable upon a change in control and do not require termination of employment:

•

Where replacement awards (as defined in the change-in-control agreements) are not provided in substitution for outstanding equity awards upon the change in control, all equity awards vest and become unrestricted, as follows:

1.

All PSP shares vest and the full value of all PSP awards is paid for all performance periods (including those not yet completed) based on (a) target performance if the change in control occurs during the first year of the performance period, and (b) actual performance measured through the date of the change in control if it occurs on or after the first year of the performance period;

2.	Service-based restricted stock awards vest and become unrestricted; and

88 \	International Paper 2023 Proxy Statement

Compensation Discussion & Analysis (CD&A) / Executive Compensation Tables

We have offered these limited single-trigger benefits for the purpose of:

•	Maintaining our competitiveness in attracting and retaining executive talent;

•	Ensuring that our executives receive the benefit of their efforts prior to a change in control and are not penalized with a loss of equity compensation; and

•

Further aligning the interests of our executives with our shareowners, since the risk of losing equity compensation could create a conflict of interest for our executives if the Company were pursuing a change in control transaction.

In light of the difficulty in determining relative performance achievement in our PSP following a change in control of the Company, we provide for payment of PSP awards as described above. Further, in light of the seniority of our covered executives, and their proximity to retirement age, we believe that increasing their pension protection provides appropriate retirement security in their employment following a change in control.

www.internationalpaper.com	/ 89

Pay Versus Performance

Pay Versus Performance

Fiscal Year (a)	Summary Compensation Table Total for PEO ($) (b)	Compensation Actually Paid to PEO ($) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (d)	Average Compensation Actually Paid to Non- PEO Named Executive Officers ($) (e)	Value of Initial Fixed $100 Investment Based On:			Net Income/ (Loss) ($) (h)	Company Selected Measure
					Company Total Shareholder Return ($) (f)	2022 Peer Group Total Shareholder Return ($) (g)	2021 Peer Group Total Shareholder Return ($) (g)		Adjusted EBITDA # (i)

2022	$13,654,752	$6,482,688	$2,611,637	$1,443,810	$90	$102	$114	$1,504	2,859
2021	$15,228,707	$14,622,299	$3,102,918	$2,287,800	$118	$127	$130	$1,752	3,108
2020	$18,320,199	$12,582,246	$4,433,997	$3,344,960	$114	$118	$120	$482	3,103

(a)	The Pay Versus Performance table reflects required disclosures for fiscal years 2022, 2021 and 2020.

(b)	For fiscal years 2022, 2021 and 2020, Mr. Sutton was the Principle Executive Officer (PEO) for the Company.

(c)
The Compensation Actually Paid (CAP) was calculated beginning with the PEO’s Summary Compensation Table (SCT) total then deducting the aggregate change in actuarial present value of his accumulated benefit under all defined benefit and actuarial pension plans reported in the SCT; deducting the amounts reported in the SCT for performance share awards; adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end; adding the amount equal to the change in fair value as of the end of the covered fiscal year, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to the PEO’s CAP, the following amounts were deducted from and added to SCT total compensation.

PEO SCT Total to CAP Reconciliation:

Year	Salary	Bonus and Non Equity Incentive Compensation	Other Compensation (i)	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	SCT Total	Deductions from SCT Total (ii)	Additions to SCT Total (iii)	CAP

2022	$1,450,000	$689,500	$449,457	$11,065,795	$0	$13,654,752	($11,065,795)	$3,893,731	$6,482,688
2021	$1,450,000	$2,386,000	$433,941	$10,487,138	$471,628	$15,228,707	($10,958,766)	$10,352,358	$14,622,299
2020	$1,450,000	$2,386,000	$404,010	$10,318,788	$3,761,401	$18,320,199	($14,080,189)	$8,342,236	$12,582,246

(i)	Reflects the PEO’s All Other Compensation reported in the SCT for each year shown.

(ii)	Represents the grant date fair value of equity-based awards granted each year and the aggregate change in the actuarial present value of accumulated benefit under pension.

(iii)
There is no pension service cost for the PEO. Therefore, an addition to the SCT Total related to pension is not applicable. Also, the additions to the SCT Total reflect the value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The equity component of CAP for fiscal year 2022 is further detailed in the supplemental table below. The equity awards were revalued using the Sylvamo pre-spin share counts and Monte Carlo values for the relative TSR PSUs, and the post-spin adjusted share prices for the ROIC PSUs. The ROIC payout percentages match the Company’s financial accounting for compensation expense purposes. See
Supplemental
table below.

PEO Equity Component of CAP for FY 2020-2022:

Year	Equity Type	Fair Value of Current Year Equity Awards at Year End (1)	Year over Year Change in Value of Prior Years’ Awards Unvested at Year End (2)	Fair Value as of Vesting Date of Equity Awards Granted and Vested During the Year (3)	Year over Year Change in Value of Prior Years’ Awards (3)	Fair Value at the End of the Prior Year of Equity Award that Failed to Meet Vesting Conditions (5)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation (6)	Equity Value Included in CAP (Sum of 1-6)
2022	PSUs	$10,412,792	($5,214,045)	$0	($1,984,333)	$0	$679,317	$3,893,731
2021	PSUs	$13,314,853	($1,313,660)	$0	($2,351,646)	$0	$702,811	$10,352,358
2020	PSUs	$9,392,775	($3,029,378)	$0	$410,738	$0	$1,568,101	$8,342,236

90 \	Inter national Paper 2023 Proxy Statement

Pay Versus Performance

(d)
Each of the three fiscal years presented include the average SCT totals of the Non-PEO Named Executive Officers (NEOs) as applicable in each reporting year. Fiscal year 2022 includes: Mr. Nicholls, Mr. Wanta, Mr. Plath, Mr. Hamic and Ms. Ryan. fiscal year 2021 includes: Mr. Nicholls, Ms. Ryan, Mr. Wanta, Mr. Plath, Mr. Ribieras and Mr. Amick, Jr. Fiscal year 2020 includes: Mr. Nicholls, Mr. Ribieras, Ms. Ryan and Mr. Wanta.

(e)
The Average Compensation Actually Paid was calculated by averaging the following when applicable, by year, for the non-PEO NEOs; SCT total then deducting the aggregate change in actuarial present value of their accumulated benefit under all defined benefit and actuarial pension plans reported in the SCT; deducting the amounts reported in the SCT for performance share awards; adding the fair value as of the end of the covered fiscal year of all awards granted during the fiscal year that are outstanding and unvested as of the fiscal year-end; adding the amount equal to the change in fair value as of the end of the covered fiscal, whether positive or negative, of any awards granted in any prior fiscal year that are outstanding and unvested as of the end of the covered fiscal year; adding the amount equal to the change in fair value as of the vesting date, whether positive or negative, of any award granted in any prior fiscal year for which all applicable vesting conditions were satisfied at the end of or during the covered fiscal year. Relative to CAP, the following amounts were deducted from and added to SCT total compensation.

Average Non-PEO NEOs SCT Total to CAP Reconciliation
:

Year	Salary	Bonus and Non Equity Incentive Compensation	Other Compensation (i)	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings	SCT Total	Deductions from SCT Total (ii)	Additions to SCT Total (iii)	CAP

2022	$566,300	$157,460	$130,367	$1,757,510	$0	$2,611,637	($1,757,510)	$589,683	$1,443,810
2021	$541,508	$523,850	$452,823	$1,566,773	$17,964	$3,102,918	($1,584,737)	$769,619	$2,287,800
2020	$656,250	$657,525	$211,817	$2,069,163	$839,242	$4,433,997	($2,908,406)	$1,819,369	$3,344,960

(i)	Reflects the average of the non-PEO NEOs’ All Other Compensation reported in the SCT for each year shown.

(ii)
Represents the average of the non-PEO NEOs’ grant date fair value of equity-based awards granted each year and, if applicable, the average aggregate change in the actuarial present value of accumulated benefit under pension.

(iii)
There is no pension service cost for the non-PEO NEOs; therefore, an addition to the SCT Total related to pension is not applicable. Also, the additions to the SCT Total reflect the average of the non-PEO NEOs value of equity calculated in accordance with the SEC methodology for determining CAP for each year shown. The average equity component of CAP for fiscal year 2022 is further detailed in the supplemental table below. The average equity awards were revalued using the Sylvamo pre-spin share counts and Monte Carlo values for the relative TSR PSUs, and the post-spin adjusted share prices for the ROIC PSUs. The ROIC payout percentages match the Company’s financial accounting for compensation expense purposes. See
Supplemental
table below.

Average Non-PEO NEOs Equity Component of CAP for FY 2020-2022:

Year	Equity Type	Fair Value of Current Year Equity Awards at Year End (1)	Year over Year Change in Value of Prior Years’ Awards Unvested at Year End (2)	Fair Value as of Vesting Date of Equity Awards Granted and Vested During the Year (3)	Year over Year Change in Value of Prior Years’ Awards That Vested During the Year (4)	Fair Value at the End of the Prior Year of Equity Award that Failed to Meet Vesting Conditions During the Year (5)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation (6)	Equity Value Included in CAP (Sum of 1-6)
2022	PSUs	$1,653,797	($783,958)	$0	($384,252)	$0	$104,096	$589,683
2021	PSUs	$1,529,272	($426,125)	$0	($420,173)	$0	$86,645	$769,619
2020	PSUs	$1,923,667	($540,187)	$0	$144,863	$0	$291,026	$1,819,369

(f)	The amount represents the value of an initial fixed $100 Investment in International Paper stock on December 31, 2019, assuming reinvestment of all dividends.

(g)
Peer group companies include DS Smith PLC, Klabin S.A., Mondi Group, Packaging Corporation of America, Smurfit Kappa Group, Stora Enso Group, and WestRock Company. The amount represents an initial fixed $100 Investment in the Company’s Peer Group on December 31, 2019 assuming reinvestment of all dividends. We modified our selected peer group in 2022 to reflect the impact of the 2021 spin-off of our Printing Papers business. Following the spin-off, we no longer had a Printing Papers segment and therefore determined it was appropriate to modify the peer group to better align those peer companies with the business activities of the post spin-off Company. Our peer group prior to the 2022 change included the following companies: Graphic Packaging Holding Company, Klabin S.A., Metsa Board Corporation, Mondi Group, Packaging Corporation of America, Smurfit Kappa Group, Stora Enso Group, UPM-Kymmene Corp., and WestRock Company.

(h)	Represents the Company’s Net Earnings (Loss) Attributable to International Paper (in millions) for each applicable fiscal year-end 2022, 2021 and 2020.

(i)
Adjusted EBITDA, a non-GAAP measure, is defined as earnings from continuing operations before income taxes and equity earnings and before the impact of special items and non-operating pension expense, plus interest expense and depreciation, amortization, and cost of timber harvested. Adjusted EBITDA may be adjusted at the MDCC’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws. For additional information on Adjusted EBITDA see Appendix A hereto.

www.internationalpaper.com	/ 91

Pay Versus Performance

Most Important Performance Measures

•	Relative Total Shareholder Return (TSR)

•	Net Income

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)

92 \	International Paper 2023 Proxy Statement

Item 4: Non-Binding Vote on the Frequency with which Shareowners Will Vote to Approve the Compensation of Our Named Executive Officers

Our Board of Directors is requesting that shareowners cast a non-binding vote as to whether an advisory vote on NEO compensation should occur every one, two or three years in future years. The Board will consider our shareowners to have expressed a non-binding preference for the frequency (every one, two or three years) that receives the greatest number of votes.

You may vote “FOR” one of the three frequencies or you may abstain from voting. Abstentions will have no effect on the outcome of this proposal.

If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered broker non-votes not entitled to vote with respect to Item 4. Broker non-votes will have no effect on the outcome of this proposal.

We are required by the Dodd-Frank Act to provide shareowners with a non-binding “say-on-pay” vote every one, two or three years. The Dodd-Frank Act also requires that our shareowners vote at least once every six years to express their preference as to the frequency of the “say-on-pay” vote. Our “say-on-frequency” votes occurred at our annual meetings held in 2011 and 2017. At each such prior annual meeting, shareowners agreed with the Board’s recommendation that the “say-on-pay” vote should occur every year, and since then our shareowners have had and currently have the opportunity to participate annually in this advisory vote on NEO compensation. The Board believes that this annual “say-on-pay” voting sets the correct, ongoing cadence for dialogue between the Company and our shareowners on executive compensation matters. After careful consideration of the various arguments supporting each frequency level, and given the ongoing cadence of dialogue between the Company and our shareowners on executive compensation matters, the Board believes that submitting the advisory vote on executive compensation to shareowners on an annual basis remains appropriate for the Company and its shareowners at this time and recommends that shareowners again approve an annual vote. However, shareowners are not voting to approve or disapprove the Board’s recommendation, and shareowners may vote that the “say-on-pay” vote should occur every one, two or three years in future years or may abstain from voting.

Shareowner approval of a one, two, or three-year frequency vote will not require the Company to implement the frequency selected by the shareowners in future years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board or its committees. The Board values the opinions of the Company’s shareowners as expressed through their votes and other communications. Although the resolution is non-binding, the Board or its committees will carefully consider the outcome of the frequency vote and other communications from shareowners when making future decisions regarding the frequency of “say-on-pay” votes.

Our Board of Directors unanimously recommends that you vote FOR an ANNUAL vote to approve compensation of our named executive officers.	FOR

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International Paper is one of the world’s leading producers of corrugated packaging and pulp, with approximately 39,000 employees globally. As expected in a manufacturing business, a significant majority—approximately 70%—of our employees are hourly-based employees.

To determine the pay ratio required by Item 402(u) of Regulation S-K, the Company first identified the median employee using our global employee population as of October 1, 2022, which included all global full-time, part-time, temporary, and seasonal employees who were employed (and not on a leave of absence) on that date. We did not exclude any employees from any countries, and we did not make any cost-of-living adjustments in identifying our median employee. We used a consistently applied compensation measure across our global employee population to calculate the median employee compensation. The consistently applied compensation measure we used was “base salary/wages paid,” which we measured from January 1 through September 30, 2022. As noted above, most of our employees work on an hourly basis, and this is true of our median employee. Our median employee is located in the United States and works in a large paper mill in our containerboard mill system.

Once the median employee was identified, we then determined the median employee’s annual total compensation using the Summary Compensation Table methodology as detailed in Item 402(c)(2)(x) of Regulation S-K, and compared it to the total compensation of Mr. Sutton, our Chairman and CEO, as detailed in the Summary Compensation Table for 2021, to arrive at the pay ratio disclosed below.

•	Our CEO’s 2022 compensation was $13,654,752, with no added compensation for change in pension value.

•	Our median employee’s 2022 compensation was $85,040, with no added compensation for change in pension value.

Our CEO to Median Employee Pay Ratio is 161:1.

Our pension plans were frozen for all salaried employees as of December 31, 2018. Therefore, Mr. Sutton’s actual accrued pension benefit did not change in 2022. However, the Change in Pension Value fluctuates from year-to-year, reflecting annual changes in the underlying discount rates, the mortality tables and his age. The Change in Pension Value is disclosed in the Summary Compensation Table as zero because the actual change is negative, primarily due to the year-over-year increase in the discount rate.

94 \	International Paper 2023 Proxy Statement

Security Ownership of Certain Beneficial Owners

The following table sets forth contains information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 9, 2023, the record date for our 2023 annual meeting.

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned (#)	Percentage of Common Stock Outstanding (%)
The Vanguard Group(1)	42,185,372	11.86
BlackRock, Inc.(2)	35,860,891	9.97
T. Rowe Price Associates, Inc.(3)	26,149,241	7.4
State Street Corporation(4)	23,120,354	6.50

(1)

The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd., Malvern, PA 19355. We have relied upon information supplied by Vanguard in a Schedule 13G/A filed with the SEC on February 9, 2023. According to the Schedule 13G/A, Vanguard had shared voting power over 518,948 shares, sole dispositive power over 40,643,482 shares and shared dispositive power over 1,541,890 shares.

(2)

The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, NY 10055. We have relied upon information supplied by BlackRock in a Schedule 13G/A filed with the SEC on March 8, 2023. According to the Schedule 13G/A, BlackRock had sole voting power over 33,388,786 shares and sole dispositive power over 35,860,891 shares.

(3)

The address of T. Rowe Price Associates, Inc. (“T. Rowe Price”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by T. Rowe Price in a Schedule 13G/A filed with the SEC on February 14, 2023. According to the Schedule 13G/A, T. Rowe Price had sole voting power over 14,850,951 shares and sole dispositive power over 26,149,241 shares.

(4)

The address of State Street Corporation (“State Street”) is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street in a Schedule 13G filed with the SEC on February 10, 2023. According to the Schedule 13G, State Street had shared voting power over 21,642,245 and shared dispositive power over 23,120,354 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third-party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights. For purposes of the reporting requirements of the Exchange Act, State Street is deemed to be a beneficial owner of such securities; however, State Street expressly disclaims that it is, in fact, the beneficial owner of such securities.

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Ownership of Company Stock

Security Ownership of Management

The following table shows the number of shares of our common stock beneficially owned by each of our directors and NEOs, and by all of our directors and executive officers as a group, as of March 9, 2023, the record date for our 2023 annual meeting. No amounts are included for outstanding PSP awards that have not yet been paid. Share and unit numbers are rounded.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(1)	Stock Units Owned (#)(2)	Percentage of Class (%)
Non-Employee Directors
Christopher M. Connor	—	45,879	*
Ahmet C. Dorduncu	30,674	—	*
Ilene S. Gordon	75,297	—	*
Anders Gustafsson	28,975	—	*
Jacqueline C. Hinman	37,202	—	*
Clinton A. Lewis, Jr.	—	41,814	*
DG Macpherson	3,120	10,501	*
Kathryn D. Sullivan	34,030	—	*
Anton V. Vincent	—	13,896	*
Ray G. Young	7,000	71,359	*
Named Executive Officers(3)
Mark S. Sutton	793,945	2,974	*
Timothy S. Nicholls	135,664	35,164	*
Gregory T. Wanta	81,561	19,828	*
Thomas J. Plath	69,971	7,258	*
Thomas W. Hamic	31,984	13,226	*
All directors and executive officers as a group (20 persons)	1,484,767	311,014	*

*	Indicates less than 1 percent of the class of equity securities.

(1)

Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives.

(2)

Represents stock equivalent units owned by our NEOs under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned

(3)	Does not include Sharon R. Ryan who retired from the Company effective June 30, 2022.

96 \	International Paper 2023 Proxy Statement

Ownership of Company Stock / Equity Compensation Plan Information

Equity Compensation Plan Information

The following table provides information, as of December 31, 2022, regarding compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)* (#)
Equity compensation plans approved by security holders	—	—	7,327,024
Equity compensation plans not approved by security holders	—	—	—
Total	—	—	7,327,024

*	Represents shares remaining available for issuance as of December 31, 2022, under our Amended and Restated 2009 Incentive Compensation Plan.

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Item 5: Shareowner Proposal to Concerning an Independent Board Chair

Item 5: Shareowner Proposal Concerning an Independent Board Chair

We expect the following shareowner proposal to be presented at the annual meeting by Mr. John Chevedden, as representative of Mr. Kenneth Steiner, 14 Stoner Ave., Apt. 2M, Great Neck, NY 11021. Upon request, we will promptly provide any shareowner with the number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this shareowner proposal because they are considered votes present for purposes of a quorum on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to this Item 5. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.	AGAINST

98 \	International Paper 2023 Proxy Statement

Item 5: Shareowner Proposal to Concerning an Independent Board Chair

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Proposal 5 — Independent Board Chairman

Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.

Whenever possible, the Chairman of the Board shall be an Independent Director.

The Board has the discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an accelerated basis.

It is a best practice to adopt this policy soon. However, this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.

A Presiding Director is no substitute for an independent Board Chairman. According to the 2022 International Paper annual meeting proxy the IP Presiding Director has limited vague duties and lacks in having exclusive powers. For instance, some of the limited duties may mostly require only Presiding Director approvals, which might be done on short notice after the vast majority of work is done by others, and some of these powers are shared with others:

•	authority to call meetings of independent directors.

(A task that other directors can also do.)

•	approving agendas of the Board and meeting schedules but limited to assuring there is ample discussion time.

(No involvement in the development of the agenda. Approving is a task that can be completed the hour before a meeting.)

•	approving information sent to the Board.

(No involvement in the development of the information.)

•	organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

(The Management Development Committee has the major role here.)

Plus, management fails to give shareholders enough information on this topic to make a more informed decision. There is no management comparison of the exclusive powers of the Office of the Chairman and the de minimis exclusive powers of the Presiding Director.

International Paper’s Presiding Director, Ms. Ilene Gordon, was rejected by far the most against votes in 2022 of any IP director. International Paper gives no example of the lead director having authority to prevail over the Chairman/CEO if a disagreement occurs.

Please vote yes:

Independent Board Chairman — Proposal 5

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Item 5: Shareowner Proposal to Concerning an Independent Board Chair

Position of Your Company’s Board of Directors

The Board has thoroughly considered this proposal requesting that the Board separate the roles of Chairman and CEO and appoint an independent Chairman and believes that its adoption would not be in the best interests of the Company or our shareowners in light of our robust corporate governance practices and the other considerations, as outlined below.

The Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time.

Our Board believes that the Company and its shareowners are best served by having the flexibility to determine the right leadership structure for the Company at any given point in time, taking into consideration the current business environment and shareowner landscape. In deciding whether an independent Chairman or a Lead Director is a better model at any particular time, our Board believes that the choice should be contextual rather than mechanical, tailored to the then-present needs and opportunities of the Company. This proposal would inhibit our Board’s ability to utilize its experience, knowledge, judgment and insight, together with ongoing feedback from our shareowners, to make well-informed decisions regarding the Board’s leadership structure.

Currently, the Board has appointed Mr. Sutton to serve as CEO and as Chairman. The Board believes that, taking into account our existing corporate governance practices as well as the deep experience and institutional knowledge of Mr. Sutton, maintaining the combined position of Chairman and CEO at this time is better for the Company by promoting unified leadership and company-wide strategic alignment in connection with executing on the Company’s strategy and business plans. The Company is continuing its strategic transformation, with our “Building a Better IP” initiatives underway, so continuity in leadership at the top is particularly important at this time. The Board does recognize the importance of independent oversight of the CEO and management, however, and has instituted structures and practices to enhance such oversight as further outlined below.

Our board leadership structure provides strong, independent Board oversight of management.

Our Board is committed to strong, independent and active Board leadership, and views the provision of independent, objective oversight as central to effective Board governance. Our Board has implemented various practices to ensure that the Board as a whole functions effectively and provides strong independent oversight. These practices include:

•	A diverse, experienced and skilled directors, all of whom are independent other than our CEO.

•

Each of our Audit and Finance Committee, Management Development and Compensation Committee, Governance Committee, and Public Policy and Environment Committee is comprised solely of independent directors.

•

As part of each regularly scheduled Board meeting, our independent directors meet in executive session without members of management present. They use this opportunity to discuss any matters they deem appropriate, including evaluation of senior management, CEO and management succession, the Company’s operating and financial performance, and Board priorities, among others.

We have active leadership and involvement of our Lead Director, as described in detail below.

Our Board continually focuses on its composition and evaluates the skills and qualifications of existing directors and the diversity of their background and experience with the desire for board refreshment, resulting in an average tenure for our directors of approximately six years;

We believe that these practices facilitate strong, independent Board leadership and effective engagement with, and oversight of, management.

100 \	International Paper 2023 Proxy Statement

Item 5: Shareowner Proposal to Concerning an Independent Board Chair

The robust role of our Lead Director as outlined in our Governance Guidelines and the Board’s ability to the determine the power of our Chairman under our Bylaws, obviates the need for a fixed policy requiring our Chairman and CEO to be separate and complements our current leadership structure.

Despite the shareowner proponent’s claims to the contrary, we have a robust, well-defined and transparent Lead Director framework, which has been amended this year, outlined within our Corporate Governance Guidelines, and our independent Lead Director has extensive authorities and responsibilities.

As reflected in our Corporate Governance Guidelines, the Lead Director’s duties include:

•	authority to call meetings of independent directors;

•	being available for consultation and direct communications if requested by major shareowners;

•	acting as a resource for, and counsel to, the CEO and Chair;

•	authorizing the retention of independent legal advisors, or other independent consultants and advisors, as necessary, who report directly to the Board on Board-related issues;

•

determining a schedule and agenda for regular executive sessions in which independent directors meet without management present in consultation with the Governance Committee, and presiding over these sessions;

•	presiding at meetings of the Board of Directors where the Chairman is not present;

•	serving as liaison between the Chairman and independent directors and ensuring that there is open communication between the independent directors, Chair, CEO and other management members;

•	approving agendas of the Board, and approving meeting schedules to assure there is ample discussion time;

•	collaborating and consulting with committee chairs concerning schedules, agendas and written materials, including making suggestions to the chairs regarding the agenda items for meetings;

•	assuring a succession plan is in place for the Chairman and CEO and the Lead Director;

•	approving information sent to the Board; and

•	organizing the process for evaluating the performance of the Chairman and CEO not less than annually in consultation with the Management Development and Compensation Committee.

The shareowner proposal also does not accurately characterize certain duties of the Lead Director. In fact, the Lead Director has broad duties which we believe are customary for Lead Directors of similarly-situated public companies. With respect to certain specific assertions made in this shareowner proposal:

•

The shareowner proposal asserts that the authority of the Lead Director to call meetings of independent directors is limited because this is “[a] task that other directors can also do.” This confuses the right to call meetings of our Board as provided in our Bylaws with the right to call meetings of independent directors, and the right to call meetings of independent directors is different from the right to call meetings of the Board as a whole.

•

In contrast to the shareowner proposal’s claim regarding an alleged lack of involvement of our Lead Director in the development of an agenda for Board meetings, the authority to approve an agenda necessitates familiarity with respect to, and involvement in, the preparation of such agenda. Additionally, the Lead Director has the authority to collaborate with, and make suggestions to, the various committee chairs regarding agenda items for the committee meetings. Further, under our Corporate Governance Guidelines, any director is welcome to suggest the inclusion of items on the agenda, and to raise at any Board meeting subjects that are not on the agenda for that meeting. The shareowner proposal fails to recognize that the ability to shape agenda items and raise subjects not covered by the agenda for a given meeting is part of any director’s ability, and does not depend on whether the Chairman is separate from the role of CEO.

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Item 5: Shareowner Proposal to Concerning an Independent Board Chair

•

In contrast to the shareowner proposal’s claim regarding an alleged lack of involvement in the development of information sent to the Board, similarly, the authority to approve information sent to the Board necessitates familiarity with respect to such information. This responsibility is exclusive to the Lead Director rather than the Chairman. To further enhance access to information for all directors, our Governance Guidelines provide each of our directors’ direct access to officers and employees as appropriate, alongside direct access to independent advisers. This authority exists regardless of whether or not the Chairman of the Board is independent.

•

While the shareowner proposal indicates that the Management Development and Compensation Committee plays a major role with respect to evaluating the performance of the Chairman and the CEO, this Committee is also comprised entirely of independent directors and would play a similar role regardless of whether the Chairman was independent.

Moreover, in contrast to the assertions set forth in the shareowner proposal, the duties of the Lead Director as summarized above are generally exclusive to the Lead Director and not held by any other director (including the Chairman).

In addition, the duties of the Chairman are circumscribed in scope and are subject to the ultimate authority of our Board of Directors under our governing documents. While our Corporate Guidelines provide that the Chairman has the authority to call, and establish the agenda for, each Board meeting, this right is “in consultation with and subject to the authority of the Lead Director.” Moreover, our Bylaws only stipulate that the Chairman is to preside at all meetings of our shareowners and Board of Directors (which would not include meetings held in executive session), and provides that the Chairman will have such other powers and duties that our entire Board specifies from time to time. While the shareowner proposal suggests the role of the Chairman is more robust than that of the Chairman, the reality is that our governance structure generally enables our Board to determine the extent of power and responsibilities of the Board Chair.

We have many other strong corporate governance practices and mechanisms to ensure accountability, which further renders a fixed policy requiring separation of our Chairman and CEO positions unwarranted.

The Company has a demonstrated commitment to best practices in corporate governance and accountability to our shareowners, which renders a fixed policy requiring a separation of the roles of Chairman and CEO unwarranted. In addition to the factors noted above, these practices include the following:

•	the annual election of all directors;

•	annual evaluation regarding the separation of the Chairman and CEO roles by the Board;

•	a majority vote requirement in director elections, with an associated director resignation policy;

•	proxy access;

•	an active shareowner engagement program, which allows us to better understand our shareowners’ priorities, perspectives and concerns;

•	shareowner right to act by written consent; and

•	shareowner right to call a special meeting.

In addition, our directors, including the Chairman, are bound by fiduciary duties under the law to act in a manner that they believe to be in the best interests of the Company and its shareowners. Requiring that the Chairman not be the CEO would not serve to augment or diminish the fiduciary duties of any director or officer of the Company, and the Board does not believe that a requirement to split the roles would enhance the Board’s independence or performance.

Moreover, while we are cognizant that there are differing views and philosophies regarding the optimal leadership structure, there continues to be diversity of practice in relation to the leadership structure utilized by U.S. public companies. This diversity of practice further supports our view that boards of public companies, as a matter of practice, implement different leadership models based on the circumstances impacting their company at any particular time. For example, according to the 2022 U.S. Spencer Stuart Board Index, only 36% of boards of S&P 500 companies have

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Item 5: Shareowner Proposal to Concerning an Independent Board Chair

independent board chairs (a slight decrease compared to 37% according to the 2021 U.S. Spencer Stuart Board Index), and 43% of board chairs of S&P 500 companies are also the current CEOs (a slight increase compared to 41% according to the 2021 U.S. Spencer Stuart Board Index). We also note that a similar shareowner proposal requesting the separation of the roles of Chairman and CEO was voted on at our 2022 shareowners meeting, which proposal received significantly more votes against than votes in favor, and was not approved by our shareowners.

In summary, given the factors noted above, the Board does not believe that a fixed policy requiring the separation of our CEO and Chair positions is in the best interests of our shareowners. Rather, the Board believes that our shareowners’ interests are best served when directors have the flexibility to determine the optimal leadership structure, recognizing that no single leadership model is appropriate in all circumstances.

For these reasons, we recommend that you vote AGAINST this proposal.

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Item 6: Shareowner Proposal for Report on Operations in China

Item 6: Shareowner Proposal for Report on Operations in China

We expect the following shareowner proposal to be presented at the annual meeting by Steve Milloy, 12309 Briarbush Ln., Potomac, MD 20854. Upon request, we will promptly provide any shareowner with the number of shares held by the shareowner making this proposal. The Company is not responsible for the contents of this shareowner proposal or any supporting statement.

The shareowner proposal will be approved if a majority of a quorum at the annual meeting is voted “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have the same effect as votes against this shareowner proposal because they are considered votes present for purposes of a quorum on the vote. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will cause your shares to be considered “broker non-votes” not entitled to vote with respect to Item 6. Broker non-votes will have the same effect as votes against this proposal because they are considered votes present for purposes of a quorum on the vote.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.	AGAINST

Item 6: Shareowner Proposal for Report on Operations in China

Communist China Audit

Resolved:

Shareholders request that, beginning in 2023, International Paper report to shareholders on the general nature and extent to which corporate operations involve or depend on Communist China, which is a serial human rights violator and a geopolitical threat and adversary to the US. The report should exclude confidential business information but provide shareholders with a basic sense of International Paper’s reliance on activities conducted within, and under control of the Communist Chinese government.

Supporting Statement:

American companies doing business in Communist China is a controversial public policy issue. See, e.g., “Doing business in China is difficult. A clash over human rights is making it harder,” April 2, 2021, https://www.cnn.com/2021/04/02/business/nike-china-western-business-intl-hnk/index.html.

Communist China is a well-known serial violator of human and political rights.

Communist China may also possibly become a hostile adversary of the US for a variety of reasons, including:

—	Communist China intends to displace the US as the lone global superpower by 2049.
—	The US has committed to defending Taiwan, which Communist China may attempt to seize by force.
—

US-China relations are tense over a number of issues including Communist China’s military expansion, egregious human rights violations, actions related to the COVID pandemic, intellectual property theft, elimination of political freedom in Hong Kong, and environmental pollution.

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Item 6: Shareowner Proposal for Report on Operations in China

Communist China has also publicly indicated that it would use its industrial capabilities for strategic purposes against adversaries. Communist China has already taken action against Australia, for example, for COVID-related criticism.

International Paper operates in Communist China and admits (albeit without meaningful description or quantification) that “disruption in existing trade agreements or increased trade friction between [the U.S. and China] could have a negative effect on our business and results of operations by restricting the free flow of goods and services across borders.”

Given the controversial, if not dangerous nature of doing business in China, shareholders have the right to know the general nature and extent to which International Paper’s business operations are involved with or depend on Communist China.

Position of Your Company’s Board of Directors

The Board has carefully considered this proposal and believes that its adoption would not be in the best interests of the Company or our shareowners in light of our robust disclosure framework, comprehensive risk management program, health and safety practices, commitment to ethical practices and the other considerations discussed below.

The Board believes that the requested report requiring the Company to disclose the nature and extent to which its corporate operations involve or depend on China would not provide additional value to the Company’s shareowners. As a reporting company under the Securities Exchange Act of 1934, the Company is already subject to comprehensive and ongoing business-related reporting disclosure requirements that require the Company to inform its shareowners about its operations in China to the extent they are material. Additionally, we believe the Company’s robust enterprise risk management program is the most effective way to mitigate operational risk. Lastly, the Company’s respect for human rights is integral to its culture.

The Company has limited operations in China which are not material to the Company as a whole and already reports under a comprehensive and uniform disclosure framework.

A foundational principle of U.S. securities laws is that public companies have an obligation to publicly disclose information that is material to investors in making informed investment decisions. For example, public companies are required to disclose a broad range of information regarding their operations, including a description of their business and discussion of material risk factors, in accordance with rules and regulations of the Securities and Exchange Commission (the “SEC”). To the extent that the Company considers its operations in China to be material or to raise material risks, the Company would be required to make disclosures about its operations in China and the associated risks in its filings with the SEC. The Company currently provides only limited information with respect to its operations in China and any associated risks thereto because this information is not material to the Company as a whole. For example, we currently have 93 employees in China, all of whom are in sales and related support functions. That is compared to approximately 39,000 employees worldwide. The Company does not operate any mills or plants in China and has no operations outside the aforementioned sales force. We believe the highly regulated framework under which the Company already reports with respect to all its operations, including China, is more robust, uniform and reliable than the shareholder proponent’s imprecise request for disclosure of the “general nature and extent” of our operations in China only (without any reference to materiality or other standard). We believe supplementing our existing disclosure with the requested report would expend time and resources at the expense of other priorities, without providing additional information relevant to our shareholders.

The Company’s robust enterprise risk management program is the most effective way to mitigate operational risk.

The Company has a formalized enterprise risk management program in place that is overseen by the Board and that covers strategic, operational, financial, compliance, legal and information technology/cyber risks. The Board and its committees work with senior managers to address the oversight and management of areas of material risk. In this regard, the Company utilizes the Enterprise Risk Management Council, which is comprised of members of the Senior Leadership Team, to identify and manage material risks at a management level and to report to the Board on areas of risk and risk

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Item 6: Shareowner Proposal for Report on Operations in China

management. Moreover, the Board and the committees of the Board oversee various areas of risk as outlined in this proxy statement. For example, the Audit and Finance Committee oversees the integrity of the Company’s financial statements and other disclosures, as well as risks related to information security and cybersecurity. Also, the Public Policy and Environment Committee oversees risks related to the environment, health and safety. The Board believes that this existing enterprise risk management program is the most effective way to assess and mitigate the risks identified in the proposal, and that the report requested in the proposal is unnecessary, vague and a waste of corporate resources, in light of this risk management framework.

The Company’s respect for human rights is integral to its culture.

Our core values, which are deeply engrained in our culture, are safety, ethics and stewardship. The Company’s commitment to human rights is embodied in our Code of Ethics, the IP Way and corporate policies. As illustrated by our Human Rights Statement, we are committed to protecting and advancing human rights globally. The Company does not tolerate child labor, forced labor, physical punishment or abuse. The Company recognizes lawful employee rights of free association and collective bargaining and strives to comply with employment laws of every country in which we operate. We expect that those with whom we do business do the same. We are committed to providing a safe and healthy work environment and thus operate our facilities in compliance with applicable health and safety regulations and laws, and our own standards, which may be more stringent than what is required by applicable law.

Additionally, the Company seeks to do business with suppliers who demonstrate that highest standards of ethical business conduct, and takes steps to assure that our key suppliers understand our expectations. We regularly train our employees in the standards of behavior, policies and procedures that set forth the manner in which we conduct business. Further, we have been included in FORTUNE Magazine’s World’s Most Admired Companies for 19 years and Ethisphere Institute’s World’s Most Ethical Companies for 16 consecutive years. As such, the report requested in this proposal is unnecessary and not in the best interest of our shareowners in light of this framework and focus on safety, ethics and stewardship.

In summary, given the factors noted above, the Board does not believe that a report on the general nature and extent to which corporate operations involve or depend on China is in the best interests of our shareowners. Rather, the Board believes that our shareowners interests are best served by our current reporting frameworks and practices, our robust risk management policies, and our highly regarded ethical and health and safety practices.

For these reasons, we unanimously recommend that you vote AGAINST this proposal.

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Information About the Annual Meeting

Date and Time Monday, May 8, 2023, at 11:00 a.m. CDT Place International Paper Company Headquarters Tower IV 1740 International Drive Memphis, Tennessee 38197

Your vote is important

Vote on the Internet

To vote via the Internet, follow the instructions for accessing the website on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or your proxy card.

Vote by telephone

To vote by telephone, you may do so toll-free by following the instructions on the Notice of Internet Availability or proxy card provided to you. You will need to have the 16-digit control number printed on the Notice of Internet Availability or proxy card.

Vote by mail

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope that was included with the proxy card.

Items of Business	Board Recommendation

ITEM 1	Elect the 11 nominees named in this proxy statement as directors for a one-year term.	FOR

ITEM 2	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2023.	FOR

ITEM 3	Vote on a non-binding resolution to approve the compensation of our named executive officers, as disclosed under the heading “Compensation Discussion & Analysis.”	FOR

ITEM 4	Non-binding Vote on the Frequency with which Shareowners will Vote to Approve the Compensation of our Named Executive Officers.	ANNUAL

ITEM 5	Vote on a shareowner proposal concerning an independent board chair, if properly presented at the meeting.	AGAINST

ITEM 6	Vote on a shareowner proposal concerning a report on operations in China, if properly presented at the meeting.	AGAINST

Shareowners of record of International Paper common stock at the close of business on March 9, 2023, the record date, or their duly authorized proxy holders, are entitled to vote on each matter submitted to a vote at the 2023 annual meeting and at any adjournment or postponement of the annual meeting.

There were 349,365,733 common shares outstanding on March 9, 2023. Each common share is entitled to one vote on each matter to be voted on at the 2023 annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting to Be Held on May 8, 2023:

The following materials are available for viewing and printing at materials. proxyvote.com/460146:

•	The Notice of Annual Meeting of Shareowners to be held on May 8, 2023;

•	International Paper’s 2023 Proxy Statement; and

•	International Paper’s 2022 Annual Report.

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Information About the Annual Meeting

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to the Corporate Secretary at the address on page 113 of this proxy statement. We will also make the list available at the annual meeting.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that we have enough votes to hold the meeting. You will still be able to attend the 2023 annual meeting, and you have the right to revoke your proxy and change your vote before the meeting if you wish to.

A Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) or the proxy statement, proxy card and annual report are first being sent to shareowners on or about
March 28, 2023.

How do I attend the annual meeting?

All shareowners of record and holders of shares in street name as of the record date, March 9, 2023, or their duly authorized proxy holders, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on the Notice of Internet Availability or proxy card or via the Internet (www.proxyvote.com) to tell us you plan to attend. Shareowners must bring proof of ownership and a valid photo identification in order to be admitted to the meeting.

If you hold your shares in street name and you decide to attend, you must bring to the annual meeting a copy of your bank or brokerage statement evidencing your ownership of International Paper common stock as of the record date.

Why am I receiving these proxy materials?

We have made these materials available to you or delivered paper copies to you by mail because you are an International Paper shareowner of record as of March 9, 2023, and International Paper’s Board of Directors is soliciting your proxy to vote your shares at the 2023 annual meeting of shareowners. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. By submitting your proxy (either by voting electronically on the Internet or by telephone or by signing and returning a proxy card), you authorize three International Paper executive officers (Mark S. Sutton, Chairman and Chief Executive Officer; Timothy S. Nicholls, Senior Vice President and Chief Financial Officer; and Joseph R. Saab, Senior Vice President, General Counsel and Corporate Secretary) to represent you and vote your shares at the meeting in accordance with your instructions. They also may vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

What is included in the proxy materials?

The proxy materials for our 2023 annual meeting of shareowners include the Notice of Annual Meeting of Shareowners (the “Annual Meeting Notice”), this proxy statement (the “Proxy Statement”) and International Paper’s Annual Report (the “Annual Report”). If you receive a paper copy of the proxy materials, a proxy card or voting instruction form and pre-paid return envelope are also included. The Annual Meeting Notice (which is included in the Proxy Statement), Proxy Statement and Annual Report are being made available for viewing and printing at materials.proxyvote.com/460146 and are being mailed, along with the accompanying proxy card or voting instruction form, to applicable shareowners beginning on or about March 28, 2023.

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Information About the Annual Meeting

Why did I receive a Notice of the Internet Availability of Proxy Materials instead of a full set of proxy materials?

We are furnishing proxy materials to our shareowners primarily through notice-and-access delivery pursuant to SEC rules. As a result, beginning on or about March 28, 2023, we are mailing to many of our shareowners a Notice of the Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access the proxy materials on the Internet. Shareowners who have affirmatively requested electronic delivery of our proxy materials will receive instructions via email regarding how to access these materials electronically. Shareowners who have previously requested to receive a paper copy of the materials will receive a full paper set of the proxy materials by mail. Using the notice-and-access method of proxy delivery expedites receipt of proxy materials by our shareowners and reduces the cost of producing and mailing the full set of proxy materials. If you receive a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote on the Internet. If you would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the Notice of Internet Availability for making this request.

How many votes must be present to hold the annual meeting?

Holders of International Paper common stock, present in person or represented by proxy, representing one-third of the number of votes entitled to be cast upon any proposal to be considered at the meeting (at least 116,455,245 votes) are required to hold the 2023 annual meeting. If you properly vote on any proposal, your shares will be included in the number of shares to establish a quorum for the annual meeting. Shares held of record and represented by proxy cards marked “abstain,” or returned without voting instructions, will be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied. In addition, if you hold shares through a bank or brokerage account and do not provide voting instructions to your bank or brokerage firm, your shares will also be counted as present for the purpose of determining whether the quorum for the annual meeting is satisfied, provided that your bank or brokerage firm votes your shares for Item 2 utilizing its discretionary authority, even if such failure to provide instructions results in broker non-votes for other voting items.

We urge you to vote by proxy even if you plan to attend the meeting. That will help us know as soon as possible that we have enough votes to hold the meeting. Returning your proxy will not affect your right to revoke your proxy or to attend the 2023 annual meeting.

How do I vote my shares?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote in advance of the meeting on the Internet at www.proxyvote.com, by telephone or by mail using a written proxy card. You may also request a written proxy card by following the instructions included on the Notice of Internet Availability that you received.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you have the right to direct your bank or broker how to vote your shares. If you hold your shares in street name and receive a voting instruction form, please follow the instructions provided by your bank or broker to vote. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal.

In addition, if you are a holder of record, you may vote at the meeting in person or by proxy. If you hold your shares in street name and wish to vote in person at the annual meeting, you must obtain and bring a power of attorney or proxy from your broker, bank or other holder of record authorizing you to vote.

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Information About the Annual Meeting

If I hold shares in the International Paper Company Savings Plan, how do I vote my shares?

If you hold shares in the International Paper Company Savings Plan, you may instruct the trustee, State Street Bank and Trust Company, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card that you received in the mail or by providing voting instructions on the Internet or by telephone as directed on the Notice of Internet Availability or proxy/voting instruction card that you received. If you do not return the proxy/voting instruction card or provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I change or revoke my vote or proxy?

Yes, you may change your vote or revoke your proxy at any time at or before the annual meeting. If you are a holder of record, you may change your vote or revoke your proxy through any of the following means:

•

by casting a new vote by telephone or on the Internet prior to the annual meeting, or by properly completing and signing another proxy card with a later date and returning the proxy card prior to the annual meeting;

•	giving written revocation to our Corporate Secretary prior to the annual meeting either by mail to the address on page 113 of this proxy statement, or at the meeting; or

•	voting in person at the annual meeting.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record prior to the annual meeting.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you are a holder of record and you return a signed proxy card without indicating your vote, your shares will be voted as follows:

•	for the Company’s proposal to elect the 11 nominees named in this proxy statement to the Company’s Board of Directors in Item 1;

•	for the Company’s proposal to ratify the appointment of the Company’s independent auditor for 2023 in Item 2;

•	for the Company’s proposal to approve the compensation of our named executive officers in Item 3;

•	for the option of an annual vote as to the frequency which our shareowners are provided future advisory votes on the compensation of our named executive officers in Item 4;

•	against the shareowner proposal concerning an independent Board chair in Item 5; and

•	against the shareowner proposal concerning a report on our operations in China in Item 6.

If you are a holder of record and you do not return a proxy card or vote at the annual meeting, your shares will not be voted and will not count toward the quorum requirement to hold the annual meeting.

If your shares are held in street name and you do not give your bank or broker instructions on how to vote, your shares will still be counted toward the quorum requirement for the annual meeting provided that your bank or broker votes your shares utilizing its discretionary authority for Item 2 as noted below. The failure to instruct your bank or broker how to vote will have one of three effects on the proposals for consideration at the annual meeting, depending upon the type of

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Information About the Annual Meeting

proposal. For all voting items, other than Item 2 to ratify our independent auditor for 2023, absent instructions from you, the bank or broker may not vote your shares at all and your shares will be considered broker non-votes. For Item 2, however, the broker may vote your shares at its discretion. For Item 1 and 4, a broker non-vote will have no effect on the outcome of the proposal. For Items 3, 5, and 6 a broker non-vote will have the same effect as a vote against the proposal.

If you hold shares in the International Paper Company Savings Plan and you do not provide voting instructions, the trustee will vote your shares at its discretion.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees, unless in accordance with law.

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Guidelines state that directors are expected to attend our annual meeting.

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person, without compensation. We have hired Alliance Advisors, LLC to solicit proxies for an estimated fee of approximately $30,000, plus expenses.

What is householding?

We have adopted “householding,” a procedure by which shareowners of record who have the same address and last name and do not participate in electronic delivery will receive only one copy of the Notice of Internet Availability or the proxy materials unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability or the proxy materials to a shareowner at a shared address to which a single copy of the documents was delivered. To request separate copies of the Notice of Internet Availability or the proxy materials, either now or in the future, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (866) 540-7095. You may also submit your request on our website, www.internationalpaper.com, under the “Contact Us” link.

How do I change future proxy delivery options?

If you hold your shares in street name and wish to receive separate copies of future Notices of Internet Availability or sets of proxy materials or if you currently receive multiple copies of the Notice of Internet Availability or multiple sets of proxy materials, and would like to receive a single copy or set, please send your written request to:

Broadridge Financial Solutions, Inc.

Householding Dept. 51

Mercedes Way

Edgewood, NY 11717

or call 1-866-540-7095

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‘

Information About the Annual Meeting

What is the deadline for consideration of Rule 14a-8 shareowner proposals for the 2024 Annual Meeting of Shareowners?

A shareowner who wishes to submit a shareowner proposal to be included in our proxy statement for the 2024 Annual Meeting of Shareowners must send the proposal to the Corporate Secretary at the address above. We must receive the proposal in writing on or before November 28, 2023, and the proposal must comply with SEC rules, including Rule 14a-8.

Can I nominate a director in connection with the 2024 Annual Meeting of Shareowners?

Yes. If you would like to make any director nomination you must submit such nomination in accordance with the advance notice provisions set forth in our By-Laws. (Any such nomination must be received by our Corporate Secretary no earlier than January 9, 2024, and no later February 8, 2024 (assuming we do not change the date of our 2024 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2023 annual meeting), and must otherwise include the information required by our By-Laws in connection with any such nomination (including with respect to both the shareholder proponent and the nominee) and otherwise comply with our By-Laws. In addition to satisfying the foregoing requirements under our By-laws, to comply with the universal proxy rules, shareowners who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth the information required by Rule 14a-19(b) under the Exchange Act no later than March 9, 2024 (60 days before the first anniversary of the 2023 Annual Meeting of Shareowners).

In addition, you have the ability to include a director nominee in the Company’s proxy statement for its 2024 annual meeting under certain conditions as noted below under “Is there a way for shareowners to include their director nominees in the Company’s proxy statement?”

Is there a way for shareowners to include their director nominees in the Company’s proxy statement?

Yes. In 2016, the Company proactively amended its By-Laws to allow “proxy access” as many of our shareowners consider proxy access a fundamental right. The proxy access By-Law permits a shareowner, or a group of up to 20 shareowners, owning 3 percent or more of the Company’s outstanding common stock continuously for three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 20 percent of the Board (whichever is greater), if these shareowners and nominees meet the additional requirements set forth in the By-Laws. If a shareowner(s) wishes to include a director nominee(s) in the Company’s proxy materials, we must receive the notice to nominate the director(s) using the Company’s proxy materials no earlier than October 30, 2023, and no later than November 29, 2023. The notice must contain the information required by our By-Laws, and the shareowner(s) and nominee(s) must comply with the additional requirements in our By-Laws.

Can I raise other business at the 2024 Annual Shareowner Meeting?

Yes. If you would like to raise any business (other than director nominations) that is not already the subject of a proposal submitted for inclusion in our proxy statement for the 2024 annual meeting pursuant to Rule 14a-8 under the Exchange Act, you may raise such business in accordance with the advance notice provisions set forth in our By-Laws. Any such notice must be received by our Corporate Secretary no earlier than January 9, 2024, and no later February 8, 2024 (assuming we do not change the date of our 2024 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2023 annual meeting), and must otherwise include the information required by our By-Laws in connection with the proposal of any such business and must otherwise comply with our By-Laws.

112 \	International Paper 2023 Proxy Statement

Information About the Annual Meeting

Our By-Laws are available at www.internationalpaper.com, under the “Investors” tab at the top of the page followed by the “Governance” link and then the “Governance Documents” link. A paper copy is available at no cost by written request to the Corporate Secretary.

Communicating with the Board

Shareowners or other interested parties may communicate with our entire Board, the Chairman, the independent directors as a group, the Lead Director, or any one of the directors by writing to Mr. Joseph R. Saab, Senior Vice President, General Counsel, and Corporate Secretary, at the address set forth below. Mr. Saab will forward all communications relating to International Paper’s interests, other than business solicitations, advertisements, job inquiries or similar communications, directly to the appropriate director(s).

In addition, as described in detail under “Corporate Governance – Commitment to Sound Governance and Ethical Conduct” our Global Ethics and Compliance office has a HelpLine that is available 24 hours a day, seven days a week, to receive calls, emails, and letters to report a concern or complaint, anonymous or otherwise.

Direct all Board correspondence to:

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

www.internationalpaper.com	/ 113

Appendix A—Reconciliations of Non-GAAP Measures

Appendix A—Reconciliations of Non-GAAP Measures

The tables below present reconciliations of the non-GAAP financial measures presented in this proxy statement to the most directly comparable previously reported measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). For additional information regarding the special items included in the calculation of Adjusted EBITDA as set forth below, see page 31 of our annual report on Form 10-K for our fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission on February 17, 2023. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper. Management believes certain non-U.S. GAAP financial measures, when used in conjunction with information presented in accordance with U.S. GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial results. Management also uses these non-U.S. GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.

In millions, at December 31	2022
Calculation of Adjusted EBITDA
Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings	$1,511
Interest Expense, Net	325
Special items, Net	175
Non-operating pension expense (income)	(192)
EBIT before Special Items	1,819
Depreciation, amortization and cost of timber harvested	1,040
Adjusted EBITDA from Continuing Operations	$2,859
Adjusted EBITDA from Discontinued Operations	$—
Adjusted EBITDA	$2,859
Annualized Net Sales Including Discontinued Operations	$21,161
Adjusted EBITDA Margin	13.5%

Adjusted EBITDA is a non-GAAP financial measure presented as a supplemental measure of our performance and the most directly comparable GAAP measure is Earnings (Loss) from Continuing Operations Before Income Taxes and Equity Earnings. The Company believes Adjusted EBITDA provides additional meaningful information in evaluating the Company’s performance over time, including to assess the Company’s consolidated results of operations and operational performance and compare the Company’s results of operations between periods. However, in evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

A-1 \	International Paper 2023 Proxy Statement

Appendix A—Reconciliations of Non-GAAP Measures

In millions, at December 31	2022
Calculation of Free Cash Flow
Cash provided by operations	$2,174
(Less)/Add:
Cash invested in capital projects, net of insurance recoveries	$(931)
Free Cash Flow	$1,243

Free cash flow is a non-GAAP financial measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

At December 31	2022
Calculation of Adjusted Operating Earnings per Share
Diluted Earnings per Common Share as Reported	$4.10
Less: Discontinued Operations, Net of Taxes (Gain) Loss	0.64
Continuing Operations	4.74
Add: Non-Operating Pension Expense (Income)	(0.52)
Add: Net Special Items Expense (Income)	0.63
Income Tax Effect Per Share—Non Operating Pension and net special items expense	(1.67)
Adjusted Operating Earnings per Share	$3.18

Adjusted operating earnings per share is a non-GAAP financial measure and the most directly comparable GAAP measure is net earnings attributable to International Paper. The Company defines and calculates adjusted operating earnings per share by excluding the after-tax effect of discontinued operations, non-operating pension expense and items considered by management to be unusual (net special items) from the earnings reported under GAAP. Management believes that adjusted operating earnings per share is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results.

In millions, at December 31	2022
Reconciliation of Adjusted Operating Earnings Before Net Interest Expense to Net Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$1,511
Add back: Net Interest Expense	325
Add back: Net Special Items Before Taxes	175
Add back: Non-Operating Pension Expense (Income) Before Taxes	(192)
Adjusted Operating Earnings Before Net Interest Expense, Income Taxes and Equity Earnings	1,819
Add back: Graphic Packaging Equity Earnings Before Taxes	0
Adjusted Operating Earnings Before Net Interest Expense, Income Taxes and Other Equity Earnings	1,819
Tax Rate	24.4%
Adjusted Operating Earnings Before Net Interest Expense and Equity Earnings	1,375
Equity Earnings Other than Graphic Packaging, Net of Taxes	(6)
Adjusted Operating Earnings Before Net Interest Expense from Continuing Operations	$1,369
Adjusted Operated Earnings Before Net Interest Expense from Discontinued Operations*	296
Total Adjusted Operating Earnings Before Net Interest Expense	$1,665

*	Includes equity earnings from our Ilim joint venture and excludes a charge of $533 million for the impairment of our investment in Ilim.

www.internationalpaper.com	/ A-2

Appendix A—Reconciliations of Non-GAAP Measures

Adjusted Operating Earnings Before Net Interest Expense, the most directly comparable GAAP measure to which is Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings. The Company calculates Adjusted Operating Earnings Before Net Interest Expense by excluding net interest expense, the after-tax effect of non-operating pension expense and items considered by management to be unusual (net special items) from the earnings reported under GAAP. Management uses this measure to focus on on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

The Company considers adjusted return on invested capital (“Adjusted ROIC”), a non-GAAP financial measure, to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we use the capital invested in our business. The Company defines and calculates Adjusted ROIC using in the numerator Adjusted Operation Earnings Before Net Interest Expense, which is a non-GAAP financial measure as noted above.

Adjusted ROIC = Adjusted Operating Earnings Before Net Interest Expense / Average Invested Capital

Average Invested Capital = Equity (adjusted to remove pension-related amounts in OCI, net of tax) + interest-bearing debt

In millions, at December 31	2022
Calculation of Non-Strategic Capital Spending
Cash invested in capital projects, net of insurance recoveries	$931
(Less)/Add:
Strategic capital spending	(231)
Non-Strategic Capital Spending	$700

In millions, at December 31	2022
Calculation of Change in Operating Working Capital for Cash Conversion
Trade accounts and notes receivable at December 31, 2021	$3,027
Contract assets at December 31, 2021	378
Inventories at December 31, 2021	1,814
Trade accounts payable at December 31, 2021	(1,860)
Operating working capital at December 31, 2021	3,359
Trade accounts and notes receivable at December 31, 2022	3,064
Contract assets at December 31, 2022	481
Inventories at December 31, 2022	1,942
Trade accounts payable at December 31, 2022	(2,018)
Operating working capital at December 31, 2022	3,469
Change in operating working capital	(110)
Corporate operating working capital and other adjustments	(105)
Change in Operating Working Capital for Cash Conversion	$(215)

The Company considers Cash Conversion, a non-GAAP financial measure, to be a meaningful indicator of our operating performance, and we evaluate this metric because it measures how effectively and efficiently we generate cash from normal business operations after non-strategic capital spending. The Company defines and calculates Cash Conversion using in the numerator Adjusted EBITDA (as defined above) less Non-Strategic Capital Spending plus/minus changes in Operating Working Capital for Cash Conversion. The Company calculates Non-Strategic Capital Spending by excluding spending from projects intended to improve market position or customer service/ satisfaction, but including volume increases and performance or quality improvements from the Invested in Capital Projects amount on the Consolidated Cash Flow Statement reported under GAAP. Operating Working Capital for Cash Conversion is defined and calculated as Trade Accounts and Notes Receivable plus Contract Assets plus Inventories less Trade Accounts Payable as reported on

A-3 \	International Paper 2023 Proxy Statement

Appendix A—Reconciliations of Non-GAAP Measures

the Consolidated Balance Sheet under GAAP, excluding Corporate Operating Working Capital and other adjustments. Non-Strategic Capital Spending and changes in Operating Capital may be adjusted, in the Committee’s discretion, for any impact of acquisitions, divestitures and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. Management uses this measure to focus on on-going operations and believes it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

Cash Conversion = Adjusted EBITDA – Non-Strategic Capital Spending +/- Changes in Operating Working Capital / Adjusted EBITDA

www.internationalpaper.com	/ A-4

©2023 International Paper Company. All rights reserved. The International Paper logo is a trademark of International Paper Company or its affiliates.

From Fortune © 2023. Fortune Media IP Limited All rights reserved. FORTUNE is a registered trademark of Fortune Media IP Limited and is used under license. Fortune and Fortune Media IP Limited are not affiliated with, and do not endorse products or services of, International Paper Company. "World's Most Ethical Companies" and "Ethisphere" names and marks are registered trademarks of Ethisphere LLC. FTSE Russell (the trading name of FTSE International Limited and Frank Russell Company) confirms that International Paper has been independently assessed according to the FTSE4Good criteria, and has satisfied the requirements to become a constituent of the FTSE4Good Index Series. Created by the global index provider FTSE Russell, the FTSE4Good Index Series is designed to measure the performance of companies demonstrating strong Environmental, Social and Governance (ESG) practices. The FTSE4Good indices are used by a wide variety of market participants to create and assess responsible investment funds and other products. All product names, logos and brands are property of their respective owners.

International Paper

internationalpaper.com

FSC www.fsc.org FSC® C014786 The mark of responsible forestry

PEFC

SUSTAINABLE FORESTRY INITIATIVE

INTERNATIONAL PAPER COMPANY C/O COMPUTERSHARE P.O. BOX 43004 PROVIDENCE, RI 02940-3004	VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT May 7, 2023, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2023. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT May 7, 2023, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. EDT May 3, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 7, 2023. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 3, 2023.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 8, 2023, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone. If you wish to attend the annual meeting and vote the shares in person, please see “How do I attend the annual meeting?” in the proxy statement. Shareholders must bring proof of ownership and valid photo identification in order to be admitted to the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00612-P83814                         KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY
The Board of Directors recommends a vote “FOR” each of the nominees listed under Item 1.

Item 1 — Election of Directors (one-year term)

Nominees:		For	Against	Abstain

1a.	Christopher M. Connor	☐	☐	☐

1b.	Ahmet C. Dorduncu	☐	☐	☐

1c.	Ilene S. Gordon	☐	☐	☐

1d.	Anders Gustafsson	☐	☐	☐

1e.	Jacqueline C. Hinman	☐	☐	☐

1f.	Clinton A. Lewis, Jr.	☐	☐	☐

1g.	Donald G. (DG) Macpherson	☐	☐	☐

1h.	Kathryn D. Sullivan	☐	☐	☐

1i.	Mark S. Sutton	☐	☐	☐

1j.	Anton V. Vincent	☐	☐	☐

1k.	Ray G. Young	☐	☐	☐

The Board of Directors recommends a vote “FOR” Items 2 & 3.				For	Against	Abstain

Item 2	—	Ratification of Deloitte & Touche LLP as the Company’s Independent Auditor for 2023		☐	☐	☐

Item 3	—	A Non-Binding Resolution to Approve the Compensation of the Company’s Named Executive Officers		☐	☐	☐

The Board of Directors recommends a vote “1 YEAR” on
Items 4.			1 Year	2 Years	3 Years	Abstain
Item 4	—	A Non-Binding Vote on the Frequency with which Shareowners Will Vote to Approve the Compensation of the Company’s Named Executive Officers	☐	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Items 5 & 6.				For	Against	Abstain

Item 5	—	Shareowner Proposal Concerning an Independent Board Chair		☐	☐	☐

Item 6	—	Shareowner Proposal Concerning a Report on Operations in China		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1, FOR the Proposals in Items 2 and 3, 1 YEAR on Proposal in Item 4 and AGAINST the Proposals in Items 5 and 6. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

				Yes	No

Please indicate if you plan to attend this Meeting.				☐	☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Shareowner Meeting

to be held on May 8, 2023:

The Notice and Proxy Statement and the Annual Report are available at www.proxyvote.com

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V00613-P83814

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 8, 2023

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON MAY 8, 2023, AT 11 A.M. CDT AT THE INTERNATIONAL PAPER COMPANY HEADQUARTERS, TOWER IV, LOCATED AT 1740 INTERNATIONAL DRIVE IN MEMPHIS, TENNESSEE 38197, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing Mark S. Sutton, Tim S. Nicholls and Joseph R. Saab, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 8, 2023, and any adjournment or postponement thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, FOR Items 2 and 3,

1 YEAR on Item 4 and AGAINST Items 5 and 6. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing the Trustee to vote the shares of common stock in accordance with your voting instructions. The Company has authorized Broadridge as the agent to tabulate the votes under each of the plans. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2023, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. EDT May 3, 2023.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.